                                            FILED PURSUANT TO RULE NO. 424(b)(4)
                                            REGISTRATION NO. 333-78431


                                7,000,000 Shares

                                Allscripts, Inc.

                                  Common Stock

                                ----------------

    This is an initial public offering of shares of common stock of Allscripts, Inc. All of the 7,000,000 shares of common stock are being sold by Allscripts.

    Prior to this offering, there has been no public market for Allscripts' common stock. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "MDRX".

    See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                                ----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

                                                         Per Share    Total
                                                         --------- ------------
   Initial public offering price........................  $16.00   $112,000,000
   Underwriting discount................................  $ 1.12   $  7,840,000
   Proceeds, before expenses, to Allscripts.............  $14.88   $104,160,000

    The underwriters may, subject to the terms of the underwriting agreement, purchase up to an additional 1,050,000 shares from Allscripts at the initial public offering price less the underwriting discount.

                                ----------------

    The underwriters expect to deliver the shares in New York, New York on July 28, 1999.

Goldman, Sachs & Co.

                Bear, Stearns & Co. Inc.

                                 CIBC World Markets

                                                        Wit Capital Corporation

                                 ----------------

                        Prospectus dated July 23, 1999.

                                ALLSCRIPTS(TM)
                             MANAGEMENT SOLUTIONS


                       Connectivity @ The Point of Care


Pharmacy                                           Managed Care

[Photo of patient                                 [Photo of patient
 consulting with                                   consulting with
 pharmacist]                                       physician]


Pharmacy Benefits                                 Managed Care Benefits

> Valuable Electronic                             > Control Medication Costs
  Information                                       . Increase Formulary
  . e-Refill                                          Compliance
  . e-Messaging                                     . Drug Utilization Review
> Decreased Costs                                 > Managing Care
  . Reduced Prescription Errors                     . Treatment Protocols
                                                    . Increased Patient
                                                      Compliance


                     Physician

                    [Photo of physician using TouchScript]

                     Using Allscripts


                     Physician Benefits

                     > 3Touch(TM) Speed & Simplicity
                     > Increased Revenue
                     > Increased Patient Satisfaction
                     > Time Savings from e-Scripts
                     > Internet Gateway
                     > Better Management of Financial Risk
                     > Fewer Phone Calls & Disruptions


Patient Benefits                                     Pharmaceutical
                                                     Manufacturer Benefits

> Convenience                                        > Internet Gateway
> Confidentiality                                      to Physicians
> Compliance Programs                                > Improved Marketing
> Decreased                                            . Physician Profiling
  Medication Errors                                    . e-Detailing
                                                     > Link Clinical and
                                                       Rx Information


Patient                                            Pharmaceutical

[Photo of patient                                 [Photo of machine
 receiving prepackaged                             repackaging medications]
 medication]
                                                   Manufacturer

                               PROSPECTUS SUMMARY

   This is a summary and does not contain all the information that may be important to you. You should read the more detailed information included in this prospectus. All information in this prospectus gives effect to a one-for-six reverse split of our common stock effected on June 28, 1999. Except as otherwise noted, the information contained in this prospectus assumes:

  . the underwriters will not exercise the over-allotment option, and no other person will exercise any other outstanding option or warrant;

  . we will reincorporate in the state of Delaware upon the closing of this offering, which will result in, among other things, our adoption of a new Certificate of Incorporation and By-laws; and

  . all outstanding shares of our Series A, B, C, D, F and G preferred stock will convert into a total of 2,977,483 shares of common stock upon the closing of this offering.

                                Allscripts, Inc.

   We provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Our technology-based approach focuses on the point of care, where the prescription originates, and creates an electronic dialogue between physicians and other participants in the healthcare delivery process, including patients, pharmacies, managed care organizations and pharmaceutical manufacturers. We believe physicians find our solutions attractive because incorporating these solutions into their office work flow can increase efficiency and profitability and improve the quality of patient care.

   The current process for prescribing and delivering medications is inefficient, unnecessarily costly and error-prone. Our in-office and Internet-based comprehensive solutions are designed to improve and streamline every step of the pharmaceutical healthcare process in a way that can benefit each participant. Our medication management solutions enable physicians to improve their prescribing at the point of care by providing them with information about potential adverse drug interactions, patient drug history and managed care guidelines. This ready access to information during the prescribing process reduces the time physicians spend clarifying and changing prescriptions and enables them to better manage financial risk. Our products also enable physicians to increase practice revenue by dispensing medications. In addition, our solutions make it possible for patients to have their prescriptions electronically routed to the pharmacy of their choice or to benefit from the convenience, immediacy and confidentiality of receiving their medications in the physician's office. Our solutions also benefit managed care organizations by promoting higher physician compliance with their pharmacy guidelines, while pharmacies benefit from improved communication with physicians, which enhances efficiency and reduces the likelihood of errors.

   We currently offer products in four categories: point-of-care medication management, Internet products and services, information products and prepackaged medications. Our TouchScript software enables electronic prescribing, routing of prescription information and capturing of prescription data at the point of care. Our other e-commerce products and services offer physicians and their patients medication-related education and information services. We also sell prepackaged medications to physicians so they can offer their patients the convenience of receiving prescription medications in the physician's office.

   We believe that our experience in the pharmaceutical healthcare delivery process gives us a competitive advantage. Through our business relationships with thousands of physicians, we have developed an understanding of their office work flow and business practices. Versions of TouchScript are currently installed and used in over 150 physician practice sites, and we have facilitated relationships between many of the country's largest managed care payers and our physician customers under which our customers can obtain reimbursement for prescription medications dispensed in their offices. In addition, our experience in providing medication management solutions has given us a thorough understanding of the complex and dynamic healthcare regulatory environment. Finally, we believe that our management team, which is experienced in managing rapidly growing public companies that use technology to change business processes, further enhances our competitive advantage.

                             Corporate Information

   Allscripts was incorporated in Illinois in 1986 and will be reincorporated in Delaware upon the closing of this offering. Our executive offices are at 2401 Commerce Drive, Libertyville, Illinois 60048. Our telephone number is
(847) 680-3515; our Internet e-mail address is info@allscripts.com; and our Web site is www.Allscripts.com. Information contained on our Web site is not part of this prospectus.

   TouchScript(R) and MedSmart(R) are registered trademarks of Allscripts, Inc. Allscripts(TM), 3Touch Prescribing(TM), Physician's Interactive(TM), ScriptGuard(TM) and Intelligent Reminder(TM) are trademarks of Allscripts, Inc. All other trademarks, brand marks, trade names and registered marks used in this prospectus are trademarks, brand marks, trade names or registered marks of their respective owners.

                                  The Offering

Shares offered by
 Allscripts.............   7,000,000
Shares to be outstanding
 after the offering
 (1)....................  18,946,277
Nasdaq National Market
 symbol.................  MDRX
Use of proceeds.........  To redeem all outstanding shares of our Series H, I and J redeemable preferred stock, to repay the promissory note
                          to be issued in connection with our acquisition of
                          Shopping@Home and for general corporate purposes. See
                          "Use of Proceeds" and "Certain Relationships and Related
                          Party Transactions--Shopping@Home Acquisition" and "--
                          Redeemable Preferred Stock Redemptions."

-------
(1) The number of shares to be outstanding after the offering is based on:

   . 8,948,836 shares outstanding as of June 30, 1999;

   . 2,977,483 shares issuable upon conversion of all outstanding convertible preferred stock; and

   . 19,958 shares to be issued upon the closing of this offering under a contingent payment obligation in connection with an acquisition we made in 1995.

  The number of shares to be outstanding after the offering does not include an aggregate of up to 8,726,973 shares comprised of:

   . 4,903,763 shares issuable upon the exercise of outstanding warrants, 4,895,430 of which are currently exercisable, at a weighted average exercise price of $0.54 per share;

   . 2,363,885 shares issuable upon the exercise of stock options that were outstanding on June 30, 1999 with a weighted average exercise price of $1.06 per share;

   . 1,341,825 shares available for future grant as of June 30, 1999 under our Amended and Restated 1993 Stock Incentive Plan; and

   . up to 117,500 shares that may be issued under a contingent payment obligation relating to the MedSmart acquisition.

  See "Shares Eligible for Future Sale."

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

   The following table summarizes our financial data and should be read together with our consolidated financial statements, including the related notes, and the other financial information in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             Three Months
                                                                                 Ended
                                    Year Ended December 31,                    March 31,
                          ------------------------------------------------  ----------------
                            1994      1995      1996      1997      1998     1998     1999
                          --------  --------  --------  --------  --------  -------  -------
Statements of Operations
 Data:
Revenue.................  $ 32,635  $ 33,310  $ 33,462  $ 30,593  $ 23,682  $ 6,351  $ 6,028
Gross profit............    11,029     9,168    10,072     9,476     6,362    1,813    1,463
Loss from continuing
 operations.............    (3,019)   (5,752)   (4,430)   (8,991)   (7,694)  (2,137)  (2,289)
Gain from sale of
 discontinued
 operations.............       --        --        --        --        --       --     3,547
Net (loss) income.......    (2,662)   (4,363)   (2,941)  (10,799)   (7,514)  (1,750)   1,284
Net (loss) income to
 common shareholders....    (2,988)   (5,286)   (3,864)  (11,722)   (9,929)  (1,981)     585
Basic and diluted net
 loss from continuing
 operations per share...  $  (8.34) $  (3.84) $  (1.87) $  (3.35) $  (1.66) $ (0.69) $ (0.35)
Weighted average shares
 used in computing per
 share calculation......       401     1,737     2,854     2,956     6,076    3,410    8,490
Pro forma basic and
 diluted net loss from
 continuing operations
 per share(1)...........                                          $  (1.15)          $ (0.29)
Shares used in computing
 pro forma basic and
 diluted net loss from
 continuing operations
 per share(1)...........                                             9,073            11,487
Other Operating Data:
Traditional revenue
 (2)....................  $ 32,635  $ 33,310  $ 33,462  $ 30,593  $ 22,338  $ 6,101  $ 5,235
E-commerce revenue (3)..       --        --        --        --      1,344      250      793
                          --------  --------  --------  --------  --------  -------  -------
Revenue.................  $ 32,635  $ 33,310  $ 33,462  $ 30,593  $ 23,682  $ 6,351  $ 6,028
                          ========  ========  ========  ========  ========  =======  =======

-------
(1) Pro forma basic and diluted net loss from continuing operations per share information is presented as if all outstanding shares of convertible preferred stock were converted into common stock and also reflects the contingent issuance of 19,958 shares of common stock upon the closing of this offering.
(2) Traditional revenue is derived from the sale of prescription medications to physicians through channels other than the Internet.
(3) E-commerce revenue is derived primarily from the sale of prescription medications over the Internet to physicians and also includes revenue from software license fees, computer hardware sales and leases, and related services.

   The "pro forma" column below shows our balance sheet data as if we had completed our acquisitions of MedSmart and Shopping@Home on March 31, 1999. The "pro forma as adjusted" column below shows our pro forma balance sheet data as if on March 31, 1999 we had sold 7,000,000 shares of common stock at an initial public offering price of $16.00 per share and the application of the net proceeds as described in "Use of Proceeds." The "pro forma as adjusted" column also reflects the issuance of 19,958 shares of common stock upon the closing of this offering under a contingent payment obligation. See Note 10 of Notes to Unaudited Condensed Consolidated Financial Statements.

                                                         March 31, 1999
                                                  ------------------------------
                                                                       Pro Forma
                                                                          As
                                                   Actual   Pro Forma  Adjusted
                                                  --------  ---------  ---------
Balance Sheet Data:
Cash............................................. $  8,023  $  8,068    $76,530
Working capital..................................    4,717     3,460     71,922
Total assets.....................................   22,528    25,865     94,327
Long-term debt, net of current portion...........       59        59         59
Redeemable preferred shares......................   33,246    33,246        --
Total stockholders' equity (deficit).............  (26,038)  (24,158)    78,200

                                  RISK FACTORS

    You should carefully consider the risks and uncertainties described below and other information in this prospectus before deciding to invest in our common stock. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties occurs, it could have a material adverse effect on our business, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related to Our Company

If physicians do not accept our products and services, our growth will be impaired.

    Our business model depends on our ability to sell our TouchScript system to physicians and other healthcare providers and to generate usage by a large number of physicians. We have not achieved this goal with previous or currently available versions of our software. Physician acceptance of our products and services will require physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our products and services into their office work flow or that participants in the pharmaceutical healthcare market will accept our products and services as a replacement for traditional methods of conducting pharmaceutical healthcare transactions. Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the pharmaceutical healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians and other healthcare participants or to position our services as a preferred method for pharmaceutical healthcare delivery, our prospects for growth will be diminished.

Because our business model is new and unproven, our operating history is not indicative of our future performance and our business is difficult to evaluate.

    Because we have not yet successfully implemented our business model, we do not have an operating history upon which you can evaluate our prospects, and you should not rely upon our past performance to predict our future performance. We sold our pharmacy benefit management business in March 1999. Revenue from this discontinued operation was $42,225,000 in 1996, $44,719,000 in 1997 and $52,866,000 in 1998, which exceeded revenue from continuing operations in each of those years. For the year ended December 31, 1998, we generated 93.4% of our revenue from the sale of prepackaged medications to doctors for dispensing at the point of care, without the use of our TouchScript system. Accordingly, our operating history is not indicative of our future performance under our new business model. In attempting to implement our business model, we are significantly changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below.

We have a substantial accumulated deficit because of our operating losses and may never be profitable.

    At March 31, 1999, we had an accumulated deficit of $49,480,000, and we expect to continue to incur significant operating losses and that our operating losses will continue to increase as we invest in the growth of our business and the implementation of our business strategy. We cannot be certain that we will ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

If we are unable to maintain existing relationships and create new relationships with managed care payers, our prospects for growth will suffer.

    We rely on managed care organizations to reimburse our physician customers for prescription medications dispensed in their offices. While many of the leading managed care payers and pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers is under a long-term obligation to do so. If we are unable to increase the number of managed care payers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and, therefore, our growth will be impaired.

If we are unable to successfully introduce new products, our business prospects will be impaired.

    The successful implementation of our business model depends on our ability to introduce certain new products, such as TouchScript Version 7 and Version 7.i, and to introduce these new products on schedule. See "Business--Products and Services" and "--Product Development and Technology." We currently intend to introduce these two products in the third quarter of 1999. We cannot assure you that we will be able to introduce these products or our other products under development on schedule, or at all. In addition, early releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our new product releases and services before or after commercial release, which would result in product redevelopment costs and loss of, or delay in, market acceptance. A failure by us to introduce planned products or to introduce such products on schedule could have a material adverse effect on our business prospects.

Our business will not be successful unless we establish and maintain strategic relationships.

    To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. This is critical to our success because we believe that these relationships will enable us to:

  . extend the reach of our products and services to a larger number of physicians and to other participants in the healthcare industry;

  . develop and deploy new products;

  . further enhance the Allscripts brand; and

  . generate additional revenue.

    Entering into strategic relationships is complicated because some of our current and future strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to establish relationships with key participants in the healthcare industry if we have relationships with their competitors. Moreover, many potential strategic partners have resisted, and may continue to resist, working with us until our products and services have achieved widespread market acceptance.

    Once we have established strategic relationships, we will depend on our partners' ability to generate increased acceptance and use of our products and services. To date, we have established only a limited number of strategic relationships, and these relationships are in the early stages of development. We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business will suffer.

If potential customers take a long time to evaluate the purchase of our products and services, we could incur additional selling expenses and require additional working capital.

    The length of the selling cycle for our current TouchScript product depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, and is difficult to predict. Because we are focusing our marketing efforts on large healthcare organizations, the sale and implementation process has generally been lengthy due to these organizations' complex decision-making processes. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase, and we may need to raise additional capital sooner than we would otherwise need to.

If we cannot keep pace with advances in technology, our business could be harmed.

    If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers' requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers' requirements.

    We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. An unexpectedly large increase in the volume or pace of traffic on our Web site or the number of orders placed by customers may require us to expand and further upgrade our technology. We may not be able to project the rate or timing of increases in the use of our Web site accurately or to expand and upgrade our systems and infrastructure to accommodate such increases. Difficulties in managing any future growth could have a significant negative impact on our business because we may incur unexpected expenses and be unable to meet our customers' requirements.

If we lose the services of our key personnel, we may be unable to replace them, and our business could be negatively affected.

    Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Glen E. Tullman, our Chairman and Chief Executive Officer, and David B. Mullen, our President and Chief Financial Officer, are integral to the execution of our business strategy. If one or more of our key employees leaves Allscripts, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could negatively affect our business, financial condition and results of operations.

If we are unable to implement our acquisition strategy successfully, our ability to expand our product and service offerings and our customer base may be limited.

    We recently completed the acquisitions of TeleMed Corp. and Shopping@Home, Inc. In addition, we regularly evaluate acquisition opportunities. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees of the acquired company and our inability to maintain the goodwill of the acquired businesses. In order to expand our product and service offerings and grow our business by reaching new customers, we may continue to acquire businesses that we believe are complementary. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

    Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the writeoff of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition, operating results and prospects. We have taken, and in the future may take, charges against earnings in connection with acquisitions. The costs and expenses incurred may exceed the estimates upon which we based these charges.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position will suffer.

    Our business plan is predicated on our proprietary systems and technology, including TouchScript. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of technology. Misappropriation of our intellectual property would have a material adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

    We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive products. One of our potential competitors recently filed a patent infringement lawsuit, which has since been settled on undisclosed terms, against another of our potential competitors asserting broad proprietary rights in processes similar to our medication management solutions. While we do not believe that we have infringed or are infringing on any valid proprietary rights of third parties, we cannot assure you that similar infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Factors beyond our control could cause interruptions in our operations, which would adversely affect our reputation in the marketplace and our results of operations.

    To succeed, we must be able to operate our systems without interruption. Certain of our communications and information services are provided through our service providers. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including:

  . power loss and telecommunications failures;

  . software and hardware errors, failures or crashes;

  . computer viruses and similar disruptive problems; and

  . fire, flood and other natural disasters.

    We have no comprehensive plans for these contingencies. Any significant interruptions in our services would damage our reputation in the marketplace and have a negative impact on our results of operations.

We may be liable for use of data we provide.

    We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with most of this data. Although no claims have been brought against us alleging injuries related to the use of our data, claims may be made in the future. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could materially harm our financial condition.

If our security is breached, we could be subject to liability, and people could be deterred from using our services.

    The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. Our strategy relies on the use of the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet for these purposes, and from using our system to conduct transactions that involve transmitting confidential healthcare information.

    It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we could be subject to liability. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information. In addition, we could incur additional expenses if new regulations regarding the use of personal information are introduced.

If we are unable to obtain additional financing for our future needs, our growth prospects and our ability to respond to competitive pressures will be impaired.

    We expect the net proceeds of this offering, together with our existing cash and borrowings under our line of credit, to be sufficient to meet our anticipated needs for working capital and other cash requirements for at least the next twelve months. We may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We cannot be certain that additional financing will be available on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

If our content and service providers fail to perform adequately, our reputation in the marketplace and results of operations could be adversely affected.

    We depend on independent content and service providers for many of the benefits we provide through our TouchScript system, including the maintenance of managed care pharmacy guidelines, drug interaction reviews and the routing of transaction data to third-party payers. Any problems with our providers that result in interruptions of our services or a failure of our services to function as desired could damage our reputation in the marketplace and have a material adverse effect on our results of operations. We may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure.

    We also expect to rely on independent content providers for the majority of the clinical, educational and other healthcare information that we plan to provide on our Web site. In addition, we will depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could impair the value of the Allscripts brand and our results of operations.

If third-party payers force us to reduce our prices, our results of operations could suffer.

    We expect to derive a majority of our revenue from the sale, including over the Internet, of prepackaged medications to physicians. We may be subject to pricing pressures with respect to our future sales of prepackaged medications arising from various sources, including practices of managed care organizations and any governmental action requiring or allowing pharmaceutical reimbursement under Medicare. If our pricing of prepackaged medications experiences significant downward pressure, our business will be less profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If we incur costs exceeding our insurance coverage in lawsuits pending against us or that are brought against us in the future, it could materially adversely affect our financial condition.

    We are a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. While we do not believe we have any significant liability in these lawsuits, in the event we were found liable in these lawsuits or in any other lawsuits filed against us in the future in connection with these weight-loss drugs or otherwise, and if our insurance coverage were inadequate to satisfy these liabilities, it could have a material adverse effect on our financial condition. See "Business--Legal Proceedings."

If our principal supplier fails or is unable to perform its contract with us, we may be unable to meet our commitments to our customers.

    We currently purchase a majority of the medications that we repackage from McKesson HBOC, Inc. We have an agreement with this supplier that expires in September 2001. If we do not meet certain minimum purchasing requirements, McKesson may increase the prices that we pay under this agreement, in which case we would have the option to terminate the agreement. Although we believe that there are a number of other sources of supply of medications, if McKesson fails or is unable to perform under our agreement, particularly at certain critical times during the year, we may be unable to meet our commitments to our customers, and our relationships with our customers could suffer.

Year 2000 problems may adversely affect us.

    Based upon our assessment to date, we believe that all the medication management products that we currently sell are Year 2000 compliant. We may, however, discover Year 2000 compliance problems that will require substantial revisions to our systems, products or services. In addition, third-party software, hardware or services that we rely on may need to be revised or replaced, all of which could be time consuming and expensive. Any failure to address any problems that may arise on a timely basis could result in lost revenue, increased operating costs, the loss of customers and other business interruptions. As of June 30, 1999, we had incurred costs that we believe are allocable to the Year 2000 problem of approximately $125,000.

    In addition, we cannot assure you that physicians, payers, Internet access companies, business partners and others outside our control will be Year 2000 compliant. In a worst-case scenario, these entities would fail to be Year 2000 compliant, resulting in a systemic failure beyond our control, such as a prolonged Internet or communications failure or power loss, which could also prevent us from operating our Web site effectively, taking product orders, making product deliveries, transmitting data or conducting other fundamental parts of our business. We have not developed a contingency plan to address situations that may result if we or our vendors are unable to achieve Year 2000 compliance. If circumstances require, we will develop a contingency plan. The cost of developing and implementing such a plan, if necessary, could be material. As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on our operations could differ materially from our expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Because of anti-takeover provisions under Delaware law and in our Certificate of Incorporation and By-laws, takeovers may be more difficult, possibly preventing you from obtaining optimal share price.

    Following the offering, certain provisions of Delaware law and our Certificate of Incorporation and By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Allscripts. For example, our Certificate of Incorporation and By-Laws will provide for a classified Board of Directors and will allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. In addition, we will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of Allscripts. See "Description of Capital Stock--Preferred Stock" and "--Certain Limited Liability, Indemnification and Anti-takeover Provisions."

                         Risks Related to Our Industry

If the healthcare environment becomes more restrictive, or we do not comply with healthcare regulations, our existing and future operations may be curtailed, and we could be subject to liability.

    As a participant in the healthcare industry, our operations and relationships are regulated by a number of federal, state and local governmental entities. Because our business relationships with physicians are unique, and the healthcare electronic commerce industry as a whole is relatively young, the application of many state and federal regulations to our business operations is uncertain. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. See "Business--Governmental Regulation."

  . Electronic Prescribing. The use of our TouchScript software by physicians to perform electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing is governed by state and federal law. The application of these laws to our business is uncertain because many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. The laws of many jurisdictions neither specifically permit nor specifically prohibit electronic transmission of prescription orders. Future regulation of these areas may adversely affect us.

  . Licensure. As a repackager and distributor of drugs, we are subject to regulation by and licensure with the United States Food and Drug Administration, the United States Drug Enforcement Administration and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA's "good manufacturing practice"
   regulations. Because the FDA's good manufacturing practice regulations were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. Both the FDA and the DEA have the right, at any time, to inspect our facilities and operations to determine if we are operating in compliance with the requirements for licensure and all applicable laws and regulations. Along with many other drug repackagers, we have received an FDA warning letter alleging violations of FDA regulations, including the good manufacturing practice regulations. We have implemented procedures intended to address many of the concerns raised by the FDA in that letter and believe that our compliance with FDA regulations meets or exceeds the standard in the drug repackaging industry. We also believe that we possess all licenses required to operate our business. If, however, we do not maintain all necessary licenses, or the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations against drug repackagers or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down.

  . Physician Dispensing. Physician dispensing of medications for profit is allowed in all states except Massachusetts and Utah and is prohibited, subject to extremely limited exceptions, in Montana and Texas. New Jersey and New York allow physician dispensing of medications for profit, but limit the number of days' supply that a physician may dispense. Other states may enact legislation prohibiting or restricting physician dispensing.

       The American Medical Association, through certain of its constituent bodies, has historically taken inconsistent positions on physician dispensing, alternately discouraging and supporting it. While the AMA's Council on Ethical and Judicial Affairs in 1986 discouraged physicians from regularly dispensing prescription pharmaceuticals, in 1987 the AMA's House of Delegates adopted the following resolution: "Resolved, that the American Medical Association support the physician's right to dispense drugs and devices when it is in the best interest of the patient and consistent with the AMA's ethical guidelines." This position was reaffirmed by the AMA House of Delegates in January 1997. The AMA's ethical guidelines provide in relevant part that "[p]hysicians may dispense drugs within their office practices provided there is no resulting exploitation of patients." While two recent Reports of the Council on Ethical and Judicial Affairs oppose the in-office sale of health-related products by physicians, these reports specifically exclude the sale of prescription items from their scope, although they do refer to the Council's 1986 Report.

  . Stark II. Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as "Stark II," applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. We believe that the physicians who use our TouchScript system or dispense drugs distributed by us are doing so in material compliance with Stark II, either pursuant to an in-office ancillary services exception or another applicable exception. While our physician customers currently do not, to any significant degree, dispense drugs that are reimbursable by Medicare or Medicaid, if they were to and if it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have a material adverse effect on our business, results of operations and prospects.

  . Drug Distribution. As a distributor of prescription drugs to physicians, we and our customers are also subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase of goods, including drugs, covered by the programs. The anti-kickback law provides a number of exceptions or "safe harbors" for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we were not in compliance with those laws, we could be subject to liability, and our operations could be curtailed.

  . Claims Transmission. As part of our services provided to physicians, our system will electronically transmit claims for prescription medications dispensed by a physician to many patients' managed care organizations and payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit a claim to any payer, including, for example, Medicare, Medicaid and all private health plans or managed care plans seeking payment for any services or products that have not been provided to the patient or overbilling for services or products provided. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customer is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability.

  . Patient Information. Both federal and state laws regulate the disclosure of confidential medical information, including information regarding conditions like AIDS, substance abuse and mental illness. As part of the operation of our business, our customers may provide to us patient-specific information related to the prescription drugs that our customers prescribe to their patients. We have policies and procedures that we believe assure compliance with all federal and state confidentiality requirements for handling of confidential medical information we receive. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of confidential medical information, we could be subject to liability, fines and lawsuits, or our operations could be shut down.

   In June 1999, President Clinton announced that he intended to propose broad Medicare reform legislation that would make available to Medicare recipients a subsidized prescription drug benefit. While no federal price controls are included in the current version of the proposed legislation, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future health care reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact such initiatives may have on our business, financial condition or results of operations.

If the new and rapidly evolving Internet and electronic healthcare information markets fail to develop as quickly as expected, our business prospects will be impaired.

   The Internet and electronic healthcare information markets are in the early stages of development and are rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. We expect that additional companies will continue to enter these markets. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot assure you that markets for our products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business prospects will be impaired.

Consolidation in the healthcare industry could adversely affect our business.

   Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

If the Internet infrastructure does not continue to improve, our ability to use the Internet on a large scale could be compromised.

    If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure, lack of timely development of complementary products like high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. Because our business plan relies heavily on the viability of the Internet, our business will suffer if growth of the Internet does not meet our expectations.

                  Risks Related to This Offering and Our Stock

The public market for our common stock may be volatile.

    Prior to this offering, there has been no public market for our common stock. We cannot guarantee that an active trading market will develop or be sustained or that the market price of our common stock will not decline. Even if an active trading market develops, the market price of our common stock is likely to be highly volatile and could fluctuate significantly in response to various factors, including:

  . actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new services or products by us or our competitors;

  . timeliness of our introductions of new products;

  . changes in financial estimates by securities analysts;

  . conditions and trends in the electronic healthcare information, Internet, e-commerce and pharmaceutical markets; and

  . general market conditions and other factors.

    In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. The trading prices of many technology companies' stocks are at or near historical highs. We cannot assure you that these high trading prices will be sustained. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price for a company's securities, stockholders have often initiated securities class action litigation. Any securities class action litigation could result in substantial costs and the diversion of management's attention and resources.

Our quarterly operating results may vary.

    Our quarterly operating results have varied in the past, and we expect that they will continue to vary in future periods depending on a number of factors, including seasonal variances in demand for our products and services, the sales, installation and implementation cycles for our TouchScript system and other factors described in this "Risk Factors" section of the prospectus. For example, all other factors aside, our sales of prepackaged medications have historically been highest in the fall and winter months.

We expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

We may have substantial sales of our common stock after the offering.

    Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it more difficult for us to raise funds through equity offerings in the future. A substantial number of outstanding shares of common stock and shares issuable upon exercise of outstanding options and warrants will become available for resale in the public market at prescribed times. Of the 18,946,277 shares to be outstanding after the offering, the 7,000,000 shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates. Approximately 1,365,329 additional shares, including approximately 51,464 shares issuable upon the cashless exercise of outstanding warrants, will be eligible for immediate sale in the public market under Rule 144(k) of the Securities Act of 1933. Approximately 383,687 shares, including approximately 179,147 shares issuable upon the cashless exercise of outstanding warrants and approximately 283,780 shares previously issued upon the exercise of options or issuable upon exercise of outstanding options, will be eligible for sale 90 days after the date of this prospectus under Rules 144 and 701 of the Securities Act. Approximately 11,552,872 additional shares and shares issuable upon exercise of outstanding options and warrants will be eligible for sale in the public market subject to the provisions of Rules 144 and 701 under the Securities Act and any contractual restrictions on their transfer upon the expiration of 180-day lock-up agreements with the underwriters. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. After the offering, the holders of approximately 9,945,547 of our shares of common stock and shares issuable upon exercise of outstanding options and warrants will be entitled to registration rights with respect to these shares until the holders may sell the shares under Rule 144(k) of the Securities Act. In addition, after the offering, we intend to register 3,722,245 shares of common stock reserved for issuance under our Amended and Restated 1993 Stock Incentive Plan. For more information, see "Shares Eligible for Future Sale."

Because our executive officers and directors have substantial control of our voting stock, takeovers not supported by them will be more difficult, possibly preventing you from obtaining optimal share price.

    The control of a significant amount of our stock by insiders could adversely affect the market price of our common stock. After this offering, our executive officers and directors will beneficially own or control 11,728,664 shares or 51.3% of the outstanding common stock. Our executive officers and directors, acting collectively, will be able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This control may delay or prevent a change in control. For more information, see "Management," "Principal Stockholders" and "Description of Capital Stock."

Investors will suffer immediate and substantial dilution.

    The initial public offering price will be substantially higher than the net tangible book value per share of common stock. If we sell 7,000,000 shares in the offering at an initial public offering price of $16.00 per share, our net tangible book value per share will be $3.92, which is $12.08 below the per share initial public offering price. If we issue additional common stock in the future, or outstanding options or warrants to purchase our common stock are exercised, there will be further dilution. For more information, see "Dilution."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed above and elsewhere in this prospectus. We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements often contain words like believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. Recognize these statements for what they are and do not rely on them as facts.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the 7,000,000 shares in this offering at an initial public offering price of $16.00 per share are estimated to be $103,060,000, after deducting the underwriting discount and estimated offering expenses payable by us, or $118,684,000 if the underwriters exercise the over-allotment option in full.

    We will use a portion of the net proceeds to redeem all of our outstanding Series H, I and J redeemable preferred stock, a majority of which is held by our affiliates, for a total of $29,110,563, plus accrued dividends, which at June 30, 1999 were $5,445,494. We will also use net proceeds to repay the $650,000 note issued as consideration for our acquisition of Shopping@Home, which bears interest at 6.0% per year and is payable upon the closing of this offering. Glen E. Tullman, our Chairman and Chief Executive Officer, and Joseph
E. Carey, our Chief Operating Officer, are principal shareholders of Shopping@Home. We will use the remainder of the net proceeds for general corporate purposes and working capital. We may use a portion of the net proceeds to acquire complementary technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisitions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities. See "Certain Relationships and Related Party Transactions--Shopping@Home Acquisition" and "--Redeemable Preferred Stock Redemptions."

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, under the terms of our current bank line of credit, we are prohibited from paying dividends, other than dividends payable in capital stock, on any of our shares.

                                 CAPITALIZATION

    The following table shows our capitalization as of March 31, 1999 on an actual, pro forma and pro forma as adjusted basis. The "actual" column reflects our capitalization as of March 31, 1999 on an historical basis, without any adjustments to reflect subsequent or anticipated events.

    The "pro forma" column reflects our capitalization as of March 31, 1999 with adjustments for the following:

  . our reincorporation in Delaware upon the closing of this offering, which will result in, among other things, the adoption of a new Certificate of Incorporation that provides for authorized capital stock of 75,000,000 shares of common stock and 1,000,000 shares of undesignated preferred stock; and

  . the issuance of 117,500 shares of common stock in connection with the MedSmart acquisition.

    The "pro forma as adjusted" column reflects our capitalization as of March 31, 1999 with the preceding "pro forma" adjustments and adjustments for the following:

  . the receipt of the estimated net proceeds from our sale of the 7,000,000 shares of our common stock in this offering at an initial public offering price of $16.00 per share and the application of a portion of the net proceeds to redeem 1,361,775 shares of outstanding Series H redeemable preferred stock, 1,339,241 shares of outstanding Series I redeemable preferred stock and 1,803,838 shares of outstanding Series J redeemable preferred stock. See "Use of Proceeds;"

  . the issuance of 19,958 shares of common stock upon the closing of this offering under a contingent payment obligation in connection with an acquisition we made in 1995. See Note 10 of Notes to Unaudited Condensed Consolidated Financial Statements; and

  . the automatic conversion of all shares of outstanding Series A, B, C, D, F and G preferred stock into 2,977,483 shares of common stock upon the closing of this offering.


    None of the columns shown below reflects the following:

  . the 4,903,763 shares of common stock issuable upon exercise of outstanding warrants as of March 31, 1999, 4,895,430 of which were exercisable as of that date at a weighted average exercise price of $0.54 per share. See "Description of Capital Stock--Warrants" and "Shares Eligible for Future Sale;"

  . the 3,755,947 shares reserved for issuance under our stock option plan, of which 2,440,757 shares were subject to outstanding options as of March 31, 1999. Of those 2,440,757 shares, 953,745 were exercisable as of that date. See "Management--Employee Benefit Plans--Amended and Restated 1993 Stock Incentive Plan;" and

  . up to 117,500 shares that may be issued under a contingent payment obligation relating to the MedSmart acquisition.

    The table below should be read in conjunction with our balance sheet as of March 31, 1999 and the related notes, which are included elsewhere in this prospectus:

                                                        March 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (In thousands)
Long-term debt, net of current portion......... $     59  $     59    $     59
Redeemable preferred shares:
  Series I, cumulative, $1.00 par value,
   1,339,241 shares authorized, issued and
   outstanding, including $704,955 of
   cumulative dividends; liquidation value of
   $8,654,175, actual and pro forma; no shares
   authorized, issued or outstanding, pro forma
   as adjusted.................................    8,766     8,766         --
  Series J, cumulative, $1.00 par value,
   1,812,903 shares authorized, 1,803,838
   issued and outstanding, including $949,510
   of cumulative dividends; liquidation value
   of $11,656,388, actual and pro forma; no
   shares authorized, issued or outstanding,
   pro forma as adjusted.......................   12,606    12,606         --
  Series H, cumulative, $1.00 par value,
   1,361,775 shares authorized, issued and
   outstanding, including $3,183,430 of
   cumulative dividends; liquidation value of
   $8,800,000, actual and pro forma; no shares
   authorized, issued or outstanding, pro forma
   as adjusted.................................   11,874    11,874         --
Stockholders' equity (deficit):
  Preferred shares, $1.00 par value; 25,000,000
   shares authorized, 8,718,768 shares issued
   and outstanding, actual and pro forma;
   1,000,000 shares authorized, no shares
   issued and outstanding, pro forma as
   adjusted....................................    8,719     8,719         --
  Common shares: $0.01 par value, 125,000,000
   shares authorized, 8,815,599 shares issued,
   actual; 75,000,000 shares authorized,
   8,933,099 shares issued, pro forma;
   75,000,000 shares authorized, 18,930,540
   shares issued, pro forma as adjusted........       88        89         189
  Treasury stock at cost; 34,465 common shares,
   actual, pro forma and pro forma as
   adjusted....................................      (68)      (68)        (68)
  Unearned compensation........................   (2,055)   (2,055)     (2,055)
  Additional paid-in capital...................   16,758    18,637     129,933
  Accumulated deficit..........................  (49,480)  (49,480)    (49,799)
                                                --------  --------    --------
    Total stockholders' equity (deficit).......  (26,038)  (24,158)     78,200
                                                --------  --------    --------
      Total capitalization..................... $  7,267  $  9,147    $ 78,259
                                                ========  ========    ========

                                    DILUTION

    Our pro forma net tangible book value (deficit) as of March 31, 1999 was approximately $(28.2) million or $(2.37) per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, after giving effect to the MedSmart and Shopping@Home acquisitions, and the liquidation value of our Series H, I and J redeemable preferred stock and accrued dividends, and divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion upon the closing of this offering of our Series A, B, C, D, F and G preferred stock, the issuance of 117,500 shares of common stock in connection with the MedSmart acquisition and the issuance of 19,958 shares of common stock upon the closing of this offering under a contingent payment obligation. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering. After giving effect to the sale of the 7,000,000 shares of common stock offered by us at an initial public offering price of $16.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 1999 would have been approximately $74.1 million or $3.92 per share of common stock. This represents an immediate increase in net tangible book value of $6.29 per share to existing shareholders and an immediate dilution of $12.08 per share to new investors in the common stock. The following table illustrates this dilution on a per share basis:

Initial public offering price per share.........................         $16.00
  Pro forma net tangible book value per share before this
   offering..................................................... $(2.37)
  Increase per share attributable to new investors..............   6.29
                                                                 ------
Pro forma net tangible book value per share after this offering
 (as adjusted)..................................................           3.92
                                                                         ------
Dilution per share to new investors.............................         $12.08
                                                                         ======

    The following table summarizes on a pro forma basis, after giving effect to this offering, as of March 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new public investors:

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders..... 11,896,075   63.0% $ 25,196,883   18.4%    $ 2.12
New public investors......  7,000,000   37.0   112,000,000   81.6      16.00
                           ----------  -----  ------------  -----
Totals.................... 18,896,075  100.0% $137,196,883  100.0%
                           ==========  =====  ============  =====

    The above information assumes no exercise of outstanding options and no exercise of any options that we may grant in the future under our Amended and Restated 1993 Stock Incentive Plan. As of March 31, 1999, there were outstanding options to purchase 2,440,757 shares of common stock at a weighted average exercise price of $1.05 per share. On that date, options to purchase 953,745 shares were exercisable. The above information also assumes no exercise of outstanding warrants. As of March 31, 1999, there were outstanding warrants to purchase 4,903,763 shares of common stock at a weighted average exercise price of $0.54 per share, 4,895,430 of which were exercisable. Based on the pro forma net tangible book value of $3.02 per share after this offering and the initial public offering price of $16.00 per share, dilution to new investors would be $12.98 per share if all of the outstanding stock options and warrants were exercised. See "Management--Employee Benefit Plans--Amended and Restated 1993 Stock Incentive Plan," "Description of Capital Stock" and Note 12 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the selected consolidated financial data shown below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from the consolidated financial statements audited by PricewaterhouseCoopers LLP that are included in this prospectus. The consolidated statements of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 are derived from audited financial statements that are not included in this prospectus. The balance sheet data as of March 31, 1999 and the statements of operations data for the three-month periods ended March 31, 1998 and 1999 were derived from our unaudited consolidated financial statements that are included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the consolidated financial position and results of operations for these periods. The historical results are not necessarily indicative of results to be expected for any future period. The statements of operations data below reflect the pharmacy benefit management business that we sold March 1999 as a discontinued operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                         Three Months Ended
                                   Year Ended December 31,                    March 31,
                          ---------------------------------------------  --------------------
                           1994     1995     1996      1997      1998      1998       1999
                          -------  -------  -------  --------  --------  ---------  ---------
                                      (In thousands, except per share data)
Statements of Operations
 Data:
Revenue.................  $32,635  $33,310  $33,462  $ 30,593  $ 23,682  $   6,351  $   6,028
Cost of revenue.........   21,606   24,142   23,390    21,117    17,320      4,538      4,565
                          -------  -------  -------  --------  --------  ---------  ---------
Gross profit............   11,029    9,168   10,072     9,476     6,362      1,813      1,463
Operating expenses:
 Selling, general and
  administrative
  expenses..............   10,024   12,427   11,599    13,869    12,658      3,349      3,550
 Amortization of
  intangibles...........      506      495      529       409       372         93         93
 Other operating
  expenses..............    1,210    1,318    1,034     2,568       430        112        --
                          -------  -------  -------  --------  --------  ---------  ---------
Loss from operations....     (711)  (5,072)  (3,090)   (7,370)   (7,098)    (1,741)    (2,180)
Interest expense........   (1,534)  (1,005)  (1,301)   (1,621)     (596)      (396)      (109)
Other expense...........     (774)     325      (39)      --        --         --         --
                          -------  -------  -------  --------  --------  ---------  ---------
Loss from continuing
 operations.............   (3,019)  (5,752)  (4,430)   (8,991)   (7,694)    (2,137)    (2,289)
Income (loss) from
 discontinued
 operations.............      357    1,389    1,489    (1,808)      970        387         26
Gain on sale of
 discontinued
 operations.............                                                                3,547
                          -------  -------  -------  --------  --------  ---------  ---------
(Loss) income before
 extraordinary items....   (2,662)  (4,363)  (2,941)  (10,799)   (6,724)    (1,750)     1,284
Extraordinary loss from
 early extinguishment of
 debt...................      --       --       --        --       (790)       --         --
                          -------  -------  -------  --------  --------  ---------  ---------
Net (loss) income ......   (2,662)  (4,363)  (2,941)  (10,799)   (7,514)    (1,750)     1,284
Accretion on mandatory
 redeemable preferred
 shares and accrued
 dividends on preferred
 shares.................     (326)    (923)    (923)     (923)   (2,415)      (231)      (699)
                          -------  -------  -------  --------  --------  ---------  ---------
Net (loss) income to
 common stockholders....  $(2,988) $(5,286) $(3,864) $(11,722) $ (9,929) $  (1,981) $     585
                          =======  =======  =======  ========  ========  =========  =========
Basic and diluted net
 loss from continuing
 operations per share...  $ (8.34) $ (3.84) $ (1.87) $  (3.35) $  (1.66) $   (0.69) $   (0.35)
                          =======  =======  =======  ========  ========  =========  =========
Weighted average shares
 used in computing per
 share calculation......      401    1,737    2,854     2,956     6,076      3,410      8,490
                          =======  =======  =======  ========  ========  =========  =========
Pro forma basic and
 diluted net loss from
 continuing operations
 per share(1)...........                                       $  (1.15)            $   (0.29)
                                                               ========             =========
Shares used in computing
 pro forma basic and
 diluted net loss from
 continuing operations
 per share(1)...........                                          9,073                11,487
                                                               ========             =========
Other Operating Data:
Traditional revenue(2)..  $32,635  $33,310  $33,462  $ 30,593  $ 22,338  $   6,101  $   5,235
E-commerce revenue(3)...      --       --       --        --      1,344        250        793
                          -------  -------  -------  --------  --------  ---------  ---------
Revenue.................  $32,635  $33,310  $33,462  $ 30,593  $ 23,682  $   6,351  $   6,028
                          =======  =======  =======  ========  ========  =========  =========


Balance Sheet Data (at
 period end):
Cash....................  $ 1,118  $   673  $   665  $    205  $    718  $     136  $   8,023
Working capital.........      504   (2,730)   5,443    (3,023)      271        176      4,717
Total assets............   25,275   23,701   26,713    19,387    18,920     17,895     22,528
Long-term debt, net of
 current portion........    5,033    4,814   15,093    11,276        59     11,276         59
Redeemable preferred
 shares.................    7,949    8,873    9,796    10,719    32,547     10,950     33,246
Total stockholders'
 equity (deficit).......    1,649   (2,859)  (6,700)  (18,356)  (26,792)   (20,856)   (26,038)

--------
(1) Pro forma basic and diluted net loss from continuing operations per share information is presented as if all outstanding shares of convertible preferred stock were converted into common stock and also reflects the contingent issuance of 19,958 shares of common stock upon the closing of this offering.
(2) Traditional revenue is derived from the sale of prescription medications to physicians through channels other than the Internet.
(3) E-commerce revenue is derived primarily from the sale of prescription medications over the Internet to physicians and also includes revenue from software license fees, computer hardware sales and leases, and related services.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    You should read the following discussion and analysis together with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included in this prospectus. This discussion contains certain forward-looking statements that involve risks, uncertainties and assumptions. You should read the cautionary statements made in this prospectus as applying to related forward-looking statements wherever they appear in this prospectus. Our actual results may be materially different from the results we discuss in the forward-looking statements due to certain factors, including those discussed in "Risk Factors" and other sections of this prospectus.

Overview

    We provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare.

    From our inception in 1986 through 1996, we focused almost exclusively on the sale of prepackaged medications to physicians, in particular those with a high percentage of fee-for-service patients. The advent of managed prescription benefit programs required providers to obtain reimbursement for medications dispensed from managed care organizations rather than directly from their patients. This new reimbursement methodology made it more difficult for our physician customers to dispense medications to their patient base.

    In 1997, under the direction of our new senior management team, we intensified the focus of our efforts on the information aspects of medication management, including the development of technology tools necessary for electronic prescribing, routing of prescription information and submission of medication claims for managed care reimbursement. In January 1998, we introduced the first version of TouchScript that fully incorporated these features. At the same time, we redirected our sales and marketing efforts away from our traditional fee-for-service customer base to physicians who have a large percentage of managed care patients. We recognized that there is a larger market opportunity among physicians whose patients are covered by managed care plans because the portion of prescriptions covered by managed care plans is increasing relative to the portion of fee-for-service prescriptions. Further, we believe that our technology can give us a competitive advantage where more patients' prescriptions are covered by managed care plans because our products streamline the process by which physicians, managed care organizations and patients interact. In addition, we believe that the managed care market provides us with the opportunity to realize higher margins on our software products. To implement our strategy fully, we expect to increase the number of our sales, sales support, product development and customer service personnel significantly, and, accordingly, we expect our operating expenses to continue to increase substantially.

    As our strategic focus has shifted to medication management products and solutions, the human resources needed to manage, implement and support our strategy have been changing as well. Consequently, we have continually assessed the skills and experience of our workforce to ensure an appropriate match with our business objectives. This led to a significant turnover in staff since 1996 through reductions in force, employee terminations and employee attrition. The costs associated with this reorganization consist primarily of severance costs related to the reductions in force and employee terminations and have been recorded as other operating expenses. We expect this reorganization to help align our staffing with our strategic focus and to reduce administrative expenses.

    We currently derive our revenue from the sale of prepackaged medications, software licenses, computer hardware and related services. For the twelve months ended December 31, 1998 and the three months ended March 31, 1999, sales of prepackaged medications represented 97.8% and 96.5%, respectively, of total revenue.

    Our shift in focus away from physicians with a high percentage of fee-for-service patients to those who require technology-based services to operate successfully in a managed care environment is reflected in the composition of our revenue, as depicted in the following table:

                                                     Quarter Ended
                                        ----------------------------------------
                                                     1998                 1999
                                        ------------------------------- --------
                                                  June            Dec.
                                        March 31   30   Sept. 30   31   March 31
                                        -------- ------ -------- ------ --------
                                                     (In thousands)
Traditional revenue....................  $6,101  $5,807  $5,394  $5,036  $5,235
E-commerce revenue.....................     250     249     366     479     793
                                         ------  ------  ------  ------  ------
  Total revenue........................  $6,351  $6,056  $5,760  $5,515  $6,028
                                         ======  ======  ======  ======  ======

    Traditional revenue is derived from the sale of prescription medications to physicians through non-Internet channels. We expect traditional revenue to represent a decreasing percentage of total revenue in the future. E-commerce revenue includes the sale of prescription medications over the Internet as well as technology-related revenue for software license fees, computer hardware sales and leases and related services. For the twelve months ended December 31, 1998 and the three months ended March 31, 1999, sales of prepackaged medications represented 86.3% and 77.4%, respectively, of e-commerce revenue. For the twelve months ended December 31, 1998 and the three months ended March 31, 1999, approximately 32% and approximately 23%, respectively, of our e-commerce revenue represented a shifting of traditional customers to TouchScript. While we expect a portion of future e-commerce revenue to continue to represent a shifting of traditional revenue, we anticipate that most of the future growth in e-commerce revenue will be generated by physician practice groups that are not currently our customers but either have an interest in physician dispensing, or do not intend to dispense but are subject to financial risk imposed by managed care payers with respect to medications that they prescribe, or both.

    As of March 31, 1999, we operated in one segment--the sale of medication management products, which currently consist principally of TouchScript and prepackaged medications. Our two other product categories, Internet products and services and information products, did not exist at March 31, 1999 and currently generate an immaterial amount of revenue. Nevertheless, these product categories are central to our operating strategy. We anticipate that if these product categories grow, the way our business is organized will change to reflect the increasing importance of each of these products. If this occurs, we may determine that we operate in multiple segments.

    We believe that managed care prescription programs will continue to cover an increasing percentage of patients for the foreseeable future. This trend will have the effect of reducing the dispensing opportunities for our traditional dispensing customers. because of their inability to submit claims electronically for reimbursement by managed care payers. This reduction in dispensing opportunities will reduce the revenue that we have historically recognized from these customers. Additionally, managed care programs impose reduced reimbursement rates for the medications dispensed to their plan participants, thus providing us with a dollar margin per prescription dispensed that is lower than we have historically experienced. Because TouchScript enables physicians to submit claims electronically for reimbursement by managed care payers, a large portion of the medications dispensed by our TouchScript customers are to managed care patients. Accordingly, we expect that the fastest growing portion of our business will provide margins with respect to the sale of prepackaged medications that are lower than we have historically experienced.

    The length of the selling cycle for our current TouchScript product has generally ranged from three to nine months and depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer. Our customers currently consist of physician practices that range in size from a single physician in one location to as many as 40 physicians practicing in multiple locations. Because we are now focusing our marketing efforts on large healthcare organizations, such as physician practice management organizations, hospital-owned physician groups and independent practice associations, the sale and implementation process has generally taken longer due to these organizations' more complex decision-making processes. Typical TouchScript license agreements have a term of three years and provide for up-front fees for hardware and installation services and monthly software license fees, which entitle the customer, at no additional charge, to upgrades, periodic on-site maintenance and telephone support to the extent that these are made generally available. Some contracts include a 90-day evaluation period.

    Medications sold to physicians are billed upon shipment with 30-day payment terms. We collect, on behalf of TouchScript customers, amounts due to them from managed care organizations for medications provided to patients in the office. These payments are generally collected within 15 days after the medications are dispensed and are offset against amounts owed to us by physicians. We do not believe that this arrangement has a material impact on our overall collection cycle or liquidity.

    We recognize software fees ratably over the term of the license agreement, typically 36 months, and revenue from the sale of computer hardware when the hardware is delivered, but in each case no revenue is recognized where it is refundable or subject to the performance of future obligations. We recognize medication revenue upon shipment of the medications and revenue from the provision of installation services when the services are performed.

    We do not believe that inflation has had a material effect on our results of operations.

    In the twelve months ended December 31, 1998, we recorded total unearned stock compensation of approximately $407,000 in connection with stock options granted during the period. Such amount is amortized to expense over the vesting periods of the applicable options, resulting in approximately $176,000 of expense for the twelve months ended December 31, 1998, which is included in selling, general and administrative expenses. These amounts represent the difference between the exercise price of stock option grants and the deemed fair market value of our common stock at the time of the grants.

    In addition, during the three months ended March 31, 1999, we recognized approximately $1,850,000 of additional unearned compensation. Amortization of unearned compensation expense for each of the next five fiscal years is expected to be as follows:

                                                                      Amount (in
      Year Ended                                                      thousands)
      --------------------------------------------------------------- ----------
      December 31, 1999..............................................    $449
      December 31, 2000..............................................     538
      December 31, 2001..............................................     493
      December 31, 2002..............................................     485
      December 31, 2003..............................................     116

Recent Developments

    In March 1999, in order to focus all of management's attention and resources on the physician medication management business and due to the significant resources necessary to remain competitive and sustain profitability in the pharmacy benefit management business, we sold substantially all of the assets, excluding cash and accounts receivable, of the pharmacy benefit management business. The total consideration was approximately $7,500,000 in cash at closing and a contingent payment of up to $8,400,000 based upon achieving certain milestones for the one-year period following the closing. We expect to receive less than the maximum contingent payment. This business had net sales of $52,866,000 and $44,719,000 for the twelve months ended December 31, 1998 and 1997, respectively, while recording an operating profit of $970,000 for fiscal 1998 versus an operating loss of $1,808,000 for fiscal 1997. The operating loss of $1,808,000 for fiscal 1997 included a writedown of acquisition intangibles in the amount of $3,300,000. The writedown was the result of the loss of customers acquired in the acquisition of our mail order pharmacy business, reduced margin contributions from other acquired customers and higher projected levels of customer attrition. Our financial statements and the discussion in Management's

Discussion and Analysis of Financial Condition and Results of Operations reflect the pharmacy benefit management business as a discontinued operation. In the quarter ended March 31, 1999, we recognized a gain on the sale of this business of $3,547,000, based upon the consideration received at closing. If we receive any additional contingent payments, the gain, net of tax effects, will be increased accordingly. See Note 17 of Notes to Consolidated Financial Statements.

    In May 1999, we acquired all of the outstanding stock of TeleMed Corp., which operates as MedSmart, in exchange for 117,500 shares of our common stock and up to an additional 117,500 shares under specific circumstances. MedSmart sells Internet-based physician drug education programs and medical books online and by telephone. These products are intended to complement our existing line of medication management products. MedSmart generated revenue of approximately $1,600,000 with a net loss of approximately $330,000 for the fiscal year ended December 31, 1998. The MedSmart acquisition will have the near-term effect of increasing cash used in operating activities.

    In June 1999, we acquired substantially all of the assets of Shopping@Home, Inc., a development-stage Internet retailer, in exchange for a promissory note in the principal amount of $650,000, bearing interest at 6.0% per year and payable upon the consummation of this offering. We expect the Internet software capabilities of Shopping@Home to enhance the development of our Internet-based products. Shopping@Home generated no revenue and had operating losses of approximately $325,000 for the fiscal year ended December 31, 1998. The Shopping@Home acquisition will have the near-term effect of increasing cash used in operating activities. See "Certain Relationships and Related Party Transactions--Shopping@Home Acquisition."

    Following the disposition of our pharmacy benefit management business and in order to implement our strategy, we have continued to increase the number of our sales, sales support, product development and customer service personnel significantly. From March 31, 1999 to May 31, 1999, our stockholders' deficit continued to increase, and our consolidated net current assets decreased. Additionally, as compared to the corresponding period in 1998, from April 1, 1999 to May 31, 1999, loss from continuing operations, net loss and net loss per share, basic and diluted, increased. Based on preliminary and incomplete financial information, we believe that these trends have continued since May 31, and we expect to continue to incur significant operating losses and that these operating losses will continue to increase for the foreseeable future.

Results of Operations

    The following table shows, for the periods indicated, our results of operations expressed as a percentage of our revenue:

                                                               Three Months
                                                                   Ended
                                 Year Ended December 31,         March 31,
                                 ---------------------------   ---------------
                                  1996      1997      1998      1998     1999
                                 -------   -------   -------   ------   ------
Revenue........................    100.0%    100.0%    100.0%   100.0%   100.0%
Cost of revenue................     69.9      69.0      73.1     71.4     75.7
                                 -------   -------   -------   ------   ------
Gross profit...................     30.1      31.0      26.9     28.6     24.3
Operating expenses:
  Selling, general and
   administrative expenses.....     34.6      45.3      53.5     52.8     58.9
  Amortization of intangibles..      1.6       1.3       1.6      1.5      1.5
  Other operating expenses.....      3.1       8.4       1.8      1.8      0.0
                                 -------   -------   -------   ------   ------
Loss from operations...........     (9.2)    (24.0)    (30.0)   (27.5)   (36.1)
Interest expense...............     (3.9)     (5.3)     (2.5)    (6.2)    (1.8)
Other expense..................     (0.1)      0.0       0.0      0.0      0.0
                                 -------   -------   -------   ------   ------
Loss from continuing
 operations....................    (13.2)    (29.3)    (32.5)   (33.7)   (37.9)
Income (loss) from discontinued
 operations....................      4.4      (5.9)      4.1      6.1      0.4
Gain from sale of discontinued
 operations ...................      --        --        --       --      58.8
                                 -------   -------   -------   ------   ------
Income (loss) before
 extraordinary items...........     (8.8)    (35.2)    (28.4)   (27.6)    21.3
Extraordinary loss from early
 extinguishment of debt........      0.0       0.0      (3.3)     0.0      0.0
                                 -------   -------   -------   ------   ------
Net (loss) income .............     (8.8)%   (35.2)%   (31.7)%  (27.6)%   21.3%
                                 =======   =======   =======   ======   ======

Three Months Ended March 31, 1999 Compared to Three Months Ended
March 31, 1998

   Total revenue for the three months ended March 31, 1999 decreased by 5.1% or $323,000 from $6,351,000 in 1998 to $6,028,000 in 1999. Traditional revenue for the three months ended March 31, 1999 decreased by 14.2% or $866,000 from $6,101,000 in 1998 to $5,235,000 in 1999. E-commerce revenue increased by 217.2% or $543,000 from $250,000 in the first quarter of 1998, when we first introduced our e-commerce products, to $793,000 in the first quarter of 1999. The decrease in traditional revenue reflects reduced levels of medication dispensing by our traditional customers, principally as a result of the increased market penetration of managed care prescription programs. This decrease also reflects attrition of customers, price reductions in response to competitive pressures and a product mix shift to lower-priced generic products. The increase in e-commerce revenue reflects additional installations and increased use of TouchScript.

   Cost of revenue for the three months ended March 31, 1999 increased by 0.6% or $27,000 from $4,538,000 in 1998 to $4,565,000 in 1999. As a percentage of total revenue, cost of revenue for the three months ended March 31, 1999 increased to 75.7% from 71.4% in the prior year period principally due to the price reductions noted above.

   Selling, general and administrative expenses for the three months ended March 31, 1999 increased by 6.0% or $201,000 over the prior year period due primarily to additional spending of $563,000 for sales support personnel needed to sell, implement and support TouchScript installations, and TouchScript product development personnel. These increases were partially offset by reduced spending of $271,000 on sales personnel with the redirection of the sales and marketing efforts toward targeted, large managed care-oriented organizations, staff reductions in middle management personnel and other smaller reductions in corporate and general administrative expenses. As a result, selling, general and administrative expenses as a percentage of total revenue increased to 58.9% for the three months ended March 31, 1999 from 52.8% of total revenue in the prior year period.

   Amortization of intangibles for the three months ended March 31, 1999 did not differ materially from the prior year period.

   Other operating expenses for the three months ended March 31, 1999 decreased by 100% or $112,000 from the prior year period. The expense in 1998 consisted entirely of severance costs of nine sales personnel who were terminated as part of the refocusing of our sales and marketing efforts toward targeted, large managed care-oriented organizations. This was part of an ongoing process of matching the skills and experience of our workforce with our strategic objectives. The severance plan was announced during the quarter ended March 31, 1998, and all payments were made in accordance with the original plan by September 15, 1998.

   Interest expense for the three months ended March 31, 1999 decreased by 72.5% or $287,000 over the prior year period due to the exchange of subordinated convertible debentures for redeemable preferred stock and the repayment of the term loan we had with our commercial bank in April 1998. These amounts were partially offset by increased borrowings on our revolving credit facility with our commercial bank. In addition, accretion on mandatorily redeemable preferred shares and accrued dividends on preferred shares increased by $468,000 in the 1999 period due to the issuance of mandatorily redeemable preferred shares in April 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Total revenue for 1998 decreased by 22.6% or $6,911,000 from $30,593,000 in 1997 to $23,682,000 in 1998. Traditional revenue decreased by 27.0% or $8,255,000 from $30,593,000 in 1997 to $22,338,000 in 1998. The overall decrease consists primarily of approximately $6,600,000 due to attrition of customers and reduced levels of medication dispensing by our traditional customers, principally as a result of the increased market penetration of managed care prescription programs. This decrease also reflects approximately $3,300,000 due to the manufacturer withdrawal of two weight-loss products in October 1997 and approximately $700,000 as a result of price reductions in response to competitive pressures. This decrease was partially offset by increases in the average selling price of brand products sold, which increased traditional revenues by approximately $2,500,000 in 1998 over the prior year. In the first quarter of 1998, we began to generate e-commerce revenue. We recognized $1,344,000 of e-commerce revenue in 1998.

    Cost of revenue in 1998 decreased by 18.0% or $3,797,000 from $21,117,000 in 1997 to $17,320,000 due to the decrease in traditional revenue outlined above. As a percentage of total revenue, cost of revenue for 1998 increased to 73.1% from 69.0% in the prior year. This percentage increase was principally due to price reductions in response to competitive pressures, which increased the cost of revenue as a percentage of revenue by approximately 5.0%, and increased costs of production, warehousing and distribution, which increased cost of revenue as a percentage of revenue by approximately 0.6%. These increases were partially offset by a shift in product mix to higher percentage margin products, which reduced cost of revenue as a percentage of revenue by approximately 1.9%.

    Selling, general and administrative expenses decreased by 8.7% or $1,211,000 in 1998 compared to 1997, but increased as a percentage of total revenue from 45.3% in 1997 to 53.5% in 1998. The decrease consists primarily of $1,614,000 attributable to a reduction in sales personnel and related expenses as a result of the reorganization of the sales and marketing efforts, and $446,000 related to decreased expenses associated with general and administrative functions. These decreases were partially offset by increased spending of $492,000 for personnel needed to develop, sell, implement and support the TouchScript product, an increase in bad debt expense of $263,000 and unearned compensation expense of $176,000.

    Amortization of intangibles decreased by 9.0% or $37,000 in 1998 from the prior year. The decrease in the amortization is the result of a writedown in 1997 of acquisition intangibles to net realizable value.

    Other operating expenses decreased in 1998 by 83.2% or $2,138,000 over the prior year period. The 1997 expense relates to a writedown of acquisition intangibles in the amount of $2,328,000 and a severance charge of $240,000 for a reduction in force of three sales and seven general and administrative staff personnel. The expense in 1998 related to a reduction in force of nine sales and ten general and administrative staff personnel.

    Interest expense decreased in 1998 by 63.2% or $1,025,000 over the prior year period due to the exchange of subordinated convertible debentures for redeemable preferred stock and the repayment of the term loan in April 1998. In addition, in 1998 we recognized an extraordinary loss of $790,000 from the early extinguishment of debt relating to the exchange of the debentures for redeemable preferred stock.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

    Revenue in 1997 decreased by 8.6% or $2,869,000 from $33,462,000 in 1996 to
$30,593,000 in 1997. The overall decrease consists primarily of $5,100,000 due to attrition of customers and reduced levels of medication dispensing by our traditional customers, principally as a result of the increased market penetration of managed care prescription programs. This decrease also reflects approximately $1,000,000 due to a shift in product mix to lower priced generic products. These decreases were partially offset by $3,100,000 from increased selling prices of branded and generic products as a result of inflation and changes in customer and product mix.

    Cost of revenue in 1997 decreased by 9.7% or $2,273,000 from $23,390,000 in 1996 to $21,117,000 due to the decrease in revenue outlined above. As a percentage of total revenue, cost of revenue for 1997 decreased to 69.0% from 69.9% in the prior year period principally due to lower acquisition costs of generic products and increased rebates from pharmaceutical manufacturers. These amounts were partially offset by increased costs of production, warehousing and distribution associated with our new production facility, which we moved to in 1997.

    Selling, general and administrative expenses increased by 19.6% or $2,270,000 in 1997 compared to 1996 and increased as a percentage of total revenue from 34.6% in 1996 to 45.3% in 1997. The increase consists primarily of $1,247,000 spent on the development of a sales support infrastructure needed to sell, implement and support TouchScript installations, $470,000 for the addition of new senior management personnel, $232,000 for moving costs and increased lease costs associated with our new office and production facility, $160,000 for increased information services staff, $408,000 for receivable realization reserves primarily related to three weight-loss products that were withdrawn from the market and $339,000 for general increases in general and administrative expenses. These increases were partially offset by $715,000 in sales personnel reductions as part of our reorganization of the sales process.

    Amortization of intangibles decreased by 22.7% or $120,000 in 1997 from the prior year period. The decrease is the result of certain intangibles becoming fully amortized in 1996 and 1997.

    Other operating expenses increased in 1997 by 148.4% or $1,534,000 over the prior year period. The 1997 expense relates to a writedown of acquisition intangibles and a reduction in force as part of the reorganization of our sales process. The expense in 1996 related to the writeoff of software intangibles related to a product rendered obsolete by TouchScript, in the amount of $166,000, the recognition of a charge for severance costs related to four individuals in the amount of $574,000 and $294,000 in costs related to the shutdown of our Pennsylvania sales office.

    Interest expense increased in 1997 by 24.6% or $320,000 over the prior year period due to the annualized cost of our subordinated convertible debentures issued in April 1996.

    Other expense in 1996 relates to the loss recognized on the exchange of a note receivable from a shareholder for common shares.

Selected Quarterly Operating Results

    Our quarterly results of operations have generally been seasonal, with a greater proportion of our revenue typically occurring in the first and fourth quarters. This seasonality is primarily attributable to the fact that more prescriptions are written in the winter months.

    The following table shows our quarterly unaudited consolidated financial information for the five quarters ended March 31, 1999 and each item as a percentage of total revenue. We have prepared this information on the same basis as the annual information presented in other sections of this prospectus. In management's opinion, this information reflects all adjustments, all of which are of a normal recurring nature, that are necessary for a fair presentation of the results for these periods. You should not rely on the operating results for any quarter to predict the results for any subsequent period or for the entire fiscal year. You should be aware of possible variances in our future quarterly results. See "Risk Factors--Risks Related to This Offering and Our Stock--Our quarterly operating results may vary."

                                                 Quarter Ended
                                   ----------------------------------------------
                                                 1998                      1999
                                   ------------------------------------  --------
                                   March 31  June 30  Sept. 30  Dec. 31  March 31
                                   --------  -------  --------  -------  --------
                                                 (In thousands)
Statements of Operations Data:
Revenue..........................  $ 6,351   $ 6,056  $ 5,760   $ 5,515  $ 6,028
Cost of revenue..................    4,538     4,413    4,280     4,089    4,565
                                   -------   -------  -------   -------  -------
Gross profit.....................    1,813     1,643    1,480     1,426    1,463
Operating expenses:
 Selling, general and
  administrative expenses........    3,349     3,242    3,116     2,951    3,550
 Amortization of intangibles.....       93        93       93        93       93
 Other operating expenses........      112       --       --        318      --
                                   -------   -------  -------   -------  -------
Loss from operations.............   (1,741)   (1,692)  (1,729)   (1,936)  (2,180)
Interest expense.................     (396)      (81)     (45)      (74)    (109)
Other expense....................      --        --       --        --       --
                                   -------   -------  -------   -------  -------
Loss from continuing operations..   (2,137)   (1,773)  (1,774)   (2,010)  (2,289)
Income (loss) from discontinued
 operations......................      387       294      201        88       26
Gain from sale of discontinued
 operations......................      --        --       --        --     3,547
                                   -------   -------  -------   -------  -------
Income (loss) before
 extraordinary items.............   (1,750)   (1,479)  (1,573)   (1,922)   1,284
Extraordinary loss from early
 extinguishment of debt..........      --       (790)     --        --       --
                                   -------   -------  -------   -------  -------
Net (loss) income ...............  $(1,750)  $(2,269) $(1,573)  $(1,922) $ 1,284
                                   =======   =======  =======   =======  =======

                                                  Quarter Ended
                                    ----------------------------------------------
                                                  1998                      1999
                                    ------------------------------------  --------
                                    March 31  June 30  Sept. 30  Dec. 31  March 31
                                    --------  -------  --------  -------  --------
As a Percentage of Revenue:
Revenue...........................   100.0%    100.0%   100.0%    100.0%   100.0%
Cost of revenue...................    71.5      72.9     74.3      74.1     75.7
                                     -----     -----    -----     -----    -----
Gross profit......................    28.5      27.1     25.7      25.9     24.3
Operating expenses:
 Selling, general and
  administrative expenses.........    52.7      53.5     54.1      53.6     58.9
 Amortization of intangibles......     1.5       1.5      1.6       1.7      1.5
 Other operating expenses.........     1.8       --       --        5.8      --
                                     -----     -----    -----     -----    -----
Loss from operations..............   (27.5)    (27.9)   (30.0)    (35.2)   (36.1)
Interest expense..................    (6.2)     (1.3)    (0.8)     (1.3)    (1.8)
Other expense.....................     --        --       --        --       --
                                     -----     -----    -----     -----    -----
Loss from continuing operations...   (33.7)    (29.2)   (30.8)    (36.5)   (37.9)
Income (loss) from discontinued
 operations.......................     6.1       4.8      3.5       1.6      0.4
Gain from sale of discontinued
 operations.......................     --        --       --        --      58.8
                                     -----     -----    -----     -----    -----
Income (loss) before extraordinary
 items............................   (27.6)    (24.4)   (27.3)    (34.9)    21.3
Extraordinary loss from early
 extinguishment of debt...........     --      (13.1)     --        --       --
                                     -----     -----    -----     -----    -----
Net (loss) income.................   (27.6)%   (37.5)%  (27.3)%   (34.9)%   21.3%
                                     =====     =====    =====     =====    =====

Discontinued Operations

    The operating results of the pharmacy benefit management segment have been segregated from continuing operations and reported as a separate line item on the Consolidated Statements of Operations under the caption "Income (loss) from discontinued operations." Additionally, we have restated our prior financial statements to present the operating results of the pharmacy benefit management business as a discontinued operation.

    Operating results from discontinued operations were as follows:

                                              1996        1997         1998
                                           ----------- -----------  -----------
      Revenue............................  $42,225,000 $44,719,000  $52,866,000
      Cost of revenue....................   39,001,000  41,413,000   49,313,000
                                           ----------- -----------  -----------
          Gross profit...................    3,224,000   3,306,000    3,553,000
      Selling, general and administrative
       expenses..........................    1,735,000   5,114,000    2,583,000
                                           ----------- -----------  -----------
      Operating income (loss)............    1,489,000  (1,808,000)     970,000
                                           ----------- -----------  -----------
      Income (loss) from discontinued
       operations........................  $ 1,489,000 $(1,808,000) $   970,000
                                           =========== ===========  ===========

    Revenue from discontinued operations increased by 5.9% or $2,494,000 from $42,225,000 in 1996 to $44,719,000 in 1997 while increasing 18.2% or $8,147,000 to $52,866,000 in 1998. The increase in revenue reflects our focus on and success within the specialty medication market business, primarily HIV medications. These increases were partially offset by the loss of customers and the repricing of certain accounts as part of the competitive renewal bid process.

    While these specialty medication customers generated significant revenue, their gross profit margin percentage was lower than our historical customer base. As a result, cost of revenue in 1997 increased by 6.2% or $2,412,000 from 1996 and increased as a percentage of revenue from 92.4% to 92.6%. Cost of revenue in 1998 increased by 19.1% or $7,900,000 from 1997 and increased as a percentage of revenue from 92.6% to 93.3%.

    Selling, general and administrative expenses of discontinued operations remained relatively constant from 1996 to 1997, after consideration of a $3,294,000 writedown of acquisition intangibles in 1997. Selling, general and administrative expenses increased by $763,000 or 41.9% from $1,820,000 in 1997, excluding the writedown of intangibles noted above, to $2,583,000 in 1998. This increase relates to a $800,000 charge for uncollectible receivables, costs associated with a major computer system conversion and increased administrative and support costs to support higher revenue levels.

Liquidity and Capital Resources

    Historically, our principal sources of funds were bank borrowings, the sale of subordinated debt, redeemable preferred stock and equity securities, and operating cash flow generated by our pharmacy benefit management business, which we sold in March 1999. We issued securities totaling approximately $10,000,000 in 1996 and $8,930,000 in 1998. We have used these capital resources to fund operating losses, working capital, capital expenditures, acquisitions and retirement of debt. At March 31, 1999, we had an accumulated deficit of $49,480,000.

    We have spent $771,000, $518,000 and $296,000 on software development costs in fiscal 1998, 1997 and 1996, respectively. We project that we will spend approximately $1,500,000 in fiscal 1999 on software development. While technological feasibility for the current version of TouchScript has been achieved, and, therefore, we have capitalized the related software development costs, these costs have been written off because their recoverability is uncertain since market acceptance of the current version of TouchScript, Version 6, is not expected to be achieved.

    Net cash used in operating activities in 1998 increased by approximately $2,494,000 compared to 1997. Of this amount, changes in working capital accounted for approximately $1,059,000 of the increase, principally as a result of higher levels of receivables and inventory in the pharmacy benefit management business of $1,504,000. In March 1999, we sold substantially all the assets of this business, excluding cash and accounts receivable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

    We maintain allowances for uncollectible accounts to reflect our accounts receivable balances at net realized value. The adequacy of the allowance is determined by periodic reviews of individual customer accounts. The allowances for uncollectible accounts at December 31, 1998 and March 31, 1999, $4,523,000 and $4,532,000, respectively, include approximately $2,600,000 for several receivable balances with respect to which we have initiated legal action.

    We have a line of credit with a bank for up to $10,000,000, subject to levels of eligible accounts receivable and inventory. The line of credit agreement expires on April 16, 2000. Borrowings under the line of credit are collateralized by all of our assets. Covenants restrict the payment of dividends, purchase or redemption of securities and the issuance of additional debt without the bank's consent. As of June 30, 1999, we had borrowed approximately $3,900,000 under this agreement, at an interest rate of prime plus 0.5%, which was 8.5% at June 30, 1999, and had no additional borrowing capacity available. As we collect outstanding receivables from our pharmacy benefit management business, our borrowing capacity will decrease.

    At June 30, 1999, we had outstanding long-term debt and redeemable preferred stock, at redemption value, including accrued dividends, totaling approximately $34,615,000. Approximately $9,543,000 of the redeemable preferred shares are mandatorily redeemable upon the closing of this offering. We intend to redeem all of the outstanding redeemable preferred stock, approximately $34,556,000 at June 30, 1999, with a portion of the net proceeds from this offering. See "Use of Proceeds."

    Capital expenditures were $1,242,000 in 1997 and $884,000 in 1998. The increased level of expenditures in 1997 resulted from moving our office and production operations to a new facility in that year.

    At December 31, 1998, we had operating loss carryforwards available for federal income tax reporting purposes of approximately $30,534,000. The operating loss carryforwards expire in 2002 through 2013. Our ability to use these operating loss carryforwards to offset future taxable income depends on a variety of factors, including possible limitations on usage under Internal Revenue Code Section 382. Section 382 imposes an annual limitation on the future utilization of operating loss carryforwards due to changes in ownership resulting from the issuance of common shares, stock options, warrants and preferred shares.

    We expect the net proceeds from this offering, together with our existing cash and borrowings under our line of credit, to be sufficient to meet our anticipated needs for working capital and other cash requirements for at least the next twelve months. See "Risk Factors--Risks Related to Our Company--We are uncertain of our ability to obtain additional financing for our future needs."

Year 2000

   Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the Year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the Year 2000 phenomenon. For example, we are dependent on third-party vendors to host our Internet servers, perform certain information processing functions and provide other services critical to our business.

   We have reviewed the Year 2000 compliance of our medication management products and have tested these products to determine how they will function at and beyond the Year 2000. Based upon our assessment to date, we believe that all of the medication management products that we currently sell are Year 2000 compliant. We have contacted the small number of customers using certain older versions of our products that are not Year 2000 compliant. We have offered these customers upgrades to Year 2000 compliant versions of these products at no cost.

   We have assessed the Year 2000 readiness of all mission-critical hardware, operating systems and third-party and proprietary software, which include software for use in our accounting, order entry, database, security and other operating systems. The failure of our software or systems to be Year 2000 compliant could have a material adverse effect on our corporate accounting functions, our ability to fulfill orders and the operation of TouchScript and our Web site. As part of the assessment of the Year 2000 compliance of these systems, we have received assurances from our vendors that their software, computer technology and other services are Year 2000 compliant. We have expensed amounts incurred in connection with Year 2000 assessment through December 31, 1998. Such amounts have not been material. As of April 1, 1999 we have completed our assessment process, replaced all mission critical, non-compliant hardware with hardware that is Year 2000 compliant, upgraded all mission-critical third-party software, including operating systems, to Year 2000 compliant versions, upgraded proprietary software so that it is Year 2000 compliant, and audited the interfaces among our internal systems and between those systems and external systems. We expect to complete the upgrading of interfaces by August 1, 1999 and then immediately begin system-wide testing, which we expect to be completed by October 1, 1999. At this time, we cannot determine the expenses associated with this testing and any potential remediation plan that may be incurred in the future. The failure of our software and computer systems and of our third-party suppliers to be Year 2000 compliant could have a material adverse effect on us. As of June 30, 1999, we had incurred costs that we believe are allocable to the Year 2000 problem of approximately $125,000.

   The Year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. The infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential Year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most entities and individuals who rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to Year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of Year 2000 issues. A significant disruption in the ability to reliably access the Internet or portions of it would have an adverse effect on demand for our products and services and would have a material adverse effect on us.

   We have not developed a contingency plan to address situations that may result if we or our vendors are unable to achieve Year 2000 compliance. If circumstances require, we will develop a contingency plan. The cost of developing and implementing such a plan, if necessary, could be material. Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant could have material adverse consequences for us. These consequences could include difficulties in operating our Web site effectively, taking product orders, making product deliveries, transmitting data or conducting other fundamental parts of our business.

                                    BUSINESS

General

    We provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Our technology-based approach focuses on the point of care, where the prescription originates, and creates an electronic dialogue between physicians and other participants in the healthcare delivery process, including patients, pharmacies, managed care organizations and pharmaceutical manufacturers. We believe physicians find our solutions attractive because incorporating these solutions into their office work flow can increase efficiency and profitability and improve the quality of patient care.

    Our products are designed to improve every step of the pharmaceutical healthcare process. We currently offer products in four categories: point-of-care medication management, Internet products and services, information products and prepackaged medications. Our TouchScript software enables electronic prescribing, routing of prescription information and capturing of prescription data at the point of care. Our other e-commerce products and services offer physicians and their patients medication-related education and information services. We also sell our prepackaged medications to physicians so they can offer their patients the convenience of receiving prescription medications in the physician's office.

Background

    According to the Health Care Financing Administration, healthcare expenditures in the United States totaled approximately $1.0 trillion in 1996, or 14% of the country's gross domestic product, making it the largest single sector of the economy. One of the fastest growing components of healthcare expenditures is pharmaceutical costs, which last year totaled approximately $100 billion, according to IMS HEALTH, a leading provider of pharmaceutical information. According to the Health Care Financing Administration, pharmaceutical costs are expected to increase at an annual rate of approximately 10% through 2007, driven by an aging population, the accelerating introduction of new drugs, direct-to-consumer advertising by pharmaceutical manufacturers and cost advantages over alternate forms of care, most notably inpatient hospital care. This in turn has created pressure on managed care organizations to control pharmacy costs and improve the process of managing medication treatments.

    Physicians have also been affected as healthcare has shifted from a fee-for-service model to managed care forms of reimbursement, which increasingly transfer financial risk for pharmaceutical costs from traditional third-party payers to physicians. This transfer of risk has often had an adverse financial impact on physicians. Moreover, as healthcare becomes increasingly consumer driven, patients are seeking more information, control and convenience, placing additional time and financial pressures on physicians. These changes have led many physicians in the United States to search for tools and solutions to improve practice efficiency, increase revenue, comply with managed care guidelines and address patient needs.

Rapid Growth of the Internet and E-commerce

    The Internet is becoming an increasingly important medium in healthcare, providing the opportunity for unprecedented communication and access to information for all participants in the healthcare delivery process. We believe that an increasing number of physicians regularly access the Internet, indicating their willingness to adopt technology. Consumer usage of the Internet continues to grow rapidly, and health and medical information was the second most popular subject of Web-based information retrieval searches in 1997 according to Media Metrix, an independent Internet research firm. In addition, Simba Information, Inc., a media and information industry market research firm, estimates that e-commerce will grow from $28 billion in 1998 to over $100 billion by 2002.

The Opportunity

    The current process for prescribing and delivering medications is inefficient, unnecessarily costly and error-prone. Physicians write virtually all of the 2.8 billion annual prescriptions by hand, resulting in errors and necessitating millions of telephone inquiries from pharmacies for clarification and correction. When physicians write prescriptions, they often do not have ready access to information that would help ensure that the prescription is clinically sound, cost effective and compliant with managed care organizations' pharmacy guidelines. The pharmacist or managed care organization checks this information only after the physician writes the prescription. The inability of managed care organizations to communicate with physicians at the time of prescribing has made it difficult to manage pharmaceutical costs. The existing process further inconveniences the patient, who must travel from the physician's office to a pharmacy and must often wait for the prescription to be filled. In addition, despite the fact that pharmaceutical manufacturers spend billions of dollars promoting the use of their drugs, physicians have a difficult time staying current on the rapidly expanding body of pharmaceutical products and knowledge.

The Allscripts Solution

    We have developed comprehensive in-office and Internet-based electronic solutions that significantly streamline the process of prescribing and delivering medications. Our TouchScript software enables physicians to improve their prescribing at the point of care by providing ready access to information about potential adverse drug interactions, patient drug history and managed care preferences, including pharmacy guidelines and generic substitutes. Both before and as the prescription is written, TouchScript reduces the possibility of errors and the need for expensive and time-consuming intervention by pharmacists and pharmacy benefit managers.

    We offer or intend to offer other e-commerce products that address various aspects of the medication management process. We currently have products that enable physicians to purchase medications and supplies via the Internet and make it possible for patients to have their prescriptions electronically routed to the pharmacies of their choice or to receive their medications in their physicians' offices. To physicians, we intend to offer Internet-based information services to permit them to better care for their patients. To patients, we intend to offer ancillary information and electronic services focused on improving care, including patient education and compliance.

    Our solution redesigns the pharmaceutical healthcare delivery process to benefit each participant. By providing ready access to information during the prescribing process, our system benefits physicians by reducing the amount of time spent clarifying and changing prescriptions. In addition, our system enables physicians to better manage financial risk and to increase practice revenue through dispensing medications. Patients benefit from the convenience, immediacy and confidentiality of receiving prescription medications in the physician's office. Patients also gain access to valuable information that enables them to play a more active role in managing their healthcare. Managed care organizations benefit from higher physician compliance with their pharmacy guidelines, resulting in lower overall costs. Pharmacies benefit from improved communication with physicians, which enhances efficiency and reduces the likelihood of errors.

    We believe that the best way to improve the medication management process is by focusing where the prescription originates--with the physician--and motivating physicians to write prescriptions electronically. By combining electronic prescribing and dispensing, innovative product design, state-of-the-art software and hardware, and the Internet, we believe we offer an attractive opportunity for physicians. Key advantages of our solution include:

  . Ease of Use. TouchScript is easy to use, enabling a physician to complete a prescription in as little as 20 seconds.

  . Accessibility. TouchScript enables physicians to prescribe electronically from a variety of locations on several different platforms, including touch screen-enabled personal computers, and, in the near future, the Internet and hand-held Microsoft CE devices.

  . Information. TouchScript provides valuable, objective information prior to and during the prescribing process, enabling physicians to improve the quality of their prescriptions.

  . Financial Opportunity. TouchScript offers physicians a significant financial opportunity through better management of pharmacy risk and additional practice revenue from dispensing medications.

Competitive Advantage

    We believe that we have several advantages over our current and potential competitors:

  . Physician Relationships. Our experience with thousands of physicians at more than 2,500 sites across the United States enables us to understand their office workflow and the way they conduct their business.

  . Managed Care Experience. Over 60 managed care payers and pharmacy benefit managers, including many of the country's largest, currently reimburse our physician customers for prescription medications dispensed in their offices.

  . Regulatory Experience. We have a thorough understanding of, and operating experience in, the dynamic and complex federal and state healthcare regulatory environment.

  . Installed Base. Versions of TouchScript are currently installed and used in over 150 physician practice sites.

  . Management. Our management team has substantial experience in managing rapidly growing public companies that use technology to change business processes.

The Allscripts Strategy

    Our objective is to become the leading provider of medication management solutions. Our strategy to achieve this objective includes the following:

  . Accelerating sales of our medication management solutions through expansion of marketing efforts, conversion of traditional dispensing-only customers to TouchScript and development of strategic alliances with physician practice management system vendors, physician-oriented Internet portals and managed care organizations.

  . Increasing customer utilization of our medication management products to enhance the financial opportunity for physicians through a combination of quality customer service and expansion of the number of managed care organizations that reimburse physicians for prescription medications dispensed in their offices.

  . Enhancing our product line by developing additional Internet-based products for physicians and their patients.

  . Developing and marketing information products that use the data collected during the electronic prescribing process.

Products and Services

    Our product strategy is built around the physician prescribing electronically at the point of care, where virtually all prescriptions are initiated. Our e-commerce business is comprised of three major product categories:

  . point-of-care medication management,

  . Internet products and services and

  . information products.

Our traditional business consists of sales of prepackaged medications through channels other than the Internet.

              Current and Future E-Commerce Products and Services

          Product or Service                            Key Features                      Availability


  Point-of-Care Medication Management

  TouchScript Version 6                 Drug Utilization Review                      Currently Available
                                        Formulary checking (800 plans)
                                        Generic substitution
                                        Automated Internet ordering
                                        SCRIPT standard transmission
                                        Online submission of pharmacy claims
                                        Inventory management
                                        ScriptGuard barcode scanning
                                        Touch screen-enabled

  TouchScript Outsourcing               On-site pharmacy or dispensary               Currently Available
                                        management

  TouchScript Version 7                 All Version 6 features, plus:                Expected Third Quarter
                                        3Touch Prescribing                           1999
                                        Hand held enabled




-----------------------------------------------------------------------------------------------------------
  Internet Products and Services

  Online Ordering (www.Allscripts.com)  Medications for in-office dispensing         Currently Available
                                        Medical education materials

  Physician's Interactive               Internet and Interactive Voice Response drug Currently Available education and detailing

  TouchScript Version 7.i               Internet-enabled electronic prescribing      Expected Third Quarter
                                                                                     1999

  Intelligent Reminder                  Patient compliance tracking                            *

  Patient Education                     Health state information                               *
                                        Managed care information
                                        Drug information




-----------------------------------------------------------------------------------------------------------
  Information Products

  Data Mining Products                  Prescribing data linked to diagnosis         Currently Available

 * Release date to be determined.

 Point-of-Care Medication Management

   TouchScript is a client/server and Internet-based software application that physicians use to electronically prescribe, route prescriptions and dispense medications. TouchScript provides the physician with ready access to information during the prescribing process to facilitate writing a high-quality prescription. This information includes patient drug history, potential adverse drug interactions, generic drug alternatives and the relative costs of medications and drug preferences of over 800 managed care plans. The resulting prescription is legible, accurate and more likely to be clinically safe and follow managed care guidelines, reducing the need for subsequent communication between the physician and a pharmacist to correct or clarify the prescription.

   Once the prescribing process is completed, TouchScript offers a variety of fulfillment options for the patient: electronic routing to a retail or mail order pharmacy, printing a legible hard copy or receiving the medication in the physician's office. If the patient chooses to receive the medication in the physician's office and is carrying a pharmacy benefit card, the system can submit the pharmacy claim electronically for immediate approval and reimbursement by the managed care organization.

   Drug inventory management is fully automated, and all medication orders and receipts are handled via the Internet using a proprietary program. TouchScript employs an industry standard electronic data interchange format for sending and receiving prescription information called SCRIPT standard, which was developed by the National Council for Prescription Drug Programs. This enables two-way communication between physicians and pharmacists in a more efficient way than can be accomplished over the telephone. In addition, TouchScript's underlying relational database enables users to generate a variety of clinical, financial and operational reports.

   We designed TouchScript to be faster and easier for a physician to use than a prescription pad. We currently offer TouchScript with a touch-screen interface option, and we are developing and expect to offer 3Touch Prescribing in the third quarter of 1999. We also plan to offer TouchScript on Internet and hand-held Microsoft CE platforms in the near future. TouchScript learns the physician's preferences dynamically, tailoring information on patients, diagnoses, medications and instructions more precisely as usage increases.

   We offer a number of outsourcing options. These range from Allscripts providing employees to assist in the operation of the TouchScript system to more comprehensive arrangements where we establish and manage the customer's pharmacy operations.

 Internet Products and Services

   As an extension of our TouchScript medication management solutions, we offer transaction-based e-commerce services that enhance our business relationships with physicians. We are also developing a number of informational and educational services for physicians and patients to be offered through our Web site. We expect to introduce additional services during the current fiscal year and plan to expend significant resources for continued development.

   Online Ordering. Through our Web site, www.Allscripts.com, we currently sell pharmaceuticals to physicians, enabling them to provide patients with medications in the office, and we plan to facilitate the delivery of pharmaceutical products directly to patients in the future. We also enable healthcare professionals to purchase medical-related texts, journals and products online.

   Physician's Interactive. This product enables pharmaceutical manufacturers and managed care organizations to deliver drug education and detailing to physicians more efficiently and cost-effectively via the Internet, without the face-to-face interaction currently required. The product is also available through Interactive Voice Response.

   Intelligent Reminder. We intend to offer a service to track patient compliance with prescribed treatment and to send reminders to patients, physicians and managed care organizations. By increasing compliance, we expect to improve patient care and reduce unnecessary office visits, benefiting patients, physicians and managed care organizations.

    Patient Education. We intend to create a Web site that will provide information to patients, enabling them to take a more active role in managing and improving the quality and cost of their healthcare. Specific information regarding health state, managed care and medications will be made available on the Web site and via e-mail.

 Information Products

    Data Mining Products. As a by-product of electronic prescribing, we accumulate data that correlates the medications prescribed with the related diagnosis. This type of correlated data is not readily available on a broad scale, and we believe that we can market it to pharmaceutical manufacturers and managed care organizations.

 Prepackaged Medications

    We fulfill orders for prepackaged medications for our traditional and e-commerce customers from our FDA-licensed repackaging facility in Libertyville, Illinois. Enabling physicians to sell repackaged pharmaceuticals is an important component of the financial opportunity we provide to physicians.

Sales and Marketing

    We sell our products through an internal direct sales force and intend to pursue strategic relationships with key suppliers of physician practice management systems, physician-focused Internet portals and managed care organizations to complement our internal efforts.

    As of June 30, 1999, we employed 35 sales professionals who market directly to large physician practices, clinics, integrated healthcare networks and physician practice management organizations. We target sites with a large number of high-volume prescribing physicians in states where in-office dispensing is well-established or where many physicians bear financial risk for pharmaceutical costs.

    We use a variety of tools to attract prospective customers, including editorials, articles and advertisements in trade journals, as well as executive seminars, exhibits at selected trade shows and other direct marketing techniques.

 Merck-Medco Strategic Relationship

    Merck-Medco Managed Care is the country's largest pharmacy benefits manager, covering over 60 million people. We have a non-exclusive pilot agreement with Merck-Medco to evaluate the effectiveness of our TouchScript medication management solutions in affecting prescribing behavior and accelerating patient participation in Merck-Medco's mail order prescription services. Merck-Medco works closely with us to target high-volume prescribers and encourage them to adopt the TouchScript system.

Customer Service and Support

    Our customer service strategies are important to our ability to maximize physician utilization of our medication management solutions. We provide our customers with a range of services that begins before product implementation and continues throughout our relationship. As of June 30, 1999, our TouchScript customer service and support team consisted of 79 Account Executives, Regional Managers and Customer Support Representatives. We expect our team to grow substantially by the end of 1999.

 Implementation Services

    Implementation involves site evaluation, work flow preparation, hardware and software installation and training of physicians and their staff. Site evaluation helps us understand how best to implement our solution within the physician's office work flow. Physician training on the system can typically be completed in 30 minutes or less. The physician's office staff is usually trained in administrative and fulfillment functions in two to three hours. The objective of the implementation process is to maximize the value added to the physician's practice through electronic prescribing, routing to the appropriate dispensing location and utilizing information.

 Account Management and Customer Support

    Once TouchScript is operational, our staff works to help the customer realize the benefits of the system. Account Managers contact customers on a regular basis, either in person, by telephone or online, monitor weekly activity and help increase customer satisfaction. We provide toll-free telephone and online support to our TouchScript customers 24 hours a day, seven days a week. In addition, a separate group of Account Managers services more than 2,500 physician practice locations across the country that purchase our prepackaged medications.

Managed Care

    Our Managed Care team is responsible for facilitating access to managed care networks, acquiring and maintaining pharmacy guideline information for over 800 payers and supporting ongoing relationships with payers and pharmacy benefit managers.

Competition

    Our industry is intensely competitive, rapidly evolving and subject to rapid technological change. Many companies that offer products or services that compete with one or more of our products or services have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and may have more customers than we have. We may be unable to compete successfully against these organizations. We believe that we must gain significant market share with our products and services before our competitors introduce alternative products and services with features similar to ours.

    We believe that there are no competitors in medication management that offer a comprehensive solution with ease of use, accessibility, information content and financial opportunity for physicians comparable to ours. However, several organizations offer components that overlap with certain components of our solutions and may become increasingly competitive with us in the future.

    We face competition from several types of organizations, including the following:

  . physician practice management systems suppliers;

  . electronic medical records providers;

  . healthcare electronic data interchange providers;

  . point-of-care dispensing providers;

  . Internet pharmacies; and

  . Internet information providers.

    While many of these types of organizations are potential competitors, we believe that there are opportunities to establish strategic relationships, alliances or distribution agreements with some of them. Although we do not have any existing agreements with these types of organizations, we intend to pursue these opportunities selectively. In addition, we expect that major software information systems companies and others specializing in the healthcare industry may offer products or services that are competitive with components of our solutions.

Product Development and Technology

    As of June 30, 1999, our software development department consisted of 20 technology professionals. These individuals, with expertise in application development, documentation and quality assurance, are divided into cross-functional teams responsible for our point-of-care and Internet solutions.

    The key initiatives under development for 1999 include TouchScript Version 7, which features 3Touch Prescribing. In addition, we are developing software to support a variety of Windows CE and Palm Pilot hand-held devices. We also continue to develop our Internet products, including our Web-enabled TouchScript Version 7.i, which will permit physicians to access the features of TouchScript through the Internet, either directly or via healthcare portals.

    TouchScript operates on Microsoft's NT and Windows operating systems. All software products are developed using com-objects, Active Server Pages and C++ programming language. Our Internet applications are browser-independent and are protected by a state-of-the-art firewall, which is a network interconnection element that polices traffic flowing between the Allscripts internal network and the Internet, and proxy servers that provide layered security defenses against unauthorized access. We employ industry standard 128-bit encryption, known as secure socket layers, to provide secure transfer of information over the Internet.

Governmental Regulation

    As a participant in the healthcare industry, our operations and relationships are regulated by a number of federal, state and local governmental entities.

    The use of our TouchScript software by physicians to perform electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing is governed by state and federal law. States have differing prescription format requirements, which we have programmed into TouchScript. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. Federal law and the laws of several states neither specifically permit nor specifically prohibit electronic transmission of prescription orders. Given the rapid growth of e-commerce in healthcare, and particularly the growth of the Internet, we expect many states, as well as the federal government, to directly address these areas with regulation in the near future.

    Physician dispensing of medications for profit is allowed in all states except Massachusetts and Utah and is prohibited, subject to extremely limited exceptions, in Montana and Texas. Two states, New York and New Jersey, allow physician dispensing of medications for profit, but limit the number of days' supply that a physician can dispense. Many of the states allowing physician dispensing for profit have regulations relating to licensure, storage, labeling, record keeping and the degree of supervision required by the physician over support personnel who assist in the non-judgmental tasks associated with physician dispensing, like retrieving medication bottles and affixing labels. We regularly monitor these laws and regulations, in consultation with the governing agencies, to assist our customers in understanding them so that they can materially comply.

    Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as "Stark II," applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician's dispensing of outpatient prescription drugs, provided that the physician meets the requirements of the exception. We believe that the physicians who use our TouchScript system or dispense drugs distributed by us are doing so in material compliance with Stark II, either pursuant to the in-office ancillary services exception or another applicable exception.

    As a repackager and distributor of drugs, we are subject to regulation by and licensure with the FDA, the DEA and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA's "good manufacturing practices." We are subject to periodic inspections by regulatory authorities of our facilities, policies and procedures for compliance with applicable legal requirements. Because the FDA's good manufacturing practices were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. See "Risk Factors--Risks Related to Our Industry--If the healthcare environment becomes more restrictive, or we do not comply with healthcare regulations, our existing and future operations may be curtailed, and we could be subject to liability."

    As a distributor of prescription drugs to physicians, we and our customers are also subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase of goods, including drugs, covered by the programs. The anti-kickback law provides a number of exceptions or "safe harbors" for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws.

    As part of our services provided to physicians, our system will electronically transmit claims for prescription medications dispensed by a physician to many patients' payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit a claim to any payer, including, for example, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We believe that we have in place policies and procedures to assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customers is also accurate and complete.

    Both federal and state laws regulate the disclosure of confidential medical information, including information regarding conditions like AIDS, substance abuse and mental illness. As part of the operation of our business, our customers may provide to us patient-specific information related to the prescription drugs that our customers prescribe to their patients. We believe that we have policies and procedures to assure that any confidential medical information we receive is handled in a manner that complies with all federal and state confidentiality requirements.

History

    Allscripts was initially organized to repackage and sell pharmaceuticals to physicians for dispensing to their patients. When the current management team arrived at Allscripts in late 1997, it recognized the need for a new set of medication management solutions. The communication capabilities offered by the Internet, paired with our existing relationships with managed care organizations and with physicians, enabled us to create a new set of tools for the physician with a first-to-market advantage. Management immediately refocused Allscripts on information technology products rather than solely dispensing repackaged pharmaceuticals. In recent years, we have invested heavily in Internet and client/server software development to capture and leverage the value of electronic information to all parties in the healthcare equation: patients, physicians, managed care organizations, pharmacies and pharmaceutical manufacturers.

Employees

    As of June 30, 1999, we employed 212 persons on a full-time basis, including 79 in customer service and support, 51 in general and administrative, 35 in sales and marketing, 27 in production and warehousing and 20 in product development. None of our employees is a member of a labor union or is covered by a collective bargaining agreement. We believe we have excellent relations with our employees.

Facilities

    Our executive offices and state-of-the-art repackaging facilities are located in Libertyville, Illinois in approximately 61,000 square feet of leased space under a lease that expires in June 2004. We also lease space for a separate, smaller repackaging facility in Grayslake, Illinois under a lease that expires in June 2002. We believe that our facilities are adequate for our current operations.

Insurance

    Since June 1998, we have maintained occurrence-based product liability insurance in the amount of $31,000,000 per occurrence and $32,000,000 per year in the aggregate. Prior to that, we were covered by occurrence-based product liability insurance in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate. While we believe our insurance is adequate for our needs, we cannot assure you that we will be able to maintain this insurance in the future or that this insurance will be sufficient to cover all possible liabilities.

Legal Proceedings

    We are involved in litigation incidental to our business from time to time. We are not currently involved in any litigation in which we believe an adverse outcome would have a material adverse effect on our business, financial condition, results of operations or prospects. However, we have been involved in litigation and are subject to certain claims as described below.

    We are a defendant in approximately 115 multi-defendant lawsuits filed between February 1998 and June 1999 and involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The plaintiffs in these cases claim cardiac and other injuries as a result of ingesting a combination of these weight-loss drugs. Approximately 110 of these suits were filed in state court in California; the remainder were filed in federal courts in Georgia and Pennsylvania and in state courts in Texas, Nevada, Georgia and Tennessee. In each of these suits we are one of many defendants, including manufacturers and other distributors of these drugs. We do not believe we have any significant liability incident to the distribution or repackaging of these drugs, and we have tendered defense of these lawsuits to our insurance carrier for handling. The lawsuits are in various stages of litigation, and it is too early to determine what, if any, liability we will have with respect to the claims made in these lawsuits. If our insurance coverage in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate is inadequate to satisfy any resulting liability, we will have to defend these lawsuits and be responsible for the damages, if any, that we suffer as a result of these lawsuits. We do not believe that the outcome of these lawsuits will have a material adverse effect on our business, financial condition, results of operations or prospects.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

    The following table sets forth the directors, executive officers and certain key employees of Allscripts, their ages and the positions they held with Allscripts as of June 30, 1999:

             Name                                 Age                        Position
             ----                                 ---                        --------
Directors and Executive Officers:
  Glen E. Tullman................................  39 Chairman of the Board and Chief Executive Officer
  David B. Mullen................................  48 President, Chief Financial Officer and Director
  Joseph E. Carey................................  41 Chief Operating Officer
  James A. Rosenblum.............................  32 Chief Technology Officer
  Steven M. Katz.................................  49 Executive Vice President, Sales and Marketing
  John G. Cull...................................  37 Senior Vice President, Finance, Treasurer and Secretary
  Philip D. Green(1).............................  49 Director
  M. Fazle Husain(2).............................  35 Director
  Michael J. Kluger(2)...........................  42 Director
  L. Ben Lytle(1)(2).............................  52 Director
  Gary M. Stein(1)...............................  32 Director
  Edward M. Philip...............................  34 Director (upon the closing of this offering)

Other Key Employees:
  Donald J. Abramo...............................  47 Vice President, Managed Care
  Clifford E. Berman.............................  40 General Counsel and Senior Vice President,
                                                      Regulatory and Legislative Affairs
  Stanley A. Crane...............................  49 Vice President, Internet Services
  Karl L. Greiter                                  38 General Manager, Point-of-Care Dispensing
   II ................................
  Philip J. Langley..............................  32 Senior Vice President, Implementation Services
  Steven Lefar...................................  32 Senior Vice President, Corporate Development
  Gary                                             48 Senior Vice President, Outsourcing Options
   Reiss ........................................
  Brian D.                                         44 Vice President, Pharmacy Services
   Ward ...................................

--------
(1)Member of Audit Committee.
(2)Member of Compensation Committee.

    Glen E. Tullman has been the Chairman of the Board since May 1999 and our Chief Executive Officer since August 1997. From October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a publicly traded healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman was employed by CCC Information Services Group, Inc., a computer software company servicing the insurance industry, most recently as President and Chief Operating Officer. Mr. Tullman serves on the Board of Directors of Insurance Auto Auctions, Inc.

    David B. Mullen has been our President and Chief Financial Officer and a director since August 1997. From January 1995 to June 1997, Mr. Mullen served as Chief Financial Officer of Enterprise Systems, Inc. From 1983 to 1995, Mr. Mullen was employed in various positions by CCC Information Services Group, Inc., including Vice Chairman, President and Chief Financial Officer. Prior to that, he was employed by Ernst & Young LLP.

    Joseph E. Carey has been our Chief Operating Officer since April 1999. From September 1998 to April 1999, he served as President and Chief Operating Officer of Shopping@Home, Inc. Prior to that time, he was Senior Vice President and General Manager of the Resource Management Group of HBO & Company, a healthcare software firm. Mr. Carey joined HBO in 1997 with HBO's acquisition of Enterprise Systems, Inc., where he held the role of President from 1993 until the acquisition.

   James A. Rosenblum has been our Chief Technology Officer since December 1998. Mr. Rosenblum joined Allscripts in December 1995. He served as our Director of Product Development from January 1996 to August 1996 and our Vice President, Technology from August 1996 to December 1998. From May 1994 to December 1995, he was employed by Physician Dispensing Systems, Inc. (PDS), a technology and medication dispensing firm that we acquired in December 1995.

   Steven M. Katz has been our Executive Vice President, Sales and Marketing since September 1997. From December 1994 to July 1997, Mr. Katz served as Chief Operating Officer of Enterprise Systems, Inc. From December 1993 to November 1994, Mr. Katz was employed by CCC Information Services Group, Inc. as President of the Insurance Division.

   John G. Cull has been our Senior Vice President, Finance, Secretary and Treasurer since 1995. From 1991 to 1993, Mr. Cull was our assistant controller, and from 1993 to 1995 he was our controller. From 1986 to 1991, Mr. Cull was controller of Federated Foods, Inc., a food brokerage company. Prior to joining Federated Foods, Mr. Cull was employed by Arthur Andersen & Co.

   Philip D. Green has been one of our directors since 1992. Mr. Green is a founding partner of the Washington, D.C. based law firm of Green, Stewart, Farber & Anderson, P.C., which was formed in 1989. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray & Silbert, P.C. Mr. Green practices healthcare law and represents several major teaching hospitals.

   M. Fazle Husain has been one of our directors since April 1998. Mr. Husain is a Principal of Morgan Stanley Dean Witter & Co., an investment banking firm, where he has been employed since 1991, and is a Managing Member of Morgan Stanley Venture Partners III, L.L.C., the General Partner of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain was also employed at Morgan Stanley Dean Witter from 1987 until 1989. Mr. Husain focuses primarily on investments in the healthcare industry, including heathcare services, medical devices and healthcare information technology. He serves on the Board of Directors of IntegraMed America, Inc.

   Michael J. Kluger has been one of our directors since 1994. He is a founding partner of Liberty Partners, L.P., whose general partner is Liberty Capital Partners, Inc., a New York investment management firm, where he has served as a Managing Director since 1992. For five years prior thereto, Mr. Kluger was a Director and Senior Vice President of Merrill Lynch Interfunding Inc., a subsidiary of Merrill Lynch & Co., an investment banking and brokerage firm. Mr. Kluger is also a managing director of Liberty Capital Partners, Inc. Mr. Kluger serves on the Board of Directors of Monaco Coach Corporation.

   L. Ben Lytle has been one of our directors since March 1999. He is Chairman of the Board, President and CEO of Anthem, Inc., one of the largest healthcare management companies in the United States. Before joining Anthem's predecessor company in 1976, he held positions with LTV Aerospace, Associates Corp. of North America and American Fletcher National Bank. Mr. Lytle serves on the boards of IPALCO Enterprises, Inc., an energy company; Central Newspapers, Inc., a media company; CID Equity Partners, a venture capital firm; and Duke Realty Investments, Inc., a real estate investment firm.

   Gary M. Stein has been one of our directors since April 1998. Mr. Stein is a Vice President of Morgan Stanley Dean Witter & Co., an investment banking firm, where he has been employed since 1997 and a Vice President of Morgan Stanley Venture Partners III, L.L.C. Prior to joining Morgan Stanley Dean Witter in 1997, Mr. Stein was an Associate at Patricof & Co. Ventures, Inc., where he focused on private equity investments in the healthcare industry from 1992 to 1997. Prior to that time, Mr. Stein was a Financial Analyst at Morgan Stanley & Co., Inc. and Morgan Stanley Australia, Ltd.

   Edward M. Philip is expected to join our Board of Directors upon the closing of this offering. Mr. Philip has served as Chief Financial Officer and Secretary of Lycos, Inc. since December 1995 and Chief Operating

Officer of Lycos, Inc. since December 1996. From July 1991 to December 1995, Mr. Philip was employed by The Walt Disney Company, where he served in various finance positions, most recently as Vice President and Assistant Treasurer. Prior to joining The Walt Disney Company, Mr. Philip was an investment banker at Salomon Brothers Inc.

   Donald J. Abramo has been our Vice President, Managed Care since February 1999. From January 1998 to January 1999, Mr. Abramo served as Regional Vice President of Managed Care for Caremark International Inc., which has been a wholly owned subsidiary of MedPartners Inc. since September 1996. From January 1997 to December 1997, Mr. Abramo served as Area Vice President for Caremark International Inc., and from January 1994 to December 1996, he served as Caremark's Director of Managed Care Sales. Prior to 1994, he was employed with Baxter International and Blue Cross/Blue Shield.

   Clifford E. Berman has been our General Counsel and Senior Vice President, Regulatory and Legislative Affairs since July 1998. From September 1996 to July 1998, he served as Vice President of Legal Services for MedPartners, Inc. Prior to that time, he held various positions at Caremark, Inc. Mr. Berman serves on the Illinois State Board of Pharmacy and is Chairman of its Legislative and Regulatory Committee. Mr. Berman is the past president of the Pharmaceutical Care Management Association and currently serves on its Board of Directors.

   Stanley A. Crane has been our Vice President, Internet Services since April 1999. From September 1998 to April 1999, he was Chief Technology Officer for Shopping@Home, Inc. From January 1998 to September 1998, he was Chief Technology Officer for MaxMiles, Inc., an Internet travel services company. From August 1995 to January 1998, Mr. Crane was Chief Technology Officer for Enterprise Systems, Inc., where he led a development team through its successful migration from DOS-based applications to a system of Windows, object-oriented, client/server applications. Prior to this, Mr. Crane held a variety of roles with Lotus, Ashton-Tate and WordStar.

   Karl L. Greiter has been our General Manager, Point-of-Care Dispensing since September 1998. From November 1995 to August 1998, Mr. Greiter was our controller. Before joining Allscripts, Mr. Greiter was employed by William G. Ceas & Co., an investment banking firm.

   Phillip J. Langley has been our Senior Vice President, Implementation Services since August 1998. From 1989 to 1998, Mr. Langley served in a variety of positions for CCC Information Services Group, Inc., most recently as Group Vice President--North America Sales and Service.

   Steven Lefar has been our Senior Vice President, Corporate Development since April 1999. From 1996 to 1999, Mr. Lefar served as a Senior Manager in the healthcare practice of Andersen Consulting, where he helped develop and implement Covation, a joint venture that delivers outsourcing and e-commerce services to healthcare providers. Prior to that, he was employed with Caremark and APM, a healthcare consulting firm.

   Gary Reiss has been our Senior Vice President, Outsourcing Operations since March 1999. From July 1995 until that time, he was our Senior Vice President, Customer and Field Services. Mr. Reiss co-founded Physician Dispensing Systems, Inc., a technology and medication dispensing firm, which we acquired in December 1995.

   Brian D. Ward has been our Vice President, Pharmacy Services, since 1994. Mr. Ward joined Allscripts in 1991. From 1989 to 1991, he was President of CAP Services, a consulting firm specializing in pharmacy implementation and hospital cost containment. Prior to 1989, Mr. Ward was employed by HPI Healthcare, Inc., a hospital pharmacy management company.

Election of Directors

   All of our directors were elected to the Board pursuant to the terms of our Shareholders' Agreement among the holders of our preferred stock, certain of the holders of our common stock and us. The Shareholders' Agreement will terminate upon the closing of this offering.

    Following the offering, the Board of Directors will be composed of three classes, with each class as nearly equal in number as possible. Upon the expiration of the term of each class of directors, directors comprising that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. Messrs. Green, Lytle and Philip will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2000. Messrs. Kluger, Mullen and Stein will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2001. Messrs. Husain and Tullman will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2002. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

    The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees our accounting and audit functions. The Compensation Committee determines executive officers' salaries, bonuses and other compensation and administers the Amended and Restated 1993 Stock Incentive Plan.

Director Compensation

    Our independent directors receive a fee of $1,000 for each meeting of the Board of Directors that they attend. We also reimburse them for their travel expenses. Under our Amended and Restated 1993 Stock Incentive Plan, these directors are eligible to receive stock option grants at the discretion of the Board of Directors or the Compensation Committee. In 1998, Mr. Green received options to purchase 29,166 shares of our common stock at a per share exercise price of $0.06. Also in 1998, Mr. Lytle received options to purchase 25,000 shares at a per share exercise price of $0.06. The options vest 25% per year and become fully vested in 2002.

Pharmacy Advisory Board

    Because of the important role pharmacy plays in medication management, we have assembled a Pharmacy Advisory Board to consult on a variety of topics. The Advisory Board will provide guidance to Allscripts in a number of key areas, including the design and development of products and services, trends in pharmacy and pharmaceutical care, and the planning and conducting of pharmacoeconomic and medical research on issues such as electronic prescribing, compliance programs and drug education.

    J. Lyle Bootman, Ph.D., is Dean and Professor of the University of Arizona College of Pharmacy and is Founding and Executive Director of the University of Arizona Center for Health Outcomes and PharmacoEconomic (HOPE) Research. Dr. Bootman has authored over 200 research articles and has been an invited speaker at more than 300 healthcare meetings. He has published several books, including "Principles of Pharmacoeconomics." Dr. Bootman was recently named to the Institute of Medicine and serves as the current President of the American Pharmaceutical Association.

    James T. Doluisio, Ph.D., is the Hoeschst Roussel Professor of Pharmacy at the University of Texas at Austin, where he also served as the Dean of the College of Pharmacy from 1973 through 1998. Dr. Doluisio has written more than 90 papers on bioequivalency, biopharmaceutics, pharmacokinetics and on various other pharmacy topics for national and international journals and textbooks. Dr. Doluisio also served as President of the American Pharmaceutical Association in 1982 and President of the American Association of Pharmaceutical Scientists in 1988. From 1990 to 1995, he chaired the Board of the United States Pharmacopeial Convention and recently served as the Inaugural Chairman of Pharmaceutical Care Management Association's Deans Advisory Council. He has served as a consultant to the FDA, as a member of the U.S. Office of Technology Assessment Drug Bioequivalence Study Panel and as a consultant in Pharmacy to the Surgeon General of the U.S. Air Force.

    Robert C. Johnson, Ph.D., is President of R.C. Johnson Associates, a healthcare and association management consulting firm in Arizona, and he is Professor of Pharmacy Administration and Executive Director of the Center for the Advancement of Pharmacy Practice at Midwestern University's College of Pharmacy. Mr. Johnson is a past Chairman and Chief Executive Officer of PCS Health Systems, the nation's largest pharmacy benefit managers, and also served as Corporate Vice President for Government Affairs for the McKesson Foundation. He served as Chief Executive Officer of the California Pharmacists Association for 20 years, and he is a past president of the American Pharmaceutical Association.

    Ronald P. Jordan, R.Ph., is a registered pharmacist, President of HCaliber Consulting of East Greenwich, Rhode Island, an international healthcare informatics firm, and Senior Vice President of Informatics at Hospice Pharmacia L.L.C. of Philadelphia, Pennsylvania. Mr. Jordan is immediate past president of the American Pharmaceutical Association and served as a member of its board of trustees from 1994 through 1997. He served as a Trustee of the National Council for Prescription Drug Programs, where he co-chaired the Standardization Committee for over five years. Most recently, Mr. Jordan was appointed as one of eleven members of the Health Care Financing Administration Medicare Coverage Advisory Commission, and he was appointed to serve on the Rhode Island Governor's Advisory Council on Health.

    Delbert D. Konnor, PharmMS, is President and Chief Executive Officer of the Pharmaceutical Care Management Association, a trade association representing the major companies in the managed care pharmacy industry. In addition, he is Adjunct Professor of Pharmaceutical Administration at Duquesne University and Ohio Northern University. Mr. Konnor previously served as Vice President of Professional Services for AARP Pharmacy Service. His key government pharmacy positions have included Manager of the Voluntary Compliance Program for the Drug Enforcement Administration and the Director of the first White House Conference on Prescription Drug Misuse, Abuse and Diversion.

    Debi Reissman, Pharm.D. is President of Rxperts Managed Care Consulting, a consulting firm in Santa Ana, California that specializes in pharmacy benefit consulting to physicians and the managed care industry. She is also an Assistant Clinical Professor at the University of Southern California School of Pharmacy. Dr. Reissman consults in the area of pharmacy benefit design and prescription utilization management and has more than 19 years of experience in the managed healthcare industry. She has held a variety of pharmacy management positions, including Chief Executive Officer of Prescription Solutions, the pharmacy benefit subsidiary of PacifiCare Health Systems. In addition to her work experience, Dr. Reissman has been actively involved in national pharmacy organizations, including the Academy of Managed Care Pharmacy where she chaired the finance committee and served as treasurer for four years.

Executive Compensation

    This table summarizes the before-tax compensation for our named executive officers for the fiscal year ended December 31, 1998. Named executive officers include the Chief Executive Officer and the other four executive officers of Allscripts whose salary and bonus earned during 1998 exceeded $100,000. Amounts disclosed as "all other compensation" consist of our matching contributions under our 401(k) plan.

                           Summary Compensation Table

                                                    Long-Term
                                         Annual    Compensation
                                      Compensation    Awards
                                      ------------ ------------
                                                    Securities
              Name and                              Underlying     All Other
         Principal Position            Salary($)    Options(#)  Compensation($)
         ------------------           ------------ ------------ ---------------
Glen E. Tullman
 Chairman of the Board and Chief
 Executive Officer...................   $225,000     548,083        $  498
David B. Mullen
 President and Chief Financial
 Officer.............................    225,000     548,083         1,000
Steven M. Katz
 Executive Vice President, Sales and
 Marketing...........................    215,000     382,841           --
John G. Cull
 Senior Vice President, Finance,
 Treasurer and Secretary.............    140,000      19,164         1,000
James A. Rosenblum
 Chief Technology Officer............    105,000      32,498         1,000

                       Option Grants in Last Fiscal Year

    This table gives information relating to option grants to the named executive officers during the year ended December 31, 1998. The options were granted under our Amended and Restated 1993 Stock Incentive Plan. The potential realizable value is calculated based on the term of the option at its time of grant, 10 years. The calculation assumes that the fair market value on the date of grant appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Stock price appreciation of 0%, 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. Based on the initial public offering price of $16.00 per share, the actual price appreciation may be substantially greater than that assumed under these rules. We cannot assure you that the actual stock price will appreciate over the 10-year option term at the assumed levels or at any other defined level.

                                          Individual Grants
                         ---------------------------------------------------
                                     Percent                                   Potential Realizable
                                     of Total             Fair                Value at Assumed Annual
                          Number of  Options             Market                Rates of Stock Price
                         Securities  Granted            Value at              Appreciation for Option
                         Underlying     in    Exercise    Grant                        Term
                           Options    Fiscal    Price     Date    Expiration -------------------------
  Name                   Granted (#) 1998 (%) ($/Share) ($/Share)    Date      0%       5%      10%
  ----                   ----------- -------- --------- --------- ---------- ------- -------- --------
Glen E. Tullman......... 548,083(1)    27.6%    $0.06     $0.24       (1)    $98,655 $191,006 $339,610
David B. Mullen......... 548,083(1)    27.6      0.06      0.24       (1)     98,655  191,006  339,610
Steven M. Katz.......... 382,841(2)    19.3      0.06      0.24       (2)     68,911  133,904  238,842
John G. Cull............   6,666(3)     0.3      0.06      0.24     5/29/08    1,200    2,206    3,750
                          12,498(3)     0.6      0.06      0.50    12/10/08    5,499    9,429   15,458
James A. Rosenblum......   7,499(3)     0.4      0.06      0.24     5/29/08    1,350    2,482    4,218
                          24,999(3)     1.2      0.06      0.50    12/10/08   11,000   18,860   30,921

--------
(1) The options vested 25% on the grant date and 25% on August 1, 1998 and will vest 25% on each of August 1, 1999 and 2000. The options expire 10 years after the date on which they vest.
(2) The options vested 25% on the grant date and 25% on September 30, 1998 and will vest 25% on each of September 30, 1999 and 2000. The options expire 10 years after the date on which they vest.
(3) The options vest 25% on each of the first through fourth anniversaries of the grant date.

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    This table provides information regarding the exercise of options during fiscal 1998 by the named executive officers. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the option exercise price and the fair market value at December 31, 1998, which has been deemed to be $0.50 per share, multiplied by the number of shares underlying the option. An option is in-the-money if the fair market value of the common stock subject to the option is greater than the exercise price. Based on the initial public offering price of $16.00 per share, the value of unexercised in-the-money options following the completion of this offering is expected to significantly exceed the value of these options at fiscal year end.

                                                  Number of Securities Underlying        Value of Unexercised
                           Shares                           Unexercised                   In-the-Money Options
                         Acquired on              Options at Fiscal Year End (#)        at Fiscal Year End ($)
                          Exercise      Value     -------------------------------      -------------------------
  Name                       (#)     Realized ($)  Exercisable       Unexercisable     Exercisable Unexercisable
  ----                   ----------- ------------ ---------------   ----------------   ----------- -------------
Glen E. Tullman.........   261,958     $115,262                 --             286,125        --     $125,895
David B. Mullen.........       --           --              262,467            285,616  $115,485      125,671
Steven M. Katz..........       --           --              184,902            197,939    81,357       87,093
John G. Cull............       --           --               75,287             39,707    18,057       11,941
James A. Rosenblum......       --           --               37,702             44,186     9,105       18,701

Employment and Other Agreements

 Employment Agreements

    We have entered into employment agreements with each of David B. Mullen and Glen E. Tullman effective August 1, 1997, and with Steven M. Katz effective September 2, 1997. Each agreement has an initial term ending December 31, 2000 and renews for consecutive one-year terms unless either party gives 30 days' notice prior to the expiration of any term. Messrs. Mullen and Tullman are each paid an annual salary of $225,000 and are each entitled to an annual bonus as determined by the Board of Directors or the Compensation Committee. Mr. Katz is paid an annual salary of $215,000 and is entitled to an annual bonus, contingent upon the attainment of certain objectives, as determined by the Chief Executive Officer in consultation with the Board of Directors or the Compensation Committee. The agreements also provide that each of Messrs. Mullen, Tullman and Katz will not compete with us during the term of his employment and for one year thereafter. If we terminate any of Messrs. Mullen, Tullman or Katz without Cause or if any of them terminates his employment For Good Reason, as each of those terms is defined in the agreements, he will be entitled to 12 months' salary as severance, as well as any salary that was accrued but not yet paid as of the termination date, the unpaid performance bonus, if any, for the calendar year preceding the termination date and any performance bonus for the calendar year in which the termination date occurs that would have been payable had there been no termination. The amount of these performance bonuses is to be determined in the manner in which it would have been determined had there been no termination.

 Termination of Employment and Change in Control Arrangements

  We have entered into stock option agreements with each of Messrs. Tullman, Mullen and Katz pursuant to their employment agreements granting them options to purchase shares of our common stock as follows: Mr. Tullman, 548,083 shares; Mr. Mullen, 548,083 shares; and Mr. Katz, 382,841 shares. Under the option agreements, in the event of a Change of Control, as defined in the stock option agreements, vesting of the options will accelerate so that the unvested portion of the options will vest immediately. The option agreements also provide for accelerated vesting of a portion of the options in the event of termination of employment without Cause, For Good Reason or because of death or disability, as each of those terms is defined in the employment agreements.

  Under an agreement entered into between us and John G. Cull, if Mr. Cull is discharged for any reason other than for Cause, as defined in the agreement, Mr. Cull will be entitled to monthly payments equal to his then in-effect monthly salary together with a pro rata bonus amount and a continuation of health insurance benefits, for a period of 12 months. If, within six months of a Change in Control of Allscripts, as defined in the agreement, Mr. Cull is discharged by Allscripts other than for Cause or voluntarily terminates his employment following a change in his position that materially reduces his level of responsibilities or a material reduction in his overall level of compensation, Mr. Cull will be entitled to monthly payments equal to his then in-effect monthly salary for a period of 12 months together with a pro rata bonus amount and a continuation of health insurance benefits. In addition, the agreement provides that all existing stock options owned by Mr. Cull will immediately vest upon the occurrence of the same events that require us to make severance payments to him following a Change in Control. In addition, Mr. Cull has agreed not to compete with us for a period of 12 months following the termination of his employment.

Employee Benefit Plans

 Amended and Restated 1993 Stock Incentive Plan

  In May and June 1999, our Board of Directors and shareholders adopted and approved our Amended and Restated 1993 Stock Incentive Plan, which, among other things, increased the shares authorized for issuance under the plan by 1,300,000. The plan authorizes the grant of options to purchase up to an aggregate of 4,393,489 shares. The plan provides that the number of shares of common stock underlying stock incentives granted under the plan to any individual in any twelve-month period may not exceed 3,000,000. The plan is designed to grant stock incentives, including qualified and nonqualified options to purchase common stock and stock appreciation rights, to key individuals who perform services for us or on our behalf, such as employees, officers, eligible directors, as defined in the plan, consultants and agents of Allscripts. The purpose of the plan is to enable us to attract, retain and motivate key individuals by providing them the opportunity to obtain an equity interest in Allscripts. The Compensation Committee of our Board of Directors administers the plan and determines the per share exercise price at the time each stock incentive is granted; provided that in the case of qualified incentive stock options, the exercise price is not less than fair market value on the date of grant. The plan provides that if there is a change in our common stock through a merger, consolidation, reorganization, recapitalization or otherwise, or if there is a dividend on the common stock, payable in common stock, or if there is a stock split, combination or other change in our issued common stock, the common stock available under the plan and the common stock subject to then-existing stock incentives shall be increased or decreased proportionately. In 1998, we recognized unearned compensation of approximately $407,000 in connection with grants under the plan, and during the three months ended March 31, 1999, we recognized approximately $1,850,000 of additional unearned compensation.

    As of June 30, 1999, there were options outstanding under the plan to purchase an aggregate of 2,363,885 shares of common stock, 924,437 of which were currently exercisable. The weighted average per share exercise price for all of these options is $1.06.

 401(k) Plan

    We have adopted a 401(k) retirement savings plan. This plan is available to all employees who are at least 21 years old and who have been employed by us for at least one year. An employee may contribute, on a pretax basis, up to the maximum percent of the employee's total annual income from us permitted under the Internal Revenue Code. Under the terms of the 401(k) plan, we match employee contributions at 25% of the first 10% of eligible compensation contributed by the employee to the plan. For "highly compensated employees" as defined under the Internal Revenue Code, our matching percentage is 10% of the first 10% of eligible compensation contributed by the employee. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all, or some combination of four investment funds. Employee contributions are fully vested and non-forfeitable. Employees become 100% vested in our contributions after a period of three years.

Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee of our Board of Directors are Messrs. Husain, Kluger and Lytle. At various times during 1998, Mr. Green and John M. Goense, Managing Director of Allstate Private Equity, a division of the Investment Department of Allstate Insurance Company, and a former director of Allscripts, were members of the Compensation Committee. None of these persons has ever been an officer or employee of Allscripts or any of its subsidiaries. Mr. Goense resigned from our Board of Directors in connection with the sale by Allstate of its interest in Allscripts in May 1999. The sale was a part of Allstate's disposition of its investments in certain private companies made because of a change in Allstate's investment strategy. See "Certain Relationships and Related Party Transactions--Series I and J Redeemable Preferred Stock Private Placement," "--Redeemable Preferred Stock Redemptions," "--Certain Business Relationships" and "Description of Capital Stock-- Registration Rights."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Our policy is that all transactions between us and our executive officers, directors and principal stockholders be on terms no less favorable to us than we could obtain from unaffiliated third parties or else be approved by our disinterested directors.

Shopping@Home Acquisition

    In June 1999, we acquired substantially all of the assets of Shopping@Home, Inc. in exchange for a promissory note in the principal amount of $650,000, which equals the aggregate amount of cash invested by the shareholders since the company's formation in October 1998. The note bears interest at a rate of 6.0% per year and is payable upon the consummation of this offering. Messrs. Tullman and Carey are principal shareholders of Shopping@Home.

Series I and J Redeemable Preferred Stock Private Placement

    In April 1998, we sold 1,199,770 shares of Series I redeemable preferred stock and 4,118,324 shares of common stock for an aggregate purchase price of $8,000,000 to Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Messrs. Husain and Stein, two of our directors, are affiliates of each of these Morgan Stanley funds. We also sold 37,493 shares of Series I preferred stock and 128,697 shares of common stock to Mr. Tullman for a purchase price of $250,000, 14,997 shares of Series I preferred stock and 51,479 shares of common stock to Mr. Mullen for a purchase price of $100,000, 3,749 shares of Series I preferred stock and 12,869 shares of common stock to Mr. Carey for a purchase price of $25,000, 4,499 shares of Series I preferred stock and 15,443 shares of common stock to Mr. Rosenblum for a purchase price of $30,000, and 13,497 shares of Series I preferred stock and 46,331 shares of common stock to Michael
E. Cahr, a former director of Allscripts, for a purchase price of $90,000.

    In connection with our sale of Series I preferred stock, we also issued 543,870 shares of Series J redeemable preferred stock and warrants to acquire an aggregate of 696,833 shares of common stock at a per share exercise price of $0.06 to Allstate Insurance Company. Mr. Goense, a former member of our Compensation Committee, is Managing Director of Allstate Private Equity, a division of the Investment Department of Allstate Insurance Company. We issued the shares and warrants in exchange for debentures of Allscripts held by Allstate in the principal amount of $3,382,704 plus accrued interest of $131,785, which Allstate purchased from us in April 1996 for $3,000,000, and Allstate's agreement to modify the redemption and dividend provisions of the 440,968 shares of Series H preferred stock held by Allstate. In the same transaction, we issued 273,748 shares of Series J preferred stock and warrants to purchase an aggregate of 659,669 shares of common stock at a per share exercise price of $0.06 to Liberty Partners Holdings 6, L.L.C. and Liberty Investment Partnership #6, of each of which Mr. Kluger, one of our directors, is a managing director, and to the State Board of Administration of Florida, which has entered into an investment management contract with Liberty Capital Partners Inc., of which Mr. Kluger is a managing director. We issued the shares and warrants in exchange for debentures of Allscripts held by the State Board of Administration of Florida in the principal amount of $1,691,352 plus accrued interest of $65,892, which the State Board of Administration of Florida purchased from us in April 1996 for $1,500,000, and debentures held by Liberty Investment Partnership #6 in the principal amount of $11,276 plus accrued interest of $439, as well as Liberty Partners Holdings 6, L.L.C.'s agreement to modify the redemption and dividend provisions of the 680,892 shares of Series H preferred stock held by it. In connection with this financing, we also entered into a Right of First Offer and Co-Sale Agreement with Allstate, the Liberty funds, the Morgan Stanley funds and Messrs. Tullman, Mullen and Cahr.

Redeemable Preferred Stock Redemptions

    We will use a portion of the net proceeds of this offering to redeem shares of preferred stock held by some of our affiliates according to their redemption terms as follows, including accrued dividends as of June 30, 1999:

  . $10,415,586 to redeem 815,594 shares of Series H preferred stock and 439,883 shares of Series J preferred stock held by Liberty Partners Holdings 6, L.L.C.;

  . $12,401,298 to redeem 217,459 shares of Series H preferred stock, 1,199,770 shares of Series I preferred stock and 268,204 shares of Series J preferred stock held collectively by the Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.;

  . $602,467 to redeem 18,929 shares of Series H preferred stock, 37,493 shares of Series I preferred stock and 23,345 shares of Series J preferred stock held by Mr. Tullman;

  . $244,394 to redeem 7,764 shares of Series H preferred stock, 14,997 shares of Series I preferred stock and 9,575 shares of Series J preferred stock held by Mr. Mullen;

  . $14,104 to redeem 796 shares of Series H preferred stock and 982 shares of Series J preferred stock held by Mr. Cull;

  . $188,948 to redeem 9,159 shares of Series H preferred stock, 3,749 shares of Series I preferred stock and 11,295 shares of Series J preferred stock held by Mr. Carey;

  . $46,163 to redeem 796 shares of Series H preferred stock, 4,499 shares of Series I preferred stock and 982 shares of Series J preferred stock held by Mr. Rosenblum; and

  . $49,374 to redeem 2,787 shares of Series H preferred stock and 3,438 shares of Series J preferred stock held by Mr. Green.

Certain Business Relationships

    In each of the last three fiscal years, we retained the law firm of Green, Stewart, Farber & Anderson, P.C., of which Mr. Green, one of our directors, is a partner. We paid fees to Mr. Green's law firm of approximately $76,000 in 1996, $55,000 in 1997 and $36,000 in 1998.

    From June 1997 through March 1999, we provided pharmacy benefit management services for Anthem, Inc. Mr. Lytle, one of our directors, is Chairman of the Board, President and Chief Executive Officer of Anthem. Anthem paid us approximately $1,580,000 in 1997, approximately $2,982,000 in 1998 and approximately $375,000 in 1999 for these services.

Registration Rights Agreement

    See "Description of Capital Stock--Registration Rights."

                             PRINCIPAL STOCKHOLDERS

    The following table provides information known to us with respect to the beneficial ownership of our common stock as of June 30, 1999 and immediately following this offering by:

  . each stockholder known by us to own beneficially more than 5% of the common stock;

  . each director;

  . our Chief Executive Officer and our other named executive officers; and

  . all directors and executive officers as a group.

    Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares that the holder can vote or transfer and stock options and warrants that are exercisable currently or become exercisable within 60 days. These shares are considered to be outstanding for the purpose of calculating the percentage of outstanding Allscripts common stock owned by a particular stockholder, but are not considered to be outstanding for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, to our knowledge, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them. Mr. Philip, who is expected to join our Board of Directors upon the closing of this offering, does not beneficially own any shares of our common stock.

                                                                Percentage of
                                                                    Total
                                                              -----------------
                                                    Shares     Before   After
                                                 Beneficially   the      the
                                                    Owned     Offering Offering
                                                 ------------ -------- --------
Glen E. Tullman (1)............................      705,836     7.6%     3.7%
David B. Mullen (2)............................      521,280     5.7      2.7
Steven M. Katz.................................      185,053     2.1      1.0
John G. Cull (3)...............................       95,004     1.1        *
James A. Rosenblum (4).........................       75,922       *        *
Philip D. Green (5)............................      101,960     1.1        *
M. Fazle Husain (6)............................    6,141,366    57.2     30.9
Michael J. Kluger (7)..........................    3,804,181    32.1     17.9
L. Ben Lytle...................................            0     0.0      0.0
Gary M. Stein (6)..............................    6,141,366    57.2     30.9
Entities affiliated with Morgan Stanley Dean
 Witter Venture Partners (6)...................    6,141,366    57.2     30.9
Liberty Partners Holdings 6, L.L.C. (7)........    3,804,181    32.1     17.9
All directors and executive officers as a group
 (11 persons) (8)..............................   11,728,664    81.5     51.3

--------
*Less than 1%.
(1) Includes 124,004 shares issuable upon exercise of options that will be exercisable within 60 days, 74,762 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 80,158 shares issuable upon exercise of warrants that are currently exercisable.
(2) Includes 131,558 shares issuable upon exercise of options that will be exercisable within 60 days, 30,665 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 32,877 shares issuable upon exercise of warrants that are currently exercisable.
(3) Includes 87,599 shares issuable upon exercise of options that will be exercisable within 60 days, 3,144 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 3,371 shares issuable upon exercise of warrants that are currently exercisable.
(4) Includes 37,931 shares issuable upon exercise of options that will be exercisable within 60 days, 3,144 shares issuable upon the closing of this offering upon conversion of convertible preferred stock, 3,371 shares issuable upon exercise of warrants that are currently exercisable and 153 shares issuable upon the closing of this offering under a contingent payment obligation.

(5) Includes 59,371 shares issuable upon exercise of options that will be exercisable within 60 days, 11,005 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 11,801 shares issuable upon exercise of warrants that are currently exercisable.
(6) Consists of: (a) 3,828,167 shares, 753,862 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 808,258 shares issuable upon exercise of warrants that are currently exercisable, in each case owned by Morgan Stanley Venture Partners III, L.P.;
    (b) 367,680 shares, 72,404 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 77,629 shares issuable upon exercise of warrants that are currently exercisable, in each case owned by Morgan Stanley Venture Investors III, L.P.; and (c) 165,739 shares, 32,636 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 34,991 shares issuable upon exercise of warrants that are currently exercisable, in each case owned by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain is a Managing Member of Morgan Stanley Venture Partners III, L.L.C., which is the General Partner of each of these three entities. Mr. Stein is a Vice President of Morgan Stanley Venture Partners III, L.L.C. Each of Messrs. Husain and Stein disclaim beneficial ownership of the shares held by these entities, except to the extent of his proportionate interest therein. The address for Messrs. Husain and Stein and these entities is c/o Morgan Stanley Dean Witter Venture Partners, 1221 Avenue of the Americas, New York, New York 10020.
(7) Consists of 907,233 shares, 532,031 shares issuable upon the closing of this offering upon conversion of convertible preferred stock and 2,364,917 shares issuable upon exercise of warrants that are currently exercisable. Mr. Kluger disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate interest therein. The address for Mr. Kluger and these entities is c/o Liberty Partners, L.P., 1177 Avenue of the Americas, New York, New York 10036.
(8) Includes the shares described in Notes 1 through 7.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our Certificate of Incorporation will provide that our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of June 30, 1999, giving effect to the conversion of all outstanding convertible preferred stock, there were 11,926,319 shares of common stock outstanding and no shares of preferred stock outstanding. As of the date of this prospectus, there were 355 holders of record of common stock. All shares of common stock are, and the common stock being sold in this offering will be, when issued, fully paid and non-assessable.

Common Stock

    Holders of common stock will be entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock, and will not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the Board of Directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Allscripts, the holders of common stock will be entitled to receive ratably the net assets of Allscripts available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

    Under our Certificate of Incorporation, we will be authorized to issue 1,000,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power of the holders of common stock. The issuance of preferred stock could also, under some circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. We are not aware of any plans by a third party to seek control of Allscripts, and we have no current plans to issue any preferred stock.

Warrants

    As of June 30, 1999, we had warrants outstanding to purchase an aggregate of 4,903,763 shares of common stock at an average weighted exercise price of $0.54 per share, 4,895,430 of which are vested and presently exercisable. All of the warrants allow cashless exercises. If they were all exercised in this way at the closing of this offering, we would receive no cash payment, and an additional 4,730,209 shares would be outstanding.

Registration Rights

    Upon the closing of this offering, Liberty Partners Holdings 6, L.L.C., Morgan Stanley Venture Investors III, L.P., Morgan Stanley Venture Partners III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., which collectively hold 6,659,752 shares of common stock and warrants exercisable for an aggregate of 3,285,795 shares of common stock, will be entitled to registration rights. Under our Registration Agreement, Liberty Partners Holdings 6, L.L.C. and Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners

Entrepreneur Fund, L.P., collectively, are each entitled to require us to register their shares of common stock three times, but not more than once in any six-month period. In addition, if we propose or are required to register any of our common stock, either for our own account or for the account of other of our stockholders, we are required to notify the holders described above, and subject to certain limitations, to include in such registration all of the common stock requested to be included by those holders. We are obligated to bear the expenses, other than underwriting commissions, of the first registration required by Liberty or the Morgan Stanley parties, and of all incidental registrations. Any exercise of these registration rights may hinder our efforts to arrange future financings and have an adverse effect on the market price of our common stock.

Certain Limited Liability, Indemnification and Anti-takeover Provisions

 Indemnification and Limitation of Liability

    After the closing of this offering, our Certificate of Incorporation and By-laws will provide that we shall, with some limitations, indemnify our directors and officers against expenses, including attorneys' fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Allscripts. This indemnification also applies to a criminal action or proceeding, so long as the director or officer had no reasonable cause to believe their conduct to have been unlawful.

    Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware General Corporation Law Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation will include a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

 Section 203 of Delaware General Corporation Law

    Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless:

  . the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

  . the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

 Special Meetings of Stockholders; No Stockholder Action By Written Consent

    Our Certificate of Incorporation will provide that special meetings of our stockholders may be called only by a majority of the Board of Directors, the Chairman or the President. In addition, the Certificate of Incorporation will provide that, following the closing of this offering, our stockholders may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent.

 Advance Notice Requirements for Stockholder Proposals and Nomination of
Directors

    Our By-laws will provide that stockholders seeking to bring business before, or nominate directors at, any annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be given in writing to the Secretary of Allscripts not less than 120 days prior to the meeting. The By-laws will also specify requirements for a stockholder's notice to be in proper written form.

 Classified Board of Directors

    The Certificate of Incorporation and By-Laws will provide that the Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, one-third of our Board of Directors will be elected each year. See "Management--Election of Directors."

 Number of Directors; Removal; Vacancies

    The By-Laws will provide that we have at least three directors, with the exact number fixed by the Board of Directors. Vacancies on the Board of Directors may be filled only by the affirmative vote of the remaining directors then in office. The Certificate of Incorporation will provide that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

 Consideration of Constituencies with respect to Acquisitions

    The Certificate of Incorporation will provide that in determining whether an acquisition proposal is in the best interests of Allscripts and its stockholders, our Board of Directors may, to the extent permitted by law, consider all factors it deems relevant, including the effects of the acquisition upon employees, suppliers, customers and the communities in which we are located.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock will be LaSalle Bank N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    We will have 18,946,277 shares of common stock outstanding after this offering, 19,996,277 shares if the underwriters' over-allotment option is exercised in full. The 7,000,000 shares we will sell in this offering will be freely tradable without restriction under the Securities Act by persons other than our "affiliates" as that term is defined in Rule 144 under the Securities Act. Approximately 1,365,329 additional shares, including approximately 51,464 shares issuable upon the cashless exercise of outstanding warrants, will be eligible for immediate sale in the public market as of the date of this prospectus under Rule 144(k) and approximately 383,687 additional shares, including approximately 179,147 shares issuable upon the cashless exercise of outstanding warrants, will be eligible for sale in the public market 90 days after the date of this prospectus under Rule 144. Shares acquired in transactions exempt from registration under the Securities Act are "restricted securities" as that term is defined in Rule 144. Restricted shares may only be resold if they are registered under the Securities Act or are sold under an exemption from registration, like the exemption contained in Rule 144. The following table summarizes the shares of our common stock eligible for future sale over various time periods:

         Days after the          Approximate shares becoming
     date of this prospectus     eligible for future sale(1)                 Comment
     -----------------------     ---------------------------                 -------
 Upon effectiveness.............          8,365,329          Freely tradeable shares sold in this
                                                             offering and shares salable under Rule
                                                             144(k) that are not subject to 180-day
                                                             lockup.
 90 days........................            667,467          Shares salable under Rule 144 or 701
                                                             that are not subject to 180-day
                                                             lockup.
 180 days.......................         11,552,872          Lockup released.
 Between 181 days and 365 days..          4,219,898          Restricted securities held for at
                                                             least 180 days but less than one year
                                                             as of the date falling 180 days after
                                                             the date of this prospectus.

--------
(1) All share numbers in this table assume the cashless exercise of all exercisable outstanding warrants at the closing of this offering for an aggregate of approximately 4,730,209 shares.

    Our executive officers, directors, key employees and some of our stockholders have agreed to a "lock up" at the request of the underwriters. Under the lock up, they cannot sell or otherwise dispose of any of our common stock in the public market for a period of 180 days after the date of this prospectus without the written consent of Goldman, Sachs & Co. When the 180-day lock-up period expires, approximately 9,404,437 additional shares, including 3,257,163 shares issuable upon the cashless exercise of outstanding warrants, that are restricted securities will be eligible for sale under Rule 144.

    Currently under Rule 144, a person who has beneficially owned restricted securities for at least one year may, subject to certain conditions, sell his restricted securities. Generally, these persons may sell within any three-month period a number of restricted shares that does not exceed the greater of (1) 1% of our then outstanding common stock (189,463 shares immediately after the offering) or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to requirements concerning manner of sale, notice and availability of public information about us. A person who is not deemed to have been our affiliate at any time during the three months preceding the sale and who has beneficially owned his shares for at least two years may sell restricted shares in the public market under Rule 144(k) without regard to the requirements mentioned above, other than the manner-of-sale requirement. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after expiration of the applicable holding periods.

    Shares that we have issued or that we may issue upon the exercise of options that we have granted to consultants and employees prior to the date of this prospectus also may be eligible for sale in the public market. Beginning 90 days after we become subject to the reporting requirements of the Securities Exchange Act of 1934, Rule 701 under the Securities Act permits resales of shares issued pursuant to certain compensatory benefit plans and contracts in reliance upon certain provisions of Rule 144. Non-affiliates may sell without complying with the public information, holding period, volume limitations or notice provisions of Rule 144. Affiliates may sell without complying with the holding period provisions of Rule 144. If all of the requirements of Rule 701 are met, approximately 283,780 shares of our common stock previously issued upon the exercise of options or issuable upon the exercise of currently outstanding options that will then be vested will be eligible for sale beginning 90 days after the date of this prospectus. In addition, approximately 2,148,435 shares previously issued upon the exercise of options or issuable upon the exercise of currently outstanding options that will then be vested will be eligible for sale upon expiration of the 180-day lock-up period.

    We intend to file a registration statement on Form S-8 under the Securities Act to register for offer and sale the common stock subject to outstanding stock options or reserved for issuance under our Amended and Restated 1993 Stock Incentive Plan and other outstanding options. See "Management--Employee Benefit Plans." Shares issued after the effective date of this registration statement upon the exercise of stock options registered on the registration statement generally will be eligible for sale in the public market, subject to the lock-up agreements discussed above and volume and other restrictions.

    In addition, certain stockholders have registration rights with respect to 9,945,547 shares of our common stock. Registration of these securities subject to registration rights under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. See "Description of Capital Stock--Registration Rights" and "Risk Factors--Risks Related to This Offering and Our Stock--We may have substantial sales of our common stock after the offering."

                                 LEGAL MATTERS

    Gardner, Carton & Douglas, Chicago, Illinois, will pass upon the validity of the common shares offered by this prospectus. Sonnenschein Nath & Rosenthal, Chicago, Illinois, has acted as counsel to the underwriters in connection with certain legal matters relating to the common shares offered by this prospectus.

                                    EXPERTS

    The financial statements of Allscripts as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         WHERE TO FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. For further information with respect to us and the common stock, you should refer to the registration statement, including the related exhibits and schedules. The statements contained in this prospectus as to the contents of any document filed as an exhibit are of necessity brief descriptions and are not necessarily complete; each of these statements is qualified in its entirety by reference to the document.

    You may read and copy this registration statement, including the exhibits, without charge and obtain copies at prescribed rates at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you can obtain electronically filed documents, including registration statements, reports and proxy statements and other information, from the SEC's Web site at: http://www.sec.gov.

                                ALLSCRIPTS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Audited Financial Statements
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets at December 31, 1997 and 1998................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998.....................................................  F-5
Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1996, 1997 and 1998..................................  F-6
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998.....................................................  F-7
Notes to Consolidated Financial Statements...............................  F-8

Unaudited Interim Financial Statements
Condensed Consolidated Balance Sheet at March 31, 1999................... F-25
Condensed Consolidated Statements of Operations for the three months ended March 31, 1998 and March 31, 1999................................. F-27
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1999........................................... F-28
Notes to Unaudited Condensed Consolidated Financial Statements........... F-29

Unaudited Condensed Consolidated Pro Forma Financial Information......... F-32
Unaudited Condensed Consolidated Pro Forma Balance Sheet at March 31,
 1999.................................................................... F-33
Unaudited Condensed Consolidated Pro Forma Statement of Operations for
 the year ended December 31, 1998........................................ F-34
Unaudited Condensed Consolidated Pro Forma Statement of Operations for
 the three months ended March 31, 1999................................... F-35
Notes to Unaudited Condensed Consolidated Pro Forma Financial
 Information............................................................. F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Allscripts, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Allscripts, Inc. (an Illinois corporation) and Subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Allscripts' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
May 12, 1999, except for the
information in Note 22, for which
the date is June 18, 1999

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    Pro forma
                                                December 31,          as of
                                           ----------------------- December 31,
                                              1997        1998         1998
                                           ----------- ----------- ------------
                                                                   (unaudited)
ASSETS
Current assets:
  Cash.................................... $   204,981 $   718,008 $   718,008
  Accounts receivable, net of allowances
   of $3,431,947 in 1997 and $4,522,507 in
   1998 and pro forma.....................   9,580,418   9,525,084   9,525,084
  Inventories, net........................   2,556,926   2,905,484   2,905,484
  Prepaid and other assets................     382,370     229,283     229,283
                                           ----------- ----------- -----------
    Total current assets..................  12,724,695  13,377,859  13,377,859
Fixed assets, net.........................   1,532,822   1,783,996   1,783,996
Intangible assets, net....................   4,577,740   3,701,835   3,701,835
Debt issuance costs.......................     551,631      56,594      56,594
                                           ----------- ----------- -----------
    Total assets.......................... $19,386,888 $18,920,284 $18,920,284
                                           =========== =========== ===========




   The accompanying notes are an integral part of the consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                                                                    Pro forma
                                             December 31,             as of
                                       --------------------------  December 31,
                                           1997          1998          1998
                                       ------------  ------------  ------------
                                                                   (unaudited)
LIABILITIES
Current liabilities:
 Note payable........................  $  2,500,000  $  4,000,000  $  4,000,000
 Current portion of long-term debt...     4,692,932           --            --
 Accounts payable....................     6,698,770     7,830,158     7,830,158
 Accrued expenses....................     1,856,019     1,276,849     1,276,849
                                       ------------  ------------  ------------
   Total current liabilities.........    15,747,721    13,107,007    13,107,007
Long-term debt, net of current
 portion.............................    11,275,680        58,774        58,774
                                       ------------  ------------  ------------
   Total liabilities.................    27,023,401    13,165,781    13,165,781
                                       ------------  ------------  ------------
Redeemable preferred shares:
 Series I, cumulative, $1.00 par
  value, 1,339,241 shares
  authorized, issued and
  outstanding, including $521,053 of
  cumulative dividends; liquidation
  value of $8,654,175................           --      8,545,842     8,545,842
 Series J, cumulative, $1.00 par
  value, 1,812,903 shares
  authorized, 1,803,838 issued and
  outstanding, including $701,812 of
  cumulative dividends; liquidation
  value of $11,656,388...............           --     12,358,200    12,358,200
 Series H, cumulative, $1.00 par
  value, 1,361,775 shares
  authorized, issued and
  outstanding, including $2,303,430
  and $3,007,430 of cumulative
  dividends in 1997 and 1998,
  respectively; liquidation value of
  $8,800,000.........................    10,719,480    11,642,880    11,642,880
                                       ------------  ------------  ------------
                                         10,719,480    32,546,922    32,546,922
                                       ------------  ------------  ------------
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred shares:
Series A, $1.00 par value, 1,050,000
 shares authorized, issued and
 outstanding, liquidation value of
 $1,050,000, convertible to common
 shares; no shares issued and
 outstanding, pro forma..............     1,050,000     1,050,000           --
Series B, $1.00 par value, 533,333
 shares authorized, issued and
 outstanding, liquidation value of
 $2,000,000, convertible to common
 shares; no shares issued and
 outstanding, pro forma..............       533,333       533,333           --
Series C, $1.00 par value, 2,187,501
 shares authorized, issued and
 outstanding, liquidation value of
 $7,000,003, convertible to common
 shares; no shares issued and
 outstanding, pro forma..............     2,187,501     2,187,501           --
Series D, $1.00 par value, 1,833,334
 shares authorized, issued and
 outstanding, liquidation value of
 $8,250,003, convertible to common
 shares; no shares issued and
 outstanding, pro forma..............     1,833,334     1,833,334           --
Series F, $1.00 par value, 2,492,781
 shares authorized, issued and
 outstanding, liquidation value
 $3,115,976, convertible to common
 shares; no shares issued and
 outstanding, pro forma..............     2,492,781     2,492,781           --
Series G, $1.00 par value, 621,819
 shares authorized, issued and
 outstanding, liquidation value
 $2,798,186, convertible to common
 shares; no shares issued and
 outstanding, pro forma..............       621,819       621,819           --
                                       ------------  ------------  ------------
                                          8,718,768     8,718,768           --
Common shares:
 $0.01 par value, 125,000,000 shares
  authorized, 3,425,052 and
  8,358,654 shares issued and
  outstanding in 1997 and 1998,
  respectively; 75,000,000
  authorized, 11,356,095 shares
  issued and outstanding, pro
  forma..............................        34,252        83,587       113,562
Treasury stock at cost; 34,465 common
 shares, actual and pro forma........       (67,817)      (67,817)      (67,817)
Unearned compensation................           --       (230,417)     (230,417)
Additional paid-in capital...........    16,208,465    15,467,430    24,475,551
Accumulated deficit..................   (43,249,661)  (50,763,970)  (51,083,298)
                                       ------------  ------------  ------------
   Total shareholders' equity
    (deficit)........................   (18,355,993)  (26,792,419)  (26,792,419)
                                       ------------  ------------  ------------
   Total liabilities, redeemable
    preferred shares and
    shareholders' equity (deficit)...  $ 19,386,888  $ 18,920,284  $ 18,920,284
                                       ============  ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year ended December 31,
                                        --------------------------------------
                                           1996          1997         1998
                                        -----------  ------------  -----------
Revenue...............................  $33,461,863  $ 30,593,032  $23,681,610
Cost of revenue.......................   23,390,145    21,116,642   17,319,678
                                        -----------  ------------  -----------
    Gross profit......................   10,071,718     9,476,390    6,361,932
Selling, general and administrative
 expenses.............................   11,598,130    13,869,859   12,657,861
Amortization of intangibles...........      529,360       408,736      371,905
Other operating expenses..............    1,034,169     2,567,652      430,345
                                        -----------  ------------  -----------
    Loss from operations..............   (3,089,941)   (7,369,857)  (7,098,179)
Interest expense......................   (1,301,131)   (1,621,214)    (595,699)
Other expense.........................      (38,956)          --           --
                                        -----------  ------------  -----------
Loss from continuing operations.......   (4,430,028)   (8,991,071)  (7,693,878)
Income (loss) from discontinued
 operations...........................    1,489,000    (1,808,000)     970,000
                                        -----------  ------------  -----------
Loss before extraordinary item........   (2,941,028)  (10,799,071)  (6,723,878)
Extraordinary loss from early
 extinguishment of debt...............          --            --      (790,431)
                                        -----------  ------------  -----------
Net loss..............................   (2,941,028)  (10,799,071)  (7,514,309)
Accretion of mandatory redemption
 value of preferred shares and accrued
 dividends on preferred shares........     (923,400)     (923,399)  (2,415,143)
                                        -----------  ------------  -----------
Net loss attributable to common
 shareholders.........................  $(3,864,428) $(11,722,470) $(9,929,452)
                                        ===========  ============  ===========
Per share data--basic and diluted:
 Loss from continuing operations......  $     (1.87) $      (3.35) $     (1.66)
 Discontinued operations..............         0.52         (0.61)        0.16
 Extraordinary loss...................          --            --         (0.13)
                                        -----------  ------------  -----------
 Net loss.............................  $     (1.35) $      (3.96) $     (1.63)
                                        ===========  ============  ===========
Per share data--pro forma basic and
 diluted (unaudited):
 Loss from continuing operations......                             $     (1.15)
 Discontinued operations..............                                    0.11
 Extraordinary loss...................                                   (0.09)
                                                                   -----------
 Net loss.............................                             $     (1.13)
                                                                   -----------
Weighted average shares of common
 stock outstanding used in computing
 basic and diluted loss per share.....    2,853,960     2,955,982    6,075,803
                                        ===========  ============  ===========
Weighted average shares of common
 stock outstanding used in computing
 pro forma basic and diluted loss per
 share (unaudited)....................                               9,073,244
                                                                   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                     Notes
                                                         Additional                Receivable
                       Preferred            Common         Paid-In      Unearned   from Sale      Treasury       Accumulated
                         Shares             Shares         Capital    Compensation of Shares       Stock           Deficit
                  -------------------- ----------------- -----------  ------------ ---------- -----------------  ------------
                   Shares     Amount    Shares   Amount                                       Shares    Amount
                  --------- ---------- --------- -------                                      -------  --------
Balance at
December 31,
1995............. 8,718,768 $8,718,768 2,866,299 $28,663 $17,970,544         --     $(35,000) (13,342) $(32,020) $(29,509,562)
 Issuance of
 1,616 common
 shares under
 option
 agreements......                          1,616      16       2,409
 Exchange of note
 receivable from
 shareholder for
 6,837 common
 shares..........                                                                     35,000   (6,837)  (14,367)
 Cumulative
 dividends in
 arrears on
 Series H
 redeemable
 preferred
 shares..........                                           (704,000)
 Accretion of
 mandatory
 redemption value
 of preferred
 shares..........                                           (219,400)
 Net loss for the
 year ended
 December 31,
 1996............                                                                                                  (2,941,028)
                  --------- ---------- --------- ------- -----------   ---------    --------  -------  --------  ------------
Balance at
December 31,
1996............. 8,718,768  8,718,768 2,867,915  28,679  17,049,553         --               (20,179)  (46,387)  (32,450,590)
 Issuance of
 37,807 common
 shares under
 option
 agreements......                         37,807     378      56,333                          (14,286)  (21,430)
 Issuance of
 519,530 common
 shares to HBO &
 Co. for
 TouchScript
 software........                        519,330   5,195      25,978
 Cumulative
 dividends in
 arrears on
 Series H
 redeemable
 preferred
 shares..........                                           (704,000)
 Accretion of
 mandatory
 redemption value
 of preferred
 shares..........                                           (219,399)
 Net loss for the
 year ended
 December 31,
 1997............                                                                                                 (10,799,071)
                  --------- ---------- --------- ------- -----------   ---------    --------  -------  --------  ------------
Balance at
December 31,
1997............. 8,718,768  8,718,768 3,425,052  34,252  16,208,465         --               (34,465)  (67,817)  (43,249,661)
 Issuance of
 4,597,070 common
 shares in Series
 I Unit
 Offering........                      4,597,070  45,970     963,120
 Issuance of
 336,532 common
 shares under
 option
 agreements......                        336,532   3,365      53,956
 Issuance of
 1,326,661
 warrants in
 connection with
 exchange of
 subordinated
 convertible
 debentures for
 Series J
 redeemable
 preferred
 shares..........                                            238,800
 Unearned
 compensation in
 connection with
 issuance of
 1,985,165
 options.........                                            406,671   $(406,671)
 Compensation
 expense.........                                                        176,254
 Cumulative
 dividends in
 arrears on
 Series H
 redeemable
 preferred
 shares..........                                           (704,000)
 Cumulative
 dividends in
 arrears on
 Series I
 redeemable
 preferred
 shares..........                                           (521,053)
 Cumulative
 dividends in
 arrears on
 Series J
 redeemable
 preferred
 shares..........                                           (701,812)
 Accretion of
 mandatory
 redemption value
 of preferred
 shares..........                                           (323,278)
 Issuance costs
 of Series I Unit
 Offering........                                           (153,439)
 Net loss for the
 year ended
 December 31,
 1998............                                                                                                  (7,514,309)
                  --------- ---------- --------- ------- -----------   ---------    --------  -------  --------  ------------
Balance at
December 31,
1998............. 8,718,768 $8,718,768 8,358,654 $83,587 $15,467,430   $(230,417)   $    --   (34,465) $(67,817) $(50,763,970)
                  ========= ========== ========= ======= ===========   =========    ========  =======  ========  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year ended December 31,
                                        --------------------------------------
                                           1996          1997         1998
                                        -----------  ------------  -----------
Cash flows from operating activities:
  Net loss............................. $(2,941,028) $(10,799,071) $(7,514,309)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
    Depreciation and amortization......   1,784,149     1,694,950    1,530,965
    Provision for losses on accounts
     receivable........................      30,524       666,829    1,202,949
    Exchange of note receivable for
     common shares.....................      20,633           --           --
    Write-off of intangible assets.....     196,865     5,621,994          --
    Extraordinary loss.................         --            --       790,431
    Compensation expense...............         --            --       176,254
    Exchange of debentures in
     satisfaction of accrued interest..     400,000       875,680      439,281
    Changes in assets and liabilities:
      (Increase) decrease in accounts
       receivable......................  (3,614,163)     (108,088)  (1,147,615)
      (Increase) decrease in
       inventories.....................    (193,807)      246,965     (348,558)
      (Increase) decrease in other
       assets..........................     (56,413)      (22,940)     154,347
      Increase in accounts payable.....     759,879       265,609    1,131,388
      (Decrease) increase in accrued
       expenses........................     296,238      (113,451)    (580,230)
                                        -----------  ------------  -----------
        Net cash used in operating
         activities....................  (3,317,123)   (1,671,523)  (4,165,097)
                                        -----------  ------------  -----------
Cash flows from investing activities:
  Capital expenditures.................    (287,581)   (1,191,941)    (884,207)
  Disposal of property, plant, and
   equipment...........................         --         39,598          --
  Acquisition of TouchScript software..         --        (49,971)         --
                                        -----------  ------------  -----------
        Net cash used in investing
         activities....................    (287,581)   (1,202,314)    (884,207)
                                        -----------  ------------  -----------
Cash flows from financing activities:
  Borrowings under bank agreements.....     370,000     2,500,000    4,000,000
  Payments under bank agreements.......  (5,070,000)          --    (2,500,000)
  Proceeds from issuance of
   subordinated convertible
   debentures..........................  10,000,000           --           --
  Proceeds from Series I Unit
   Offering............................         --            --     8,930,000
  Payments under long-term
   obligations.........................    (825,931)     (101,146)         --
  Repayment of term loan...............         --            --    (4,692,932)
  Payments on capital lease............         --        (20,107)         --
  Proceeds from exercise of common
   share options.......................       2,425        56,712       57,321
  Treasury stock purchases.............         --        (21,430)         --
  Share and debt issue costs...........    (880,414)          --      (232,058)
                                        -----------  ------------  -----------
        Net cash provided by financing
         activities....................   3,596,080     2,414,029    5,562,331
                                        -----------  ------------  -----------
Net increase (decrease) in cash........      (8,624)     (459,808)     513,027
Cash, beginning of year................     673,413       664,789      204,981
                                        -----------  ------------  -----------
Cash, end of year...................... $   664,789  $    204,981  $   718,008
                                        ===========  ============  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

    Allscripts, Inc. (an Illinois corporation) and its wholly owned subsidiaries, Allscripts Pharmacy Centers, Inc., Prescription Management Company, Inc., and Physician Dispensing Systems, Inc. (altogether referred to as "Allscripts"), provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Allscripts grants uncollateralized credit to its customers. Allscripts operates in one industry segment. As its product offerings evolve, the manners in which its activities are internally reported and its decisions are made could change. Allscripts will continually evaluate its determination of operating segments. The company changed its name to Allscripts, Inc. on October 20, 1997.

2. Summary of Significant Accounting Policies

Principles of Consolidation

    The consolidated financial statements include the accounts of Allscripts, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Revenue Recognition

    Through December 1998, Allscripts generated substantially all of its revenue from the sale of medications for dispensing at the point of care. Revenue is recognized upon shipment of the pharmaceutical products. Revenue for software license fees is recognized ratably over the term of the license beginning after the software has been installed, training has been completed and the customer begins utilizing the software. Revenue from the sale of hardware is recognized upon shipment of the product, however, no revenue is recognized for license fees or the sale of hardware where it is refundable or subject to the performance of future obligations. Revenue for services is recognized when the related service is performed.

Manufacturer Rebates

    Rebates from suppliers are recorded as a reduction of cost of revenue and are recognized on an estimated basis upon shipment of the product to customers. The difference between the amount estimated and the amount actually received is reflected prospectively as a change of estimate. These revisions have not been material.

Inventories

    Inventories, which consist primarily of finished goods, are carried at the lower of cost (specific identification) or market.

Fixed Assets

    Fixed assets are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, which range from 2 to 7 years. Upon asset retirement or other disposition, cost and the related allowance for depreciation are removed from the accounts, and gain or loss is included in the consolidated statements of operations. Amounts expended for repairs and maintenance are charged to operations as incurred.

Intangible Assets

    Intangible assets, which are stated at cost, consist of software rights, non-compete agreements, customer lists and goodwill. Allscripts' policy is to amortize intangible assets using the straight-line method

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
over the remaining estimated economic life of those assets including the period being reported on. Allscripts analyzes the value of its recorded intangible assets on an ongoing basis to determine that the recorded amounts are reasonable and are not impaired. The analysis includes a review of undiscounted future cash flows for each group of acquired customers based on environmental factors, customer retention, cash flow projections and other factors Allscripts believes are relevant to determine if any impairment of the asset has occurred. If impairment is noted, then future cash flows are discounted and the amount of impairment is then measured and a writedown is recorded. If necessary, the remaining amortization period is adjusted accordingly.

    The average amortization periods for intangible assets for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                         1996    1997    1998
                                                       -------- ------- -------
       Capitalized software...........................  3 years 3 years 3 years
       Non-compete agreements.........................  5 years 5 years 5 years
       Customer lists.................................  5 years 2 years 2 years
       Goodwill....................................... 15 years 5 years 5 years

Debt Issuance Costs

    Costs attributable to the issuance of significant debt are deferred and amortized on a straight-line basis over the term of the related debt.

Use of Estimates

    Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates.

Concentration of Credit Risk

    Financial instruments that potentially subject Allscripts to a concentration of credit risk consist of cash and trade receivables.

    Allscripts sells its products and services to healthcare providers and employer funded benefit plans. Credit risk with respect to trade receivables is generally diversified due to the large number of customers and their dispersion across the entire United States. Trade receivables with employer funded benefit plans are further diversified across many different industries. To reduce credit risk, Allscripts performs ongoing credit evaluations of its customers and their payment histories. In general, Allscripts does not require collateral from its customers, but it does enter into advance deposit, security or guarantee agreements if appropriate.

    Allscripts maintains its cash balances with one major commercial bank.

Income Taxes

    Deferred tax assets or liabilities are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
when the temporary differences reverse. A valuation allowance is established for any deferred tax asset for which realization is not likely.

Stock Based Compensation

    Effective December 31, 1996, Allscripts adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." As provided by SFAS 123, Allscripts has elected to continue to account for its stock based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense has been recognized to the extent of employee or director services rendered based on the intrinsic value of compensatory options or shares granted under the plans. Allscripts has adopted the disclosure provisions required by SFAS 123.

Fair Value of Financial Instruments

    The carrying amounts reported in the balance sheets for cash, accounts receivable and accounts payable approximate their fair values due to the short term nature of these financial instruments. The fair values of the note payable to bank and the long term debt are estimated based on current interest rates available to Allscripts for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of the note payable to bank and the long term debt approximates their fair values.

Comprehensive Income

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. To date, Allscripts has not had any transactions that are required to be reported as comprehensive income.

Net Loss Per Share

    Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128), for all periods presented.

    In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. Allscripts has excluded all outstanding convertible preferred stock, which is convertible into 2,977,483 shares of common stock, all outstanding warrants to purchase 4,892,136 shares of common stock and all outstanding options to purchase 2,697,123 shares of common stock from the calculation of diluted loss per share because all such securities are antidilutive for all periods presented.

Software and Development Costs

    Allscripts capitalizes purchased software that is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. While technological feasibility for the current version of TouchScript has been achieved, and therefore software development costs have been capitalized, these costs have been written off because the recoverability of such costs is uncertain since market acceptance is not expected to be achieved for the current version of TouchScript, Version 6. Software development costs of $296,000, $518,000 and $771,000 have been capitalized and written off in 1996, 1997 and 1998, respectively. The costs of purchased software are amortized using the straight-line method over three years.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

   The carrying value of a software and development asset is regularly reviewed by Allscripts, and a loss is recognized when the net realizable value falls below the unamortized cost.

Pro Forma Consolidated Balance Sheet and Net Loss per Share (unaudited)

   If the offering contemplated by this prospectus is consummated, all of the outstanding shares of Allscripts' convertible preferred stock will automatically be converted into 2,977,483 shares of common stock. Additionally, 19,958 shares of common stock are issuable upon the closing of the offering pursuant to a contingent share payment obligation. Allscripts has presented a pro forma balance sheet as if this conversion and contingent share issuance happened on December 31, 1998 and the pro forma net loss per share information for the year ended December 31, 1998 as if these transactions occurred at the beginning of 1998.

   The pro forma consolidated balance sheet also reflects Allscripts' reincorporation in Delaware upon the closing of the offering. Upon the closing of the offering, 1,000,000 shares of undesignated preferred stock, par value $0.01 per share, and 75,000,000 shares of common stock, par value $0.01 per share, will be authorized.

3. Other Operating Expenses

   Other operating expenses consist of the following for the years ended December 31:

                                                    1996       1997      1998
                                                 ---------- ---------- --------
Management reorganization and shutdown costs.... $  867,502 $  239,652 $430,345
Writeoff of software intangible.................    166,667        --       --
Writedown of acquisition intangibles............        --   2,328,000      --
                                                 ---------- ---------- --------
                                                 $1,034,169 $2,567,652 $430,345
                                                 ========== ========== ========

   The management reorganization and shutdown costs relate to severance costs associated with reductions in force and other severance arrangements and, in 1996, include the costs associated with the shutdown of Allscripts' Pennsylvania sales office. The portion of the charges outlined above that relates to management reorganization equals $573,727 in fiscal 1996, $239,652 in fiscal 1997 and $430,345 in fiscal 1998. The number and nature of employees affected in each year is as follows: 1996, three administrative and one sales, 1997, seven administrative and three sales and 1998, ten administrative and nine sales. As of March 31, 1999, all payments provided for had been made.

   A summary of management reorganization and shutdown costs and related payments is as follows:

                                                  1996       1997       1998
                                                ---------  ---------  ---------
Beginning balance.............................. $ 336,500  $ 285,515  $ 180,688
Expense........................................   867,502    239,652    430,345
Adjustment to prior period.....................       --         --         --
Payments.......................................  (918,487)  (344,479)  (337,967)
                                                ---------  ---------  ---------
  Ending balance............................... $ 285,515  $ 180,688  $ 273,066
                                                =========  =========  =========

   Allscripts determined that an impairment of customer lists and goodwill acquired in certain point-of-care-dispensing acquisitions occurred in 1997. The impairment was triggered by the loss of customers and the reduced level of operating profit being generated by the acquired customers. The impairment analysis included a review of undiscounted future cash flows for each group of acquired customers to determine if any impairment of the asset had occurred. As a result, Allscripts has made a provision in 1997 of $2,328,000, representing the estimated excess of the carrying value of the intangible assets over the

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
discounted future cash flows. In addition, Allscripts reduced the remaining amortization period to six and three years for goodwill and customer lists, respectively, related to its mail order pharmacy business and five and two years for goodwill and customer lists, respectively, related to its point-of-care site dispensing business. The previous amortization periods had been 20 and 10 years for intangibles arising from those acquisitions. In testing for impairment, Allscripts used the held-for-use model under SFAS 121.

4. Other Expense


    Other expense consists of the following for the years ended December 31:

                                                       1996    1997    1998
                                                      ------- ------- -------
      Loss on note receivable from shareholder
       exchanged for common shares................... $38,956 $   --  $   --
                                                      ======= ======= =======

5. Fixed Assets

    Fixed assets as of December 31 consist of the following:

                                                             1997       1998
                                                          ---------- ----------
      Office furniture and equipment..................... $3,214,670 $3,845,120
      Production and warehouse equipment.................  2,039,390  2,170,198
      Leasehold improvements.............................    473,086    584,139
      Construction in progress...........................     27,317     39,213
                                                          ---------- ----------
                                                           5,754,463  6,638,670
      Less accumulated depreciation......................  4,221,641  4,854,674
                                                          ---------- ----------
                                                          $1,532,822 $1,783,996
                                                          ========== ==========

    Included in fixed assets are $2,540,856 and $3,273,553 as of December 31, 1997 and 1998, respectively, related to revenue producing assets that are fully depreciated.

    Depreciation expense from continuing operations was approximately $558,000 in 1996, $522,000 in 1997 and $563,000 in 1998.

6. Intangible Assets

    Intangible assets as of December 31 consist of the following:

                                                           1997        1998
                                                        ----------- -----------
      Capitalized software............................. $    81,145 $    81,145
      Non-compete agreements...........................     515,000     515,000
      Customer lists...................................   4,263,282   4,263,282
      Goodwill.........................................  15,984,192  15,984,192
                                                        ----------- -----------
                                                         20,843,619  20,843,619
      Less accumulated amortization....................  16,265,879  17,141,784
                                                        ----------- -----------
                                                        $ 4,577,740 $ 3,701,835
                                                        =========== ===========

    Accumulated amortization includes writedowns in excess of normal amortization.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

7. Accrued Expenses

    Accrued expenses as of December 31 consist of the following:

                                                           1997       1998
                                                        ---------- ----------
      Accrued employee compensation benefits and
       payroll taxes................................... $  580,839 $  201,060
      Accrued vacation pay.............................    422,011    549,686
      Accrued severance................................    180,688    273,066
      Accrued commissions..............................    346,591     41,629
      Accrued interest.................................    159,739      3,526
      Accrued--other...................................    166,151    207,882
                                                        ---------- ----------
                                                        $1,856,019 $1,276,849
                                                        ========== ==========

8. Lease Commitments

    Allscripts conducts its operations from leased premises and with equipment under several operating leases. Total rent expense from continuing operations was approximately $494,000, $491,000 and $599,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    Future minimum rental payments for the next five years are as follows:

      Year Ending
       December
          31,
      -----------
      1999.......................................................... $  569,275
      2000..........................................................    546,104
      2001..........................................................    551,250
      2002..........................................................    540,491
      2003 and thereafter...........................................    804,714
                                                                     ----------
      Total minimum lease payments.................................. $3,011,834
                                                                     ==========

9. Notes Payable

    Notes payable as of December 31 consist of the following:

                                                           1997       1998
                                                        ---------- ----------
      Borrowings under revolving credit facility with
       commercial bank................................. $2,500,000 $4,000,000
                                                        ========== ==========

    During 1997 and up to April 16, 1998, Allscripts maintained a credit arrangement with a commercial bank consisting of two components, a revolving credit facility and a term loan. The revolving credit facility permitted borrowings up to $10,000,000, limited by certain eligible working capital requirements. At December 31, 1997, approximately $3,400,000 of borrowing capacity was available. Interest was at prime plus 0.5% (9.00% at December 31, 1997). Borrowings under the revolving credit facility were collateralized by accounts receivable, inventory, equipment and other assets. Allscripts was required to maintain a compensating balance of $350,000 under the revolving credit facility.

    On April 16, 1998, Allscripts signed a new revolving credit agreement with its commercial bank. As amended, the revolving credit facility permits borrowings up to $10,000,000, limited by certain eligible working capital requirements. At December 31, 1998, approximately $4,000,000 of borrowing capacity was

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
available. Interest is at prime plus 0.5% (8.5% at December 31, 1998). Borrowings under the revolving credit facility are collateralized by accounts receivable, inventory, equipment and other assets. The revolving credit facility expires on April 16, 2000.

    The term loan, which was guaranteed by a certain preferred shareholder and which was part of the credit arrangement with a commercial bank that expired on April 30, 1998, was paid off in April 1998 from the proceeds of the Series I Unit Offering.

    Under the revolving credit agreement, Allscripts is required to maintain certain financial ratios, including minimum net working capital, minimum EBITDA and minimum capital funds. The agreement also prohibits the payment of dividends. At December 31, 1998, Allscripts was in violation of certain financial covenants for which it received a waiver from the bank.

10. Long-Term Obligations

    On April 30, 1996, Allscripts completed a $10,000,000 financing in the form of 8.0% convertible subordinated debentures due April 30, 2001. Interest on the debentures is payable semiannually. The debentures can be converted into 2,683,152 common shares of Allscripts at a conversion price equal to $4.2024. The debentures are convertible at the option of the holder. Under the terms of the debenture agreements, Allscripts' ability to pay dividends is restricted under certain circumstances.

    In conjunction with the issuance of the Series I Preferred and common stock (see Note 12), the majority of the outstanding subordinated convertible debentures were exchanged for 1,803,838 shares of Series J Preferred (see Note
13). In connection with this exchange, Allscripts also issued to the Series J Preferred shareholders 1,326,661 detachable warrants to purchase shares of common stock of Allscripts for $0.06 per share. The warrants will expire five years from the date of closing of the sale of Series I Preferred (see Note 12).

    An extraordinary loss of $790,431 was recorded in the consolidated statement of operations for the year ended December 31, 1998, consisting of the writeoff of deferred financing costs related to Allscripts' convertible subordinated debentures and the value of the warrants issued to the Series J Preferred shareholders.

    Long-term obligations as of December 31 consist of the following:

                                                               1997      1998
                                                            ----------- -------
Term loan, payable to a commercial bank, principal due
 April 30, 1998; interest at prime; interest payable
 monthly, collateralized by certificates of deposit or
 letters of credit of a certain related party preferred
 shareholder (Allstate Insurance Company).................. $ 4,692,932 $   --
Convertible subordinated debentures issued April 30, 1996
 at par in the amount of $10,000,000; due April 30, 2001;
 interest at 8.0% payable semiannually on April 30 and
 October 31, potentially increasing 0.5% on each such
 interest record date to a maximum of 1.5%; convertible
 into 2,683,152 common shares at December 31, 1997 and
 13,985 common shares at December 31, 1998 at $4.2024......  11,275,680  58,774
                                                            ----------- -------
                                                             15,968,612  58,774
Less current portion.......................................   4,692,932     --
                                                            ----------- -------
                                                            $11,275,680 $58,774
                                                            =========== =======

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

11. Income Taxes

    Under the provisions of SFAS No. 109, "Accounting for Income Taxes," Allscripts recognizes a current tax asset or liability for current taxes payable or refundable and a deferred tax asset or liability for the estimated future tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting and their tax basis, excluding goodwill, and carryforwards to the extent that these items are realizable. The consolidated balance sheet includes the following:

                                   December 31, 1997                        December 31, 1998
                         ---------------------------------------  ---------------------------------------
                           Current     Noncurrent      Total        Current     Noncurrent      Total
                         -----------  ------------  ------------  -----------  ------------  ------------
Deferred income tax..... $ 2,117,000  $ 11,471,000  $ 13,588,000  $ 2,555,000  $ 12,729,000  $ 15,284,000
Valuation allowance.....  (2,117,000)  (11,471,000)  (13,588,000)  (2,555,000)  (12,729,000)  (15,284,000)
                         -----------  ------------  ------------  -----------  ------------  ------------
                         $       --   $        --   $        --   $       --   $        --   $        --
                         ===========  ============  ============  ===========  ============  ============

                             December 31, 1997           December 31, 1998
                         --------------------------  --------------------------
                          Temporary                   Temporary
                          Difference    Tax Effect    Difference    Tax Effect
                         ------------  ------------  ------------  ------------
Provision for doubtful
 accounts............... $  3,432,000  $  1,425,000  $  4,522,507  $  1,877,000
Acquisition costs.......      873,000       366,000       873,000       362,000
Vacation accrual........      422,000       175,000       523,000       217,000
Bonus accrual...........       30,000        12,000        30,000        12,000
Severance reserve.......       77,000        32,000           --            --
Inventory reserve.......      235,000        98,000       154,000        64,000
Inventory
 capitalization.........       24,000        10,000        56,000        23,000
Property, plant and
 equipment..............      675,000       280,000       138,000        57,000
Net operating loss......   26,965,000    11,190,000    30,534,000    12,672,000
                         ------------  ------------  ------------  ------------
    Subtotal............   32,733,000    13,588,000    36,830,507    15,284,000
Less: valuation
 allowance..............  (32,733,000)  (13,588,000)  (36,830,507)  (15,284,000)
                         ------------  ------------  ------------  ------------
    Total............... $        --   $        --   $        --   $        --
                         ============  ============  ============  ============

    At December 31, 1997 and 1998, Allscripts has operating loss carryforwards available for federal income tax reporting purposes of approximately $26,965,000 and $30,534,000, respectively. The operating loss carryforwards expire in 2002 through 2013. Allscripts' ability to utilize these operating loss carryforwards to offset future taxable income is dependent on a variety of factors, including possible limitations on usage pursuant to Internal Revenue Code Section (IRC) 382. IRC 382 imposes an annual limitation on the future utilization of operating loss carryforwards due to changes in ownership resulting from the issuance of common shares, stock options, warrants and convertible preferred shares.

    No provision for income taxes has been made due to Allscripts' operating losses.

12. Redeemable Preferred Shares and Shareholders' Equity

Redeemable Preferred Shares

    The Series H Preferred shares are voting, nonparticipating and have a liquidation preference upon dissolution of Allscripts of $6.462 per share plus an amount equal to all unpaid dividends accrued thereon.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

The Series H Preferred shares are senior to Series A, Series B, Series C, Series D, Series F and Series G Preferred shares with respect to the liquidation preference.

    The shares are entitled to cumulative, quarterly dividends of 8.0% accruing from the date of issuance and payable beginning September 15, 1998 and then payable quarterly thereafter. Mandatory redemption of shares (at $6.462 per share) in the proportion of 10%, 10%, 10%, and 70% of the total number of shares originally issued was initially scheduled to begin on September 15, 1998 and occur annually thereafter through 2001, respectively.

    In connection with the convertible subordinated debenture offering described in Note 10, the terms of the Series H Preferred were amended. Pursuant to such amendment, on September 15, 1998, Allscripts was required to begin paying dividends quarterly. Allscripts was required to redeem shares of Series H Preferred with a redemption value of $6.16 million and all accrued dividends thereon on September 15, 2001.

    In conjunction with the issuance of $8,930,000 of Series I Preferred on April 16, 1998, the terms of the Series H Preferred were amended to extend the maturity date five years from the closing of the sale of the Series I Preferred. Allscripts will be required to redeem shares of Series H Preferred equal to $8,800,000 plus all accrued dividends ($3,007,430 at December 31, 1998 or $2.21 per share) five years from the closing of the sale of Series I Preferred. In consideration of the change in terms therein, Allscripts issued 916,657 warrants to purchase shares of common stock of Allscripts for $0.06 per share to the holders of Series H Preferred. The warrants will expire five years from the date of the closing of the sale of Series I Preferred.

    On April 16, 1998, Allscripts effected the private placement of Series I Preferred and common stock of Allscripts for $8,930,000. The common stock component, 4,597,070 shares, represented 24.4% of Allscripts' common stock at April 16, 1998, assuming exercise of all options and warrants and the conversion of all convertible preferred stock into common stock. Based upon an independent appraisal, $1,009,000 was allocated to the value of the common stock issued in the Series I Unit Offering. The difference, $733,265, between the amount initially recorded for the redeemable preferred stock and its redemption value will be accreted over the life of the Series I Preferred shares such that the Series I Preferred shares will be reflected at redemption value at the date of redemption. The Series I Preferred shares are voting and have a liquidation preference upon dissolution of Allscripts of $6.462 per share plus an amount equal to all unpaid dividends accrued thereon. The Series I Preferred shares are in parity with the Series J Preferred shares and senior to Series A, Series B, Series C, Series D, Series F, Series G and Series H Preferred shares with respect to liquidation preference.

    A cumulative dividend on the Series I Preferred accrues at a rate of 8.5% per annum. The Series I Preferred are to be redeemed at $8,654,175 plus any accrued but unpaid dividends ($521,053 at December 31, 1998 or $0.39 per share), upon a qualified initial public offering, but no later than five years from the issuance date of the Series I Preferred. A qualified initial public offering is defined as a firm commitment public offering with a per share price of at least $4.80 and in which Allscripts receives at least $20,000,000 in net proceeds.

    Accrued dividends are payable only: (a) when declared by the Board, (b) upon the liquidation, dissolution or winding up of Allscripts, (c) upon a qualified initial public offering, or (d) upon a redemption event as defined above.

    As outlined above and in Note 10, the issuance of the Series I Preferred securities required amendments to the terms of the Series H and an exchange of the Subordinated Convertible debentures, among other things.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    In conjunction with the issuance of the Series I Preferred and common stock, all of the outstanding subordinated convertible debentures other than debentures in the aggregate principal amount of $56,378 were exchanged for 1,803,838 shares of Series J Preferred. The Series J Preferred shares are voting and have a liquidation preference upon dissolution of Allscripts of $6.462 per share plus an amount equal to all unpaid dividends accrued thereon.

    A cumulative dividend on the Series J Preferred accrues at a rate of 8.5% per annum. The Series J Preferred Shares are to be redeemed at $11,656,388 plus accrued dividends ($701,812 at December 31, 1998 or $0.39 per share) no later than April 16, 2003. The terms for payment of accrued dividends are similar to those for the Series I Preferred shares described above.

Preferred Shares

    The Series A, Series B, Series C, Series D, Series F and Series G Preferred shares are voting, nonparticipating, convertible, and have a liquidation preference upon dissolution of Allscripts equal to $1.00, $3.75, $3.20, $4.50, $1.25 and $4.50 per share, respectively. The Series G Preferred shares are senior to the Series A, Series B, Series C, Series D and Series F Preferred shares in respect to the liquidation preference. The Series C, Series D and Series F Preferred shares are senior to the Series A and Series B Preferred shares in respect to the liquidation preference. These preferred shareholders have the option to convert their shares into common shares at prescribed rates. Automatic conversion occurs upon the closing of a qualified initial public offering, as defined. At December 31, 1998, Allscripts had reserved 2,977,483 common shares for issuance upon conversion of all outstanding convertible preferred shares.

Warrants

    Simultaneous with the Series H Unit Offering, Allscripts issued warrants to purchase 156,428 shares of Allscripts' common shares for $7.50 per share to a shareholder in exchange for the continuing guaranty of a term loan with Allscripts' principal bank. The warrants expire in September 1999. Because the exercise price of the warrants exceeded the per share value implied by the Series H Unit Offering, no value was ascribed to the warrants.

    In conjunction with the 1996 convertible subordinated debenture offering, the term loan guaranteed by a shareholder was amended to extend the maturity date to April 30, 1998. In exchange for extending its guaranty of such term debt, Allscripts issued warrants to purchase an aggregate of 279,181 common shares with a strike price of $4.2024. The warrants expire April 30, 2001. Because the exercise price of the warrants exceeded the per share value implied by the convertible subordinated debenture offering, no value was ascribed to the warrants.

    As a condition to the Series I Unit Offering, Allscripts amended the maturity date of the Series H Preferred shares and exchanged the subordinated convertible debentures for shares of Series J Preferred. In exchange for these concessions, Allscripts issued detachable warrants to the holders of Series H Preferred shares and holders of Series J Preferred shares in the aggregate amounts of 916,657 and 1,326,661 shares of common stock, respectively. Based upon an independent appraisal, $165,000 was allocated to the warrants issued to the Series H Preferred shareholders, and the net loss attributable to the common shareholders in 1998 was increased by this amount. Based upon an independent appraisal, $238,800 was assigned to the value of the warrants issued to the Series J Preferred shareholders. The warrants carry a strike price of $0.06 and expire in April 2003.

    As part of the Series H Unit Offering, Allscripts issued warrants to purchase 2,269,633 shares of the common stock of Allscripts for $0.06 per share. These warrants are on substantially the same terms as the above warrant issuances. The warrants expire in September 1999. Based upon an independent

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
outside appraisal, Allscripts has allocated value from the Series H Unit Offering of $1,097,000 to these warrants. This amount has been recorded as additional paid-in capital and as a reduction in the initial carrying value of the Series H Preferred shares. The carrying amount of the Series H preferred shares is being periodically adjusted to their mandatory redemption value.

    All of the above warrants may be exercised with payment of cash or the surrender of additional warrants, such warrants to be valued by the excess of fair market value of a common share on the day of exercise over the warrant purchase price. In addition, the warrants may be adjusted in certain circumstances in the event of dilutive financings, as defined.

    At December 31, 1998, all outstanding warrants were fully vested and exercisable, and Allscripts has reserved 4,892,136 common shares for issuance upon the exercise of warrants.

Stock Option Plans

    Allscripts has established several stock option plans under which officers, employees, directors, consultants or agents are eligible to receive incentive stock or nonqualified options to purchase shares of Allscripts' common shares. In November 1993, Allscripts adopted the 1993 Stock Incentive Plan and established the number of shares initially issuable under the plan at 150,000 shares. In addition, the several existing plans were amended to terminate future grants under those plans and to provide for the transfer of shares authorized for grant but not granted to the 1993 Stock Incentive Plan. The exercise price for shares under these plans is determined by Allscripts' Board of Directors at the date of grant. All options must be exercised within ten years of the date of grant. The plans provide for exercise of options by payment of cash, surrender of common shares or surrender of options. Options vest on various schedules, primarily over three and four year periods from the date of grant, and in certain circumstances upon a change in control. In September 1994, the 1993 Stock Incentive Plan was amended to provide for 1,077,217 additional common shares to be issuable pursuant thereto. In December 1995, the 1993 Stock Incentive Plan was amended to provide for 578,331 additional common shares to be issued pursuant thereto. In July and September 1997, the 1993 Stock Incentive Plan was amended to provide for 684,151 and 500,000 additional common shares to be issued pursuant thereto. At December 31, 1998, options to purchase 2,905,258 common shares were authorized under those plans, and options with respect to 1,434,122 shares were exercisable under these plans.

    In addition, in November 1993, Allscripts adopted the 1993 Amended and Restated Eligible Directors Stock Option Plan and established the number of shares issuable under the plan at 33,333 shares. The plan provides for nonqualified option grants to eligible directors, as defined, of Allscripts upon election to the Board of Directors or adoption of the plan and upon the first and second anniversary of their directorship. The exercise price for shares under these plans is determined by Allscripts' Board of Directors, at the date of grant. The plans provide for exercise of options by payment of cash, surrender of common shares or surrender of options. Options vest upon grant. In February 1997, Allscripts adopted an amendment and restatement of the 1993 Stock Incentive Plan and terminated the Eligible Directors Stock Option Plan. The amendment and restatement of the 1993 Stock Incentive Plan made eligible directors (as defined in the Eligible Directors Stock Option Plan) eligible for grants of stock incentives under the 1993 Stock Incentive Plan and provided for the transfer to the 1993 Stock Incentive Plan of shares authorized for grant but not granted under the Eligible Directors Stock Option Plan and of shares underlying outstanding options under the Eligible Directors Stock Option Plan that are terminated or canceled or that expire.

    In addition, in 1990, Allscripts has issued options to purchase 7,760 shares of Allscripts' common stock outside of the plans under separate agreement. These options were fully vested and exercisable at December 31, 1997.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    In May 1998, in conjunction with the closing of the Series I Unit Offering, the Board of Directors approved the cancellation and reissuance of options to purchase 1,481,916 shares of Allscripts' common stock. The options covered by the grant all have an exercise price of $0.06 per share. At December 31, 1998, Allscripts has reserved 2,913,018 shares for issuance upon exercise of all options.

    Had Allscripts elected to apply the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS
123) regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted in 1996, 1997 and 1998, reported net income and earnings per share would have been reduced as follows:

                                                1996       1997        1998
                                             ---------- ----------- ----------
      Net loss, as reported................. $2,941,028 $10,799,071 $7,514,309
      Pro forma net loss....................  3,031,347  10,895,180  7,606,193
      Pro forma net loss per share--basic
       and diluted.......................... $     1.06 $      3.69 $     1.25

    Under SFAS 123, compensation expense representing fair value of the option grant is recognized over the vesting period. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in pro forma earnings.

    For purposes of the SFAS 123 pro forma net income and earnings per share calculation, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used in determining fair value as disclosed for SFAS 123 are shown in the following table:

                                                               1996  1997  1998
                                                               ----  ----  ----
      Risk-free interest rate................................. 6.29% 5.99% 5.15%
      Option life (years).....................................    4     4     4

    Option activity for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                         Options    Weighted Average   Options
                                       Outstanding   Exercise Price  Exercisable
                                       -----------  ---------------- -----------
Balance at January 1, 1996............  1,523,201        $2.10          745,255
  Options granted.....................    195,850         1.50
  Options exercised...................     (1,616)        1.50
  Options forfeited...................   (339,423)        3.96
                                       ----------        -----        ---------
Balance at December 31, 1996..........  1,378,012         1.50          802,049
  Options granted.....................  1,655,218         2.34
  Options exercised...................    (37,807)        1.50
  Options forfeited...................   (265,066)        1.56
                                       ----------        -----        ---------
Balance at December 31, 1997..........  2,730,357         2.04        1,100,948
  Options granted.....................  1,985,165         0.06
  Options exercised...................   (336,522)        0.18
  Options forfeited...................   (198,301)        1.62
  Options canceled.................... (1,483,576)        1.34
                                       ----------        -----        ---------
Balance at December 31, 1998..........  2,697,123        $0.68        1,434,122
                                       ==========        =====        =========

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    For the years ended December 31, 1996, 1997 and 1998, the weighted average fair value of options granted with an exercise price equal to market price was $1.50, $2.34 and $0.06, respectively.

              Options Outstanding                         Options Exercisable
----------------------------------------------------     --------------------------
                             Weighted
                              Average
                             Remaining      Weighted                     Weighted
             Number of      Contractual     Average       Number of      Average
Exercise      Options          Life         Exercise       Options       Exercise
 Prices     Outstanding     (in years)       Price       Exercisable      Price
--------    -----------     -----------     --------     -----------     --------
 $0.06       1,660,897         10.23         $0.06          497,538       $ 0.06
  1.50         899,453          6.26          1.50          856,214         1.50
  2.16          10,350          7.63          2.16            5,820         2.16
  2.34         110,330          8.00          2.34           58,457         2.34
  3.00           8,333          6.04          3.00            8,333         3.00
 10.24           7,760          1.13         10.24            7,760        10.24
             ---------                                    ---------
             2,697,123                                    1,434,122

13. Contingencies

    The pharmaceutical repackaging industry is subject to stringent federal and state regulations. Allscripts' repackaging operations are regulated by the Food and Drug Administration as if Allscripts were a manufacturer. Allscripts is also subject to regulation by the Drug Enforcement Administration in connection with the packaging and distribution of controlled substances.

    Allscripts is a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. These suits have been filed in various jurisdictions throughout the United States, and in each of these suits, Allscripts is one of many defendants, including manufacturers and other distributors of these drugs. Allscripts does not believe it has any significant liability incident to the distribution or repackaging of these drugs and it has tendered defense of these lawsuits to its insurance carrier for handling. The lawsuits are in various stages of litigation and it is too early to determine what, if any, liability Allscripts will have with respect to the claims made in these lawsuits. If Allscripts' insurance coverage in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate is inadequate to satisfy any resulting liability, Allscripts will have to defend these lawsuits and be responsible for the damages, if any, that Allscripts suffers as a result of these lawsuits. Allscripts does not believe that the outcome of these lawsuits will have a material adverse effect on its financial condition, results of operations or cash flows.

14. Employment Matters and Agreements

    In June 1996, October 1997, December 1997, March 1998 and December 1998, certain executives and employees terminated their responsibilities with Allscripts. In connection with these terminations, Allscripts entered into severance agreements with these executives and employees. Total costs of $574,000, $204,000 and $430,000, including amounts payable in the future related to these agreements, have been included as management restructuring and shutdown costs under Other Operating Expenses in 1996, 1997 and 1998, respectively.

15. Savings Plan

    Effective January 1, 1993, employees of Allscripts who meet certain eligibility requirements can participate in Allscripts' 401(k) Savings and Investment Plan. Under the plan, Allscripts may, at its

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
discretion, match the employee contributions. Allscripts recorded expenses from continuing operations related to its matching contributions for the years ended December 31, 1996, 1997 and 1998 of $35,418, $44,781 and $36,725, respectively.

16. Enterprise Systems, Inc. Agreement

    During 1996 and 1997, Allscripts established a relationship with Enterprise Systems, Inc. to further develop Allscripts' automated dispensing product and introduce touch technology to its product. Enterprise developed a product called TouchScript. On March 13, 1997, Enterprise Systems, Inc. entered into a Merger Agreement with HBO & Company and subsequently on June 26, 1997 completed said merger. On July 17, 1997, Allscripts entered into an agreement with HBO & Company whereby HBO & Company assigned and transferred to Allscripts all of its rights, title and interest in the TouchScript system and all corresponding documentation therefor, including all copyrights, copyright registrations, trademark applications and trademark registrations. In exchange, Allscripts issued 519,530 shares of common stock.

    The shares were recorded at fair market value determined by Allscripts of $0.06 per share, thus assigning a value of $31,173 to the TouchScript software. The software is being amortized on a straight-line basis over a three-year period.

17. Discontinued Operations

    On March 18, 1999, Allscripts signed a definitive agreement to sell certain assets of its pharmacy benefit management operation to Pharmacare Management Services, Inc., Pharmacare Direct, Inc., and Procare Pharmacy, Inc. The sale closed on March 31, 1999. The aggregate purchase price is $15,400,000, payable in the form of an up front payment at closing of $7,000,000 and a contingent payment of up to $8,400,000 payable within 10 business days after the first anniversary of the closing date. Additionally, the buyers purchased the inventory at Allscripts' net cost, approximately $500,000, while Allscripts retained the remaining working capital. The contingent payment is based upon the number of prescription fillings (including original fillings and subsequent refills) for the one-year period following the closing. Allscripts will receive $23.12 for each traditional mail order prescription filling up to a maximum of $5,000,000, $11.67 for each specialty mail order prescription filling up to a maximum of $700,000 and $4.48 for each retail pharmacy prescription filling up to a maximum of $2,700,000, in each case for fillings only from customers that have been retained as of the anniversary date. Under certain circumstances, a portion of the contingent payment can be paid prior to the anniversary date. Allscripts expects to receive less than the maximum contingent payment.

    The operating results of the pharmacy benefit management segment have been segregated from continuing operations and reported as a separate line item on the Consolidated Statements of Operations under the caption "Income (loss) from discontinued operations." Additionally, Allscripts has restated its prior financial statements to present the operating results of the pharmacy benefit management operations as a discontinued operation.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    Operating results from discontinued operations were as follows:

                                              1996        1997         1998
                                           ----------- -----------  -----------
      Revenue............................  $42,225,000 $44,719,000  $52,866,000
      Cost of revenue....................   39,001,000  41,413,000   49,313,000
                                           ----------- -----------  -----------
          Gross profit...................    3,224,000   3,306,000    3,553,000
      Selling, general and administrative
       expenses..........................    1,735,000   5,114,000    2,583,000
                                           ----------- -----------  -----------
      Operating income (loss)............    1,489,000  (1,808,000)     970,000
                                           ----------- -----------  -----------
      Income (loss) from discontinued
       operations........................  $ 1,489,000 $(1,808,000) $   970,000
                                           =========== ===========  ===========

    Included in revenue is $1,580,000 in 1997 and $2,982,000 in 1998 from Anthem, Inc., a related party (see Note 20). Included in selling, general and administrative expenses in 1997 is approximately $3,300,000 pertaining to the writedown of intangible assets.

    The components of assets and liabilities of discontinued operations included in Allscripts' consolidated balance sheets at December 31 are as follows:

                                                             1997       1998
                                                          ---------- -----------
      Assets:
       Accounts receivable............................... $5,715,000  $7,015,000
       Inventory.........................................    317,000     521,000
       Other.............................................  3,611,000   2,936,000
                                                          ---------- -----------
      Total assets....................................... $9,643,000 $10,472,000
      Liabilities........................................  4,879,000   6,192,000
                                                          ---------- -----------
          Net............................................ $4,764,000 $ 4,280,000
                                                          ========== ===========

18. Supplemental Cashflow Information

                                                    1996     1997      1998
                                                  -------- -------- -----------
Interest paid.................................... $640,057 $509,292 $   294,171
Noncash investing and financing activity:
  Exchange of 6,837 shares of common stock held
   by a former executive for a note receivable
   held by Allscripts, totaling $35,000 plus
   interest......................................   35,000      --          --
  In connection with the agreement with HBO &
   Company, issuance of 519,530 common shares
   valued at $0.06 per share, in exchange for
   software valued at $31,173....................      --    31,173         --
  Accretion of mandatory redemption value of
   preferred shares..............................  219,400  219,399     323,278
  In connection with the $10,000,000, 8.0%
   convertible subordinated debentures issued
   April 30, 1996, issuance of $400,000 and
   $875,680 of additional debentures in
   satisfaction of accrued interest thereon for
   the years ended December 31, 1996 and 1997,
   respectively..................................  400,000  875,680         --
  In connection with the Series I Unit Offering,
   issuance of 1,803,838 shares of Series J
   Redeemable Preferred shares and 1,326,661
   warrants in exchange for Allscripts'
   outstanding convertible subordinated
   debentures (in the aggregate principal amount
   of $11,219,303) plus accrued interest thereon
   through April 15, 1998 ($437,085 in
   aggregate)....................................      --       --   11,656,388
  Cumulative dividends in arrears on redeemable
   preferred shares..............................  704,000  704,000   1,926,865

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

19. Recently Issued Accounting Pronouncements

    During 1997 the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." In February 1998 the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits." SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management desegregates the entity for making internal operating decisions. SFAS No. 132 standardizes the disclosure requirements for pension and other postretirement benefits.

    As a result of the March 1999 sale of the pharmacy benefit management segment, Allscripts currently operates in one segment. Allscripts does not offer the types of benefit programs that fall under the guidelines of Statement of Financial Accounting Standards No. 132--Employers' Disclosures about Pensions and other Postretirement Benefits.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 1999. To date, Allscripts has not entered into any derivative financial instruments or hedging activities.

    In June 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs that are incurred during the application's development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Such costs were not material for the three-year period ended December 31, 1998. Allscripts is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

20. Related Party Transactions

    Since June 1997, Allscripts has provided pharmacy benefit management services for Anthem, Inc. One of Allscripts' directors is Chairman of the Board, President and Chief Executive Officer of Anthem (see Note 17).

21. Subsequent Events--Acquisitions

    In May 1999, Allscripts acquired all of the outstanding stock of TeleMed Corp., which does business as MedSmart, in exchange for 117,500 shares of common stock and additional shares of common stock under certain circumstances. MedSmart has recently entered the business of informing, or "detailing," physicians about specific pharmaceuticals over the Internet and through Interactive Voice Response. MedSmart also sells medical books and practice-related software to physicians.

    In May 1999, Allscripts agreed in principle to acquire substantially all of the assets of Shopping@Home, Inc., a development stage Internet retailer, in exchange for a promissory note in the principal amount of $650,000, bearing interest at a rate of 6.0% per year, and payable upon the consummation of this offering. Allscripts' Chief Executive Officer and Chief Operating Officer are principal shareholders of Shopping@Home, Inc.

    Allscripts intends to account for these business combinations as purchases.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

22. Subsequent Events--Other

    On May 2, 1999, Allscripts' Board of Directors authorized (1) the merger of Allscripts into a subsidiary incorporated in Delaware upon the closing of the offering contemplated by this prospectus and (2) a one-for-six reverse common stock split.

    The reverse stock split and the reincorporation merger in Delaware were subject to shareholder approval. Shareholder approval was obtained on June 18, 1999. Consequently, all common share information in the accompanying financial statements has been adjusted to reflect the reverse stock split.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 March 31, 1999

                                                           1999      Pro Forma
                                                        ----------- -----------
ASSETS
Current assets:
  Cash................................................. $ 8,023,066 $ 8,023,066
  Accounts receivable, net of allowances of $4,532,499,
   actual and pro forma................................   9,389,917   9,389,917
  Inventories, net.....................................   2,396,032   2,396,032
  Prepaid and other assets.............................     168,939     168,939
                                                        ----------- -----------
    Total current assets...............................  19,977,954  19,977,954
                                                        ----------- -----------
Fixed assets, net......................................   1,539,836   1,539,836
Intangible assets, net.................................     963,963     963,963
Debt issuance costs....................................      45,890      45,890
                                                        ----------- -----------
    Total assets....................................... $22,527,643 $22,527,643
                                                        =========== ===========


     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                                 March 31, 1999

                                                         1999       Pro Forma
LIABILITIES                                          ------------  ------------
Current liabilities:
 Note payable......................................  $  5,400,000  $  5,400,000
 Accounts payable..................................     8,569,232     8,569,232
 Accrued expenses..................................     1,291,600     1,291,600
                                                     ------------  ------------
   Total current liabilities.......................    15,260,832    15,260,832
Long-term debt.....................................        58,774        58,774
                                                     ------------  ------------
   Total liabilities...............................    15,319,606    15,319,606
                                                     ------------  ------------
Redeemable preferred shares:
 Series I, cumulative, $1.00 par value, 1,339,241
  shares authorized, issued and outstanding,
  including $704,955 of cumulative dividends;
  liquidation value of $8,654,175..................     8,766,407     8,766,407
 Series J, cumulative, $1.00 par value, 1,812,903
  shares authorized, 1,803,838 issued and
  outstanding, including $949,510 of cumulative
  dividends; liquidation value of $11,656,388......    12,605,898    12,605,898
 Series H, cumulative, $1.00 par value, 1,361,775
  shares authorized, issued and outstanding,
  including $3,183,430 of cumulative dividends;
  liquidation value of $8,800,000 .................    11,873,730    11,873,730
                                                     ------------  ------------
                                                       33,246,035    33,246,035
                                                     ------------  ------------
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred shares:
 Series A, $1.00 par value, 1,050,000 shares
  authorized, issued and outstanding, liquidation
  value of $1,050,000, convertible to common
  shares; no shares issued and outstanding, pro
  forma............................................     1,050,000           --
 Series B, $1.00 par value, 533,333 shares
  authorized, issued and outstanding, liquidation
  value of $2,000,000, convertible to common
  shares; no shares issued and outstanding, pro
  forma............................................       533,333           --
 Series C, $1.00 par value, 2,187,501 shares
  authorized, issued and outstanding, liquidation
  value of $7,000,000, convertible to common
  shares; no shares issued and outstanding, pro
  forma............................................     2,187,501           --
 Series D, $1.00 par value, 1,833,334 shares
  authorized, issued and outstanding, liquidation
  value of $8,250,003, convertible to common
  shares; no shares issued and outstanding, pro
  forma............................................     1,833,334           --
 Series F, $1.00 par value, 2,492,781 shares
  authorized, issued and outstanding, liquidation
  value of $3,115,976, convertible to common
  shares; no shares issued and outstanding, pro
  forma............................................     2,492,781           --
 Series G, $1.00 par value, 621,819 shares
  authorized, issued and outstanding, liquidation
  value of $2,798,186, convertible to common
  shares; no shares issued and outstanding, pro
  forma............................................       621,819           --
                                                     ------------  ------------
                                                        8,718,768           --
Common shares:
 $0.01 par value, 125,000,000 shares authorized,
  8,815,599 shares issued and outstanding, actual;
  75,000,000 authorized, 11,813,040 shares issued
  and outstanding, pro forma.......................        88,156       118,131
Treasury stock at cost; 34,465 common shares actual
 and pro forma.....................................       (67,817)      (67,817)
Unearned compensation..............................    (2,054,999)   (2,054,999)
Additional paid-in capital.........................    16,758,013    25,766,134
Accumulated deficit................................   (49,480,119)  (49,799,447)
                                                     ------------  ------------
   Total shareholders' equity (deficit)............   (26,037,998)  (26,037,998)
                                                     ------------  ------------
   Total liabilities and shareholders' equity
    (deficit)......................................  $ 22,527,643  $ 22,527,643
                                                     ============  ============

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         Three Months Ended
                                                             March 31,
                                                       -----------------------
                                                          1998         1999
                                                       -----------  ----------
Revenue............................................... $ 6,350,799  $6,027,757
Cost of revenue.......................................   4,538,195   4,565,056
                                                       -----------  ----------
    Gross profit......................................   1,812,604   1,462,701
Selling, general and administrative expenses..........   3,348,467   3,549,818
Amortization of intangibles...........................      93,442      93,442
Other operating expenses..............................     111,946         --
                                                       -----------  ----------
    Loss from operations..............................  (1,741,251) (2,180,559)
Interest expense......................................     396,169     109,145
                                                       -----------  ----------
Loss from continuing operations.......................  (2,137,420) (2,289,704)
Income from discontinued operations...................     386,971      26,394
Gain from sale of discontinued operations.............         --    3,547,161
                                                       -----------  ----------
Net income (loss).....................................  (1,750,449)  1,283,851
Accretion of mandatory redemption value of preferred
 shares and accrued dividends on preferred shares.....    (230,850)   (699,112)
                                                       -----------  ----------
Net income (loss) attributable to common
 shareholders......................................... $(1,981,299) $  584,739
                                                       ===========  ==========
Per share data--basic and undiluted:
  Loss from continuing operations..................... $     (0.69) $    (0.35)
  Discontinued operations.............................        0.11        0.00
  Gain from sale of discontinued operation............         --         0.42
                                                       -----------  ----------
  Net income (loss)................................... $     (0.58) $     0.07
                                                       ===========  ==========
Per share data--pro forma basic and diluted:
  Loss from continuing operations.....................              $    (0.29)
  Discontinued operations.............................                    0.00
  Gain from sale of discontinued operations...........                    0.31
                                                                    ----------
  Net income..........................................              $     0.02
                                                                    ==========
Weighted average shares of common stock outstanding
 used in computing basic and diluted loss per share...   3,410,513   8,489,685
                                                       ===========  ==========
Weighted average shares of common stock outstanding
 used in computing pro forma basic and diluted loss
 per share............................................              11,487,126
                                                                    ==========

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three Months Ended
                                                             March 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
Cash flows from operating activities:
  Net income (loss).................................. $(1,750,449) $ 1,283,851
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization....................     461,849      406,847
    Provision for losses on accounts receivable......      38,860      200,490
    Gain on sale of discontinued operations..........         --    (3,547,161)
    Compensation expense.............................         --       130,410
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable.....     727,289      (65,323)
      Increase in inventories........................    (244,854)    (179,556)
      Decrease in other assets.......................      92,008       17,145
      Increase in accounts payable...................   1,025,831      735,547
      Decrease in accrued expenses...................    (239,680)    (315,327)
                                                      -----------  -----------
        Net cash provided by (used in) operating
         activities..................................     110,854   (1,333,077)
                                                      -----------  -----------
Cash flows from investing activities:
  Capital expenditures...............................    (210,762)    (273,649)
  Proceeds from sale of discontinued operations......         --     7,472,509
                                                      -----------  -----------
        Net cash provided by (used in) investing
         activities..................................    (210,762)   7,198,860
                                                      -----------  -----------
Cash flows from financing activities:
  Borrowings under bank agreements...................         --     1,400,000
  Proceeds from exercise of common share options.....      31,379       39,275
                                                      -----------  -----------
        Net cash provided by financing activities....      31,379    1,439,275
                                                      -----------  -----------
Net increase (decrease) in cash......................     (68,529)   7,305,058
Cash, beginning of period............................     204,981      718,008
                                                      -----------  -----------
Cash, end of period.................................. $   136,452  $ 8,023,066
                                                      ===========  ===========


     The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

    The quarterly financial information presented herein should be read in conjunction with Allscripts' annual financial statements for the year ended December 31, 1998. The unaudited interim financial statements reflect all adjustments (all of which are of a normal recurring nature) that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The results for the interim periods are not necessarily indicative of the results to be expected for the year.

    In the first quarter of 1999, Allscripts adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires entities to capitalize certain internal-use software costs once certain criteria are met. Allscripts' practice has been to expense the costs of obtaining or developing internal-use software as incurred. According to Allscripts' policy, costs that are capitalizable under this pronouncement include external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project and interest costs incurred when developing computer software for internal use. Costs incurred relating to development of internal-use software have not been material.

2. Net Loss Per Share

    Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," for all periods presented.

    In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. Allscripts has excluded all outstanding convertible preferred stock, which is convertible into 2,977,483 shares of common stock, all outstanding warrants to purchase 4,892,136 shares of common stock and all outstanding options to purchase 2,440,757 shares of common stock from the calculation of diluted loss per share because all such securities are antidilutive for all periods presented.

3. Accrued Management Reorganization Costs

    A summary of accrued management reorganization costs and related payments is as follows:

      Balance at December 31, 1998.................................... $285,515
      Expense.........................................................      --
      Adjustment to prior period......................................      --
      Payments........................................................ (285,515)
                                                                       --------
      Balance at March 31, 1999....................................... $    --
                                                                       ========

4. Notes Payable

    Under the revolving credit facility, Allscripts is required to maintain certain financial ratios, including minimum net working capital, minimum EBITDA and minimum capital funds. As of March 31, 1999, Allscripts was in violation of certain financial covenants. In May 1999, Allscripts received a waiver for these violations.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

5. Stock Option Plans

    On March 31, 1999, Allscripts granted an additional 308,259 options to purchase common stock at an exercise price of $3.00. In connection with these grants, Allscripts recognized approximately $1,850,000 of unearned compensation, which represents the difference between the exercise price of the options and the deemed fair market value of the common stock at the date of grant.

                                                            Weighted
                                                            Average
                                                  Options   Exercise   Options
                                                Outstanding  Price   Exercisable
                                                ----------- -------- -----------
      Balance at December 31, 1998.............  2,697,123   $ 0.68   1,434,122
      Options granted..........................    308,259     3.00
      Options exercised........................   (457,066)   (0.09)
      Options forfeited........................   (107,559)   (1.14)
                                                 ---------   ------   ---------
      Balance at March 31, 1999................  2,440,757   $ 1.05     953,745
                                                 =========   ======   =========

6. Warrants

    On March 31, 1999, Allscripts issued warrants to purchase 11,666 shares of common stock at $3.00 per share. Allscripts assigned a value of $9.00 to the warrants and accordingly recorded expense in the amount of $105,000 in the first quarter of 1999.

7. Contingencies

    The pharmaceutical repackaging industry is subject to stringent federal and state regulations. Allscripts' repackaging operations are regulated by the FDA as if Allscripts were a manufacturer. Allscripts is also subject to regulation by the DEA in connection with the packaging and distribution of controlled substances.

    Allscripts is a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. These suits have been filed in various jurisdictions throughout the United States and in each of these suits Allscripts is one of many defendants, including manufacturers and other distributors of these drugs. Allscripts does not believe it has any significant liability incident to the distribution or repackaging of these drugs, and it has tendered defense of these lawsuits to its insurance carrier for handling. The lawsuits are in various stages of litigation, and it is too early to determine what, if any, liability Allscripts will have with respect to the claims made in these lawsuits. If Allscripts' insurance coverage in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate is inadequate to satisfy any resulting liability, Allscripts will have to defend these lawsuits and be responsible for the damages, if any, that Allscripts suffers as a result of these lawsuits. Allscripts does not believe that the outcome of these lawsuits will have a material adverse effect on its financial condition, results of operations or cash flows.

8. Discontinued Operations

    The operating results of the pharmacy benefit management segment have been segregated from continuing operations and reported as a separate line item on the Consolidated Statements of Operations under the caption "Income from discontinued operations." Additionally, Allscripts has restated its prior financial statements to present the operating results of the pharmacy benefit management operation as a discontinued operation.

          ALLSCRIPTS, INC. (AN ILLINOIS CORPORATION) AND SUBSIDIARIES

    Operating results from discontinued operations were as follows:

                                                          March 31,
                                                   ----------------------- ---
                                                      1998        1999
                                                   ----------- -----------
      Revenue..................................... $12,087,511 $14,291,828
      Cost of revenue.............................  11,182,550  13,377,729
                                                   ----------- -----------
        Gross profit..............................     904,961     914,099
      Selling, general and administrative
       expenses...................................     392,485     762,172
      Amortization of intangibles.................     125,505     125,533
                                                   ----------- -----------
      Operating income............................     386,971      26,394
                                                   ----------- -----------
      Income from discontinued operations......... $   386,971 $    26,394
                                                   =========== ===========

    Included in revenue is $1,242,406 in the first quarter of 1998 and $374,876 in the first quarter of 1999 from Anthem, Inc., a related party.

    In the first quarter of 1999, Allscripts recognized a gain on the sale of this business of $3,547,161, based upon the cash received at closing. This gain does not reflect contingent payments from the buyer of up to $8,400,000, which will be recognized if and when they are realized.

9. Income Taxes

    Allscripts has made no provision (benefit) for income taxes, as it anticipates at this time that the annual effective income tax rate will be minimal or zero.

10. Pro Forma Information

    If the offering contemplated by this prospectus is consummated, all of the outstanding shares of Allscripts' convertible preferred stock would automatically be converted into common stock. Additionally, 19,958 shares of common stock are issuable upon the closing of the offering, pursuant to a contingent share payment obligation. Allscripts has presented a pro forma balance sheet as if this conversion and contingent stock issuance happened on March 31, 1999 and pro forma net income (loss) per share information as if these transactions happened as of January 1, 1999.

    Upon the closing of the offering, 1,000,000 shares of undesignated preferred stock, par value $0.01 per share, and 75,000,000 shares of common stock, par value $0.01 per share, will be authorized.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
    The following unaudited condensed consolidated pro forma financial information is based on the actual financial statements of Allscripts during the periods presented, adjusted to give effect to (1) the change in the number of authorized common shares of Allscripts upon its reincorporation in Delaware,
(2) the issuance of additional shares related to a contingent payment obligation, (3) the redemption of the Redeemable Preferred Shares upon the closing of the initial public offering, (4) the Conversion of Preferred Shares Series A, B, C, D, F, and G into common shares upon the closing of the initial public offering, and (5) the additional accretion of the Series H preferred shares due to the initial public offering, collectively referred to as the "Pro Forma Adjustments."

    The unaudited condensed consolidated pro forma financial information for the fiscal year ended December 31, 1998 and for the three-month period ended March 31, 1999, gives effect to the Pro Forma Adjustments as if they had occurred on January 1, 1998. The unaudited condensed consolidated pro forma balance sheet at March 31, 1999 gives effect to the pro forma adjustments as if they occurred on March 31, 1999. The adjustments are described in the accompanying notes.

    The pro forma consolidated financial information does not purport to represent what Allscripts' results of operations would actually have been had the Pro Forma Adjustments in fact occurred on such date or to project Allscripts' results of operations for any future period. The pro forma financial information should be read in conjunction with the consolidated financial statements included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    On May 2, 1999, Allscripts' Board of Directors adopted and, on June 18, 1999, Allscripts' shareholders approved, a one-for-six reverse split of its common stock. All references in the unaudited condensed consolidated pro forma financial information to number of shares, as well as per share amounts and average number of shares outstanding, have been restated to reflect the stock split as if it had been effective on January 1, 1998.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                              As of March 31, 1999
                                 (In thousands)

                                             Pro forma adjustments
                                   --------------------------------------------------
                                   Settlement   Redemption
                                       of           of        Conversion
                                   contingent   redeemable        of        Series H
                                    payment     preferred     preferred       and I       Pro
                          Actual   obligation     shares        shares      accretion    forma
                          -------  ----------   ----------    ----------    ---------   -------
ASSETS
Cash....................  $ 8,023                                                       $ 8,023
Accounts receivable, net
 of allowances of
 $4,532.................    9,390                                                         9,390
Inventories.............    2,396                                                         2,396
Prepaid and other
 assets.................      169                                                           169
                          -------                                                       -------
 Total current assets...   19,978                                                        19,978
Other assets............    2,550                                                         2,550
                          -------                                                       -------
 Total assets...........  $22,528                                                       $22,528
                          =======                                                       =======
LIABILITIES
Note payable............  $ 5,400                                                       $ 5,400
Accounts payable........    8,569                                                         8,569
Accrued expenses........    1,292                                                         1,292
                          -------                                                       -------
 Total current
  liabilities...........   15,261                                                        15,261
Long-term debt..........       59                                                            59
                          -------                                                       -------
 Total liabilities......   15,320                                                        15,320
Redeemable preferred
 shares:
 Series I...............    8,766                $ (9,359)(c)                 $ 593 (e)     --
 Series J...............   12,606                 (12,606)(c)                               --
 Series H...............   11,874                 (11,983)(c)                   109 (e)     --
                          -------
                           33,246
SHAREHOLDERS' EQUITY
(DEFICIT)
Preferred shares
 (convertible)(a):
 Series A...............    1,050                              $(1,050)(d)                  --
 Series B...............      533                                 (533)(d)                  --
 Series C...............    2,188                               (2,188)(d)                  --
 Series D...............    1,833                               (1,833)(d)                  --
 Series F...............    2,493                               (2,493)(d)                  --
 Series G...............      622                                 (622)(d)                  --
Common shares:
 $0.01 par value,
  125,000,000 shares
  authorized, 8,815,599
  issued outstanding,
  actual; 75,000,000
  shares authorized,
  14,237,897 shares
  issued and
  outstanding, pro forma
  (a)...................       88                      21 (c)       30 (d)                  139
 Treasury stock at
  cost..................      (68)                                                          (68)
 Unearned compensation..   (2,055)                                                       (2,055)
 Additional paid-in
  capital...............   16,758    $ 319 (b)     33,927 (c)    8,689 (d)     (702)(e)  58,991
 Accumulated deficit....  (49,480)    (319)(b)                                          (49,799)
                          -------    -----       --------      -------        -----     -------
 Total shareholders'
  equity (deficit)......  (26,038)     --          33,948          --          (702)      7,208
 Total liabilities,
  redeemable preferred
  shares
  and shareholders'
  equity (deficit)......  $22,528    $ --        $    --       $   --         $ --      $22,528
                          =======    =====       ========      =======        =====     =======


 See accompanying notes to unaudited condensed consolidated pro forma financial information.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                          Year Ended December 31, 1998
                (In thousands, except share and per share data)

                             Actual                  Pro forma adjustments
                          ------------ ------------------------------------------------------
                                       Settlement of   Redemption
                           Year Ended   contingent    of redeemable   Conversion    Series H
                          December 31,    payment       preferred    of preferred     and I
                              1998      obligation       shares         shares      accretion   Pro forma
                          ------------ -------------  -------------  ------------   ---------   ----------
Revenue.................   $  23,682                                                            $   23,682
Cost of revenue.........      17,320                                                                17,320
                           ---------                                                            ----------
Gross profit............       6,362                                                                 6,362
Selling, general and
 administrative
 expenses...............      12,658                                                                12,658
Amortization of
 intangibles............         372                                                                   372
Other operating
 expenses...............         430      $  319 (b)                                                   749
                           ---------      ------                                                ----------
Loss from operations....      (7,098)       (319)                                                   (7,417)
Interest expense........         596         --                                                        596
                           ---------      ------                                                ----------
Loss from continuing
 operations.............      (7,694)       (319)                                                   (8,013)
Accretion of mandatory
 redemption value of
 preferred shares and
 accrued dividends on
 preferred shares.......      (2,415)                   $   1,927(f)                  $(794)(g)     (1,282)
                           ---------                    ---------                     -----     ----------
Net loss from continuing
 operations attributable
 to common
 shareholders...........   $ (10,109)     $ (319)       $   1,927                     $(794)    $   (9,295)
                           =========      ======        =========                     =====     ==========
Basic and diluted loss
 per share from
 continuing operations..   $   (1.66)                                                           $    (0.84)
                           =========                                                            ==========
Weighted average shares
 outstanding (basic and
 diluted)...............   6,075,803      19,958 (b)    1,963,375(h)  2,977,483(d)              11,036,619
                           =========      ======        =========     =========                 ==========


 See accompanying notes to unaudited condensed consolidated pro forma financial information.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                       Three Months Ended March 31, 1999
                (In thousands, except share and per share data)

                           Actual                   Pro forma adjustments
                          ---------  -----------------------------------------------------
                            Three
                           months    Settlement of Redemption of
                            ended     contingent    redeemable    Conversion of  Series H
                          March 31,     payment      preferred      preferred      and I
                            1999      obligations     shares         shares      accretion  Pro forma
                          ---------  ------------- -------------  -------------  ---------  ----------
Revenue.................  $   6,028                                                         $    6,028
Cost of revenue.........      4,565                                                              4,565
                          ---------                                                         ----------
Gross profit............      1,463                                                              1,463
Selling, general and
 administrative
 expenses...............      3,550                                                              3,550
Amortization of
 intangibles............         93                                                                 93
                          ---------                                                         ----------
Loss from operations....     (2,180)                                                            (2,180)
Interest expense........       (109)                                                              (109)
                          ---------                                                         ----------
Loss from continuing
 operations.............     (2,289)                                                            (2,289)
Accretion of mandatory
 redemption value of
 preferred shares and
 accrued dividends on
 preferred shares.......       (699)                 $     608(f)                  $ 91(g)         --
                          ---------                  ---------                     ----     ----------
Net loss from continuing
 operations attributable
 to common
 shareholders...........  $  (2,988)                 $     608                     $ 91     $   (2,289)
                          =========                  =========                     ====     ==========
Basic and diluted loss
 per share from
 continuing operations..  $   (0.35)                                                        $    (0.17)
                          =========                                                         ==========
Weighted average shares
 outstanding (basic and
 diluted)...............  8,489,665     19,958(b)    1,963,375(h)   2,977,483(d)            13,450,481
                          =========     ======       =========      =========               ==========

    See accompanying notes to the unaudited condensed consolidated pro forma financial information.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                             FINANCIAL INFORMATION

    The following is an explanation of the pro forma adjustments.

(a) On May 2, 1999, the Board of Directors approved, and, on June 18, 1999, the shareholders approved, the reincorporation of Allscripts in the State of Delaware. This adjustment reflects the change in the number of authorized shares of common stock to 75,000,000 and the number of shares of authorized undesignated preferred stock to 1,000,000.

(b)Other operating expenses$ 319
Additional paid-in capital (319)

   This adjustment reflects an additional issuance of 19,958 common shares at an initial public offering price of $16.00 per share, issuable upon the closing of the initial public offering by the terms of a contingent payment obligation in connection with an acquisition Allscripts made in 1995.

 (c)Series I redeemable preferred shares $          9,359
 Series J redeemable preferred shares              12,606
 Series H redeemable preferred shares              11,983
 Common stock                                         (21)
 Additional paid-in capital                       (33,927)

   This adjustment reflects:

  . the mandatory redemption of 1,339,241 Series I redeemable preferred shares, including the payment of cumulative dividends of $704,954, and the reduction of the number of issued and outstanding shares from 1,339,241 (actual) to none (pro forma).

  . the redemption of 1,803,838 Series J redeemable preferred shares, including the payment of cumulative dividends of $949,510, the reduction of the number of authorized shares from 1,812,903 (actual) to none (pro forma) and the reduction of the number of issued and outstanding shares from 1,803,838 (actual) to none (pro forma).

  . the redemption of 1,361,775 Series H redeemable preferred shares, including the payment of cumulative dividends of $3,183,430, and the reduction of the number of issued and outstanding shares from 1,361,775 (actual) to none (pro forma).

  . the issuance of 2,121,750 shares of common stock in the initial public offering, at a price of $16.00 per share, the proceeds of which would be sufficient to redeem the Series H, I, and J redeemable preferred shares.

 (d)Series A preferred shares $ 1,050
 Series B preferred shares        533
 Series C preferred shares      2,188
 Series D preferred shares      1,833
 Series F preferred shares      2,493
 Series G preferred shares        622
 Common shares                     (30)
 Additional paid-in capital    (8,689)

   This adjustment reflects:

  .the conversion of 1,050,000 Series A preferred shares to 152,161 common shares.

  .the conversion of 533,333 Series B preferred shares to 207,850 common shares.

  .the conversion of 2,187,501 Series C preferred shares to 885,447 common shares.

  .the conversion of 1,833,334 Series D preferred shares to 1,061,511 common shares.

  .the conversion of 2,492,781 Series F preferred shares to 415,441 common shares.

  .the conversion of 621,819 Series G preferred shares to 255,073 common shares.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                      FINANCIAL INFORMATION -- (Continued)


 (e)Additional paid-in capital        $ 702
 Series I redeemable preferred shares  (593)
 Series H redeemable preferred shares  (109)

   This adjustment reflects the accelerated accretion of Series H and Series
   I redeemable preferred shares due to the initial public offering.
(f) This adjustment reflects the reversal of accrued dividends during the period on redeemable preferred shares.
(g) This adjustment reflects the accretion on Series H and Series I redeemable preferred shares assuming redemption occurred on January 1, 1998.
(h) This adjustment reflects the issuance of 1,963,375 shares of common stock in the initial public offering at a price of $16.00 per share, the proceeds of which would be sufficient to redeem the Series H, Series I and Series J redeemable preferred shares as if the transaction occurred on January 1, 1998.

                                  UNDERWRITING

    Allscripts and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Wit Capital Corporation are the representatives of the Underwriters.

                                                                       Number of
                                Underwriters                            Shares
                                ------------                           ---------
      Goldman, Sachs & Co. ........................................... 1,925,000
      Bear, Stearns & Co. Inc. ....................................... 1,925,000
      CIBC World Markets Corp. ....................................... 1,925,000
      Wit Capital Corporation ........................................   175,000
      A.G. Edwards & Sons, Inc. ......................................   150,000
      EVEREN Securities, Inc. ........................................   150,000
      Hambrecht & Quist LLC ..........................................   150,000
      Advest, Inc. ...................................................   100,000
      Robert W. Baird & Co. Incorporated .............................   100,000
      William Blair & Company, L.L.C. ................................   100,000
      J.C. Bradford & Co. ............................................   100,000
      Gruntal & Co., L.L.C. ..........................................   100,000
      U.S. Bancorp Piper Jaffray Inc. ................................   100,000
                                                                       ---------
          Total....................................................... 7,000,000
                                                                       =========

    If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 1,050,000 shares from Allscripts to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by Allscripts. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                   Paid by Allscripts
                                   ------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per Share......................................  $     1.12   $     1.12
      Total..........................................  $7,840,000   $9,016,000

    Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.67 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    At the request of Allscripts, the Underwriters have reserved up to 350,000 shares of common stock for sale to certain directors, employees and associates of Allscripts at the initial public offering price. There can be no assurance that any of the reserved shares will be purchased. The number of shares available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

    Allscripts, its directors, officers and certain other securityholders have agreed with the Underwriters not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be negotiated among Allscripts and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Allscripts' historical performance, estimates of Allscripts' business potential and earnings prospects, an assessment of Allscripts' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital Corporation. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Purchases of shares from Wit Capital are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 65 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with Allscripts, or any of its founders or significant stockholders.

    The common stock has been approved for quotation on the Nasdaq National Market under the symbol "MDRX".

    In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Allscripts estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,100,000.

    Allscripts has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                --------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  32
Management...............................................................  42
Certain Relationships and Related Party Transactions.....................  50
Principal Stockholders...................................................  52
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  57
Legal Matters............................................................  58
Experts..................................................................  58
Where to Find More Information...........................................  58
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

                                --------------

   Through and including August 17, 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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                                7,000,000 Shares

                                Allscripts, Inc.

                                  Common Stock


                                --------------

                              [ALLSCRIPTS LOGO]

                                --------------


                              Goldman, Sachs & Co.

                            Bear, Stearns & Co. Inc.

                               CIBC World Markets

                            Wit Capital Corporation

                      Representatives of the Underwriters


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